UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a – 101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant  ☒                     Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to R240.14a-12

VMware, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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VMWARE, INC.

NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 26, 2016

To the Stockholders of VMware, Inc.:

Notice is hereby given that the Annual Meeting of Stockholders of VMware, Inc., a Delaware corporation, will be held at VMware’s office at 3425 Hillview Avenue, Palo Alto, California 94304, on Thursday, May 26, 2016, at 9:00 a.m. Pacific Time. We will also offer a webcast of the Annual Meeting on the Investor Relations page of our website at http://ir.vmware.com. The webcast will be available on our website for approximately 60 days following our meeting.

We are holding the meeting for the following purposes:

1.	to elect three members nominated by us to the Board of Directors to serve as Class III, Group I directors, to be elected by our sole Class B common stockholder, each for a three-year term expiring at the 2019 Annual Meeting of Stockholders;

2.	to vote, on an advisory basis, to approve named executive officer compensation;

3.	to ratify the selection by the Audit Committee of our Board of Directors of PricewaterhouseCoopers LLP as our independent auditor for the fiscal year ending December 31, 2016; and

4.	to transact any and all other business that may properly come before the meeting or any adjournments thereof.

All stockholders of record of our common stock at the close of business on March 31, 2016, the record date, are entitled to notice of and to vote at this meeting and any adjournments thereof.

Class A common stockholders may cast their votes by completing a proxy. Whether or not you plan to attend the meeting, please cast your vote as instructed in the Notice Regarding the Availability of Proxy Materials and as explained in the answers to “If I wish to vote in person, how do I vote?” and “If I want to vote via the Internet or by telephone, how do I vote?” on page 4 of the proxy statement, over the Internet or by telephone, as promptly as possible. You may also request a paper proxy card to submit your vote by mail, if you prefer. We encourage you to vote via the Internet. Internet voting is convenient, helps reduce the environmental impact of our Annual Meeting and saves us significant postage and processing costs.

By order of the Board of Directors

/s/ S. DAWN SMITH
S. DAWN SMITH
Senior Vice President, Chief Legal Officer, Chief Compliance Officer and Secretary

Palo Alto, California

April 13, 2016

Page

General Information	1

Appendix A: Reconciliation of GAAP to Non-GAAP Data	A-1

i

VMWARE, INC.

3401 Hillview Avenue

Palo Alto, California 94304

PROXY STATEMENT

GENERAL INFORMATION

Why am I receiving these materials?

We have made these materials available to you on the Internet or, upon your request, have delivered printed versions of these materials to you by mail, in connection with the Board of Directors’ solicitation of proxies for use at our 2016 Annual Meeting of Stockholders (the “Annual Meeting”), which will take place on Thursday, May 26, 2016 at 9:00 a.m. Pacific Time, at VMware’s office at 3425 Hillview Avenue, Palo Alto, California 94304. References to “VMware,” the “Company,” “we” and “our” in this proxy statement refer to VMware, Inc., a Delaware corporation. We are making this proxy statement available on the Internet and mailing the Notice of Internet Availability of Proxy Materials to our stockholders on or about April 13, 2016. Our stockholders are invited to attend the Annual Meeting and are requested to vote on the proposals described in this proxy statement.

What is included in these materials?

These materials include:

•	our proxy statement for the Annual Meeting; and

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which includes our audited consolidated financial statements.

If you requested printed versions of these materials by mail, these materials also include the proxy card for the Annual Meeting.

What items will be voted on at the Annual Meeting?

There are three items that are scheduled to be voted on at the Annual Meeting:

•

election of three members nominated by us to the Board of Directors to serve as Class III, Group I directors, for election by our sole Class B common stockholder, each for a three-year term expiring at the 2019 Annual Meeting of Stockholders;

•	an advisory vote to approve named executive officer compensation; and

•	ratification of the selection by the Audit Committee of our Board of Directors of PricewaterhouseCoopers LLP as our independent auditor for the fiscal year ending December 31, 2016.

We are not aware of any matters to be presented at the Annual Meeting other than those described in this proxy statement. If any matters not described in the proxy statement are properly presented at the meeting, the proxy holders will use their discretion to determine how to vote your shares.

What are the Board of Directors’ voting recommendations?

The Board of Directors recommends that our stockholders vote:

•

FOR Proposal 1, the election of the Class III, Group I director nominees, as listed under “Election of Directors,” to serve until their successors are elected and qualified (only EMC Corporation (“EMC”), our Class B common stockholder, can cast votes for the Class III, Group I directors);

•

FOR Proposal 2, the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in “Compensation Discussion and Analysis,” the “Summary Compensation Table” and other related tables and disclosures contained in this proxy statement; and

•

FOR Proposal 3, the ratification of the selection by the Audit Committee of our Board of Directors of PricewaterhouseCoopers LLP as VMware’s independent auditor for the fiscal year ending December 31, 2016.

The Board of Directors expects EMC, the sole holder of our Class B common stock, to vote in accordance with the recommendations made by our Board of Directors for each of the three proposals. EMC has the voting power to adopt and approve all proposals to be voted on at the Annual Meeting. Based on its ownership as of the close of business on March 31, 2016 (the “Record Date”), EMC holds approximately 81.0% of the outstanding shares of VMware’s common stock, representing approximately 97.4% of the combined voting power of our common stock.

Where are VMware’s principal executive offices located, and what is VMware’s main telephone number?

VMware’s principal executive offices are located at 3401 Hillview Avenue, Palo Alto, California 94304. VMware’s main telephone number is (650) 427-5000.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

As permitted by the U.S. Securities and Exchange Commission (“SEC”) rules, we are furnishing proxy materials to our stockholders via the Internet, rather than mailing printed copies of those materials to each stockholder. If you received a “Notice Regarding the Availability of Proxy Materials” (the “Proxy Notice”) by mail, you will not receive a printed copy of the proxy materials unless you request one by following the instructions included in the Proxy Notice. Instead of the printed copy, the Proxy Notice provides instructions as to how you may access the proxy materials and your proxy card to vote via the Internet.

We are making this proxy statement available via the Internet and by mailing the Proxy Notice to our stockholders on or about April 13, 2016.

Why didn’t I receive a notice in the mail regarding the Internet availability of the proxy materials?

We are providing some of our stockholders, including stockholders who have previously requested to receive paper copies of the proxy materials and some of our stockholders who are living outside of the United States, with paper copies of the proxy materials instead of a notice about the Internet availability of the proxy materials.

In addition, we are providing notice of the availability of the proxy materials by e-mail to those stockholders who have previously elected delivery of the proxy materials electronically. Those stockholders should have received an e-mail containing a link to the website where the proxy materials are available and a link to the proxy voting website.

How can I access the proxy materials over the Internet?

Your Proxy Notice, proxy card or voting instruction card contains instructions on how to:

•	view our proxy materials for the Annual Meeting via the Internet; and

•	instruct us to send our future proxy materials to you electronically by e-mail.

Our proxy materials are also available on the Investor Relations page of our website at http://ir.vmware.com.

How can I obtain a separate set of voting materials?

If you and other residents with the same last name at your mailing address own shares of common stock in street name, your broker or bank may have sent you a notice explaining that your household will receive only one annual report and proxy statement for each company in which you hold stock through that broker or bank. This practice of sending only one copy of proxy materials is known as “householding.” If you received a householding communication, your broker will send one copy of VMware’s 2016 proxy statement to your address, unless contrary instructions were given by any stockholder at that address. If you received multiple copies of the proxy materials this year and you wish to reduce the number of reports you receive in the future and save VMware the cost of printing and mailing these reports, your broker will discontinue the mailing of reports on the accounts you select if you follow the related instructions provided when you vote via the Internet.

You may revoke your consent to householding at any time by contacting Broadridge Financial Solutions, Inc. (“Broadridge”), either by calling toll free at (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if your household received a single set of proxy materials for this year, but you would prefer to receive your own copy, we will promptly send a copy to you if you (1) go to www.proxyvote.com and request a copy, (2) call us at 650-427-2892, or (3) address your written request to:

Investor Relations at VMware, Inc.

3401 Hillview Avenue

Palo Alto, CA 94304

Who may vote at the Annual Meeting?

If you owned VMware’s Class A common stock or Class B common stock at the close of business on the Record Date, then you may attend and vote at the meeting. We have two classes of authorized common stock: Class A common stock and Class B common stock. As of the close of business on the Record Date, VMware had 424,085,752 shares of common stock outstanding and entitled to vote, of which 124,085,752 shares are Class A common stock and 300,000,000 shares are Class B common stock.

A complete list of stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder for any purpose germane to the Annual Meeting for ten days prior to the Annual Meeting during ordinary business hours at our headquarters located at 3401 Hillview Avenue, Palo Alto, California 94304.

How much voting power does EMC have in VMware, and how does it affect the proposals being voted on at the Annual Meeting?

As of the Record Date, EMC, our parent and controlling stockholder, holds all of the outstanding Class B common stock and 43,025,308 shares, or approximately 34.7%, of the outstanding Class A common stock, representing approximately 97.4% of the combined voting power of our common stock. Five members of our Board of Directors—Joseph Tucci, Michael Brown, Donald Carty, John Egan and Paul Sagan—also serve as members of the board of directors of EMC. Mr. Tucci, the Chairman of our Board of Directors, is also the Chairman and Chief Executive Officer of EMC. Additionally, Paul Maritz, one of our directors, is the Executive Chairman of the board of directors of Pivotal Software, Inc. (“Pivotal”), a majority-owned subsidiary of EMC in which VMware has an ownership interest.

The holders of Class A common stock and Class B common stock will vote together as a single class on all matters described in the proxy materials for which Class A common stockholder votes are being solicited. The election of the Class III, Group I directors nominated for election at the Annual Meeting will be voted on solely by EMC as the holder of all of our outstanding Class B common stock. The holder of Class B common stock is entitled to ten votes per share, except in relation to the election of the Class I, Group II director (who is not up for election at this year’s Annual Meeting), in which it is entitled to one vote per share. The holders of Class A common stock are entitled to one vote per share on all matters to be voted on at the Annual Meeting for which Class A common stockholder votes are being solicited, which include (1) an advisory vote on named executive officer compensation, and (2) ratification of the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as VMware’s independent auditor for the fiscal year ending December 31, 2016.

How many votes must be present to hold the Annual Meeting?

In order to conduct any business at the Annual Meeting, a quorum must be present in person or represented by valid proxies. Except with respect to the election of our Class III, Group I directors, holders of shares representing a majority of the total outstanding shares of our common stock on the Record Date entitled to vote at the Annual Meeting, represented in person or by proxy, constitute a quorum. For the election of the Class III, Group I director nominees, holders of a majority of the outstanding shares of our Class B common stock, represented in person or by proxy, constitute a quorum. Abstentions are considered present for purposes of determining the presence of a quorum. Broker non-votes, as defined below, are also considered present for purposes of determining the presence of a quorum so long as the shares represented by broker non-votes are voted for, against or in abstention for at least one proposal presented at the Annual Meeting. Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against or abstained, if you (i) are present and vote in person at the meeting, or (ii) have voted via the Internet, by telephone or by properly submitting a proxy card or voting instruction form by mail.

If I want to vote via the Internet or by telephone, how do I vote?

All Class A common stockholders as of the Record Date have three options for submitting their votes prior to the Annual Meeting:

•	via the Internet at www.proxyvote.com (please see your proxy card or Proxy Notice for instructions); or

•	by phone (please see your proxy card for instructions); or

•	by requesting, completing and mailing in a paper proxy card, as outlined in the Proxy Notice.

If you submit your vote via the Internet, you may also elect to receive future proxy and other materials electronically by following the relevant instructions when you vote. You may vote using the Internet and telephone voting facilities until 11:59 p.m., Eastern Time on May 25, 2016. We encourage you to vote via the Internet. If you vote via the Internet, you should be aware that you may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers, and that these costs must be borne by you. If you vote via the Internet or telephone, then you do not need to return a proxy card by mail. If your shares are held by a bank, broker or other agent, please refer to the instructions they provide for voting your shares.

If I wish to vote in person, how do I vote?

If you are a stockholder of record on the Record Date, you may vote in person at the Annual Meeting. We will give you a ballot when you arrive. If you are a beneficial owner of shares held in street name and you wish to vote in person at the Annual Meeting, you must first obtain a legal proxy from the organization that holds your shares and bring that legal proxy with you to the Annual Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner of shares held in street name?

Stockholder of Record. If, as of the Record Date, your shares were registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, LLC, you are considered the stockholder of record with respect to those shares, and the Proxy Notice was sent directly to you by VMware.

Beneficial Owner of Shares Held in Street Name. If, as of the Record Date, your shares were held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Proxy Notice was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

How do I attend the Annual Meeting?

Stockholders who wish to attend the Annual Meeting will be required to present verification of ownership of VMware common stock, such as a bank or brokerage firm account statement, as of the Record Date. All stockholders who attend the Annual Meeting will be required to present a valid government-issued picture identification, such as a driver’s license or passport. Registration will begin at 8:15 a.m. Pacific Time. Persons who arrive after the meeting commences or who do not present appropriate verification of ownership and personal identification, will not be admitted into the Annual Meeting.

What happens if I do not give specific voting instructions?

Stockholders of Record. If you are a stockholder of record and you:

•	indicate when voting via the Internet or by telephone that you wish to vote as recommended by our Board of Directors; or

•	sign and return a proxy card without giving specific voting instructions,

•

then the proxy holders will vote your shares in the manner recommended by our Board on all matters presented in this proxy statement and as the proxy holders may determine, in their discretion, with respect to any other matters properly presented for a vote at the meeting.

If you are a stockholder of record and you do not (1) vote via the Internet or by telephone, (2) return a proxy card, or (3) cast your ballot at the Annual Meeting, then your shares will not be voted and will not be considered present for the purpose of establishing a quorum.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not give the organization that holds your shares specific voting instructions, under the rules of various national and regional securities exchanges, that organization may generally vote your shares on routine proposals but not on non-routine proposals. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine proposal, that organization will indicate that it does not have the authority to vote your shares on that non-routine proposal and this is called a “broker non-vote.” For a discussion of broker non-votes, see the question below entitled “What are broker non-votes, and how will they affect the vote on a proposal?” We encourage you to give voting instructions to the organization that holds your shares by carefully following the instructions provided in the Proxy Notice.

What are broker non-votes, and how will they affect the vote on a proposal?

A “broker non-vote” occurs when (1) a broker or other nominee holds shares for a beneficial owner, (2) the beneficial owner has not given the respective broker specific voting instructions, (3) the matter is non-routine in nature and (4) there is at least one routine proposal presented at the meeting (such as Proposal 3 at this Annual Meeting).

Under applicable rules, a broker or other nominee has discretionary voting power only with respect to proposals that are considered “routine,” but not with respect to “non-routine” proposals. A broker or other nominee cannot vote on non-routine proposals without having received instructions on how to vote from the beneficial owner. With respect to Proposal 2, broker non-votes will be considered present for the purpose of determining the presence of a quorum, but will have no effect on stockholder approval.

The effect of broker non-votes on each proposal scheduled to be voted on at the Annual Meeting is summarized in the table below:

	Proposal 1: Election of Class III, Group I Directors	Proposal 2: Advisory Vote to Approve Named Executive Officer Compensation	Proposal 3: Ratification of Selection of Independent Auditor
Nature of the Proposal	Non-routine	Non-routine	Routine

Possibility of broker non-votes on the Proposal	No*	Yes	No

Status of broker non-votes for purposes of determining whether stockholder approval has been obtained for the Proposal	Not Applicable*	Broker non-votes are not deemed to be votes cast	Not Applicable

Status of broker non-votes for quorum purposes	Not Applicable*	Deemed present	Not Applicable

*	Election of Class III, Group I directors may only be voted on by EMC, as the holder of all of our outstanding shares of Class B common stock. EMC is the stockholder of record of our Class B common stock, and no shares of our Class B common stock are held in street name. Therefore, broker non-votes are not applicable to the election of Class III, Group I directors.

How are abstentions treated?

Abstentions are counted for purposes of determining whether a quorum is present. Shares not present at the meeting and shares voting “ABSTAIN” have no effect on the election of directors (Proposal 1) or the ratification of the selection of the independent auditor (Proposal 3). For the purpose of determining whether the stockholders have approved all other matters, abstentions have the same effect as an “AGAINST” vote.

What is the voting requirement to approve each of the proposals?

Proposal 1—Election of Directors

Each director nominee will be elected if a majority of the votes cast by the holder of Class B common stock at the Annual Meeting are cast “FOR” such nominee.

Proposal 2—Advisory Vote to approve Named Executive Officer Compensation

The non-binding advisory vote on Named Executive Officer Compensation will be approved if more votes are cast “FOR” this proposal than are cast “AGAINST” this proposal. Each share of Class A common stock is entitled to one vote, and each share of Class B common stock is entitled to ten votes, on this proposal.

Proposal 3—Ratification of the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP (“PwC”) as our independent auditor for the fiscal year ending December 31, 2016

The selection of PwC as our auditor will be ratified if more votes are cast “FOR” this proposal than are cast “AGAINST” this proposal. Each share of Class A common stock is entitled to one vote, and each share of Class B common stock is entitled to ten votes, on this proposal.

Can I change or revoke my proxy after I have voted?

You have the right to revoke your proxy at any time before it is voted at the Annual Meeting by:

•	attending the Annual Meeting and voting in person;

•	signing and delivering a new proxy relating to the same shares and bearing a later date than the original proxy; or

•	sending a signed, written notice of revocation, which is dated later than the date of the proxy and states that the proxy is revoked, to:

Attention: Secretary

Legal Department at VMware, Inc.

3401 Hillview Avenue

Palo Alto, CA 94304

Please note, as mentioned above, that if you are a beneficial owner, and not a holder of record, of shares, you may not vote your shares in person at the Annual Meeting unless you first obtain a legal proxy from your bank, brokerage firm or other agent who holds your shares in street name and then bring that legal proxy with you to the Annual Meeting.

If your shares are held by your bank, brokerage firm or other agent as a nominee or agent, you should follow the instructions provided by your bank, brokerage firm or agent.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within VMware or to third parties, except:

•	as necessary to meet applicable legal requirements;

•	to allow for the tabulation and certification of votes; and

•	to facilitate a successful proxy solicitation.

Occasionally, stockholders provide written comments on their proxy cards, which may be forwarded to management and our Board of Directors.

Who will count the votes?

Votes will be counted by the inspector of election appointed for the Annual Meeting by the Board of Directors. The inspector of elections will separately count “FOR” and “AGAINST” votes, abstentions and broker non-votes.

Where can I find the voting results of the Annual Meeting?

The final voting results will be reported in a Form 8-K that we expect to file with the SEC within four business days of the Annual Meeting. Once filed, that Form 8-K will be available on the Investor Relations page of our website. We also expect to announce preliminary voting results at the Annual Meeting, which will be webcast on the Investor Relations page of our website.

Who is paying for the cost of this proxy solicitation?

The expenses of preparing, printing and assembling the materials used in the solicitation of proxies on behalf of the Board of Directors are borne by VMware. In addition to the solicitation of proxies by mail, VMware may use the services of certain of its employees (for no additional compensation) to solicit proxies personally and by mail, telephone and electronic means from brokerage firms and other stockholders.

Is any other business scheduled to be presented for consideration at the Annual Meeting?

As of the date of this proxy statement, VMware has no knowledge of any business to be presented for consideration at the Annual Meeting other than the proposals described in the Proxy Notice. Under our bylaws, no business may be brought before our Annual Meeting except pursuant to our notice of meeting, by or at the direction of the Board of Directors, or by a stockholder who was a stockholder of record as of the Record Date and who complies with the applicable notice provisions set forth in our bylaws. The deadline under VMware’s bylaws for Class A common stockholders to notify VMware of any director nominations or proposals to be presented at the Annual Meeting passed on February 27, 2016. However, EMC is entitled to propose business to be considered at any meeting of stockholders without compliance with the notice requirements and procedures of our bylaws. If any other business should properly come before the Annual Meeting, the persons appointed by the enclosed form of proxy shall have discretionary authority to vote all such proxies as they shall decide.

The enclosed form of proxy gives each of Zane Rowe, our Chief Financial Officer and Executive Vice President, and S. Dawn Smith, our Senior Vice President, Chief Legal Officer, Chief Compliance Officer and Secretary, discretionary authority to vote your shares in accordance with his or her best judgment with respect to all additional matters that might come before the Annual Meeting, provided that the enclosed form of proxy is properly authorized by you.

What is the deadline to make a stockholder proposal eligible for inclusion in next year’s proxy statement?

To be eligible for inclusion in VMware’s proxy statement for the 2017 annual meeting of stockholders, stockholder proposals must be received at VMware’s principal executive offices no later than December 14, 2016. Stockholder proposals should be addressed to:

Legal Department at VMware Inc.

3401 Hillview Avenue,

Palo Alto, CA 94304

What is the deadline to propose actions for consideration at the 2017 annual meeting of stockholders or to nominate individuals to serve as directors?

Under our bylaws, director nominations may be made only by the Board of Directors, a nominating committee of the Board of Directors, a person appointed by the Board of Directors or by a stockholder entitled to vote who has delivered notice to the attention of the Secretary, Legal Department at the principal executive offices of VMware (containing certain information specified in the bylaws) (i) not less than 90 days nor more than 120 days prior to the anniversary date of the preceding year’s annual meeting, or (ii) if the meeting is called for a date more than 30 days before or after such anniversary date, not earlier than the close of business on 120 days prior to such annual meeting and not later than the close of business on the later of (a) 90 days prior to such annual meeting and (b) the tenth day following the date of public announcement of such meeting is first made by VMware. The bylaws also provide that no business may be brought before an annual meeting except as specified in the notice of the annual meeting or as otherwise brought before the annual meeting by or at the direction of the Board of Directors, the presiding officer or by a stockholder entitled to vote at such annual meeting who has delivered notice to the Secretary at the principal executive offices of VMware (containing certain information specified in our bylaws) within the periods prior to the meeting specified in the preceding sentence. In each case, stockholders must also comply with the procedural requirements in our bylaws.

Any holder of our Class A common stock who wishes to bring a proposal or nominate a person for election to the Board of Directors at VMware’s 2017 annual meeting of stockholders must provide written notice of the proposal or nomination to the attention of VMware’s Secretary, Legal Department, at our address specified above, on or after January 26, 2017 and no later than February 25, 2017.

Our bylaws also provide that until such time that EMC ceases to hold at least a majority of the voting power of our Class A common stock and Class B common stock voting together as a single class, EMC is entitled to propose business to be considered at any meeting of stockholders and to nominate persons for election to the Board of Directors without compliance with the notice procedure described in the two preceding paragraphs.

These requirements are separate and apart from the requirements that a stockholder must meet in order to have a stockholder proposal included in VMware’s proxy statement under Rule 14a-8 of the Securities Exchange Act of 1934 as described above. A copy of the full text of the bylaw provisions discussed above may be obtained from the Governance subsection of the Investor Relations page of our website at http://ir.vmware.com. Our bylaws are also on file with the SEC and are available through its website at http://www.sec.gov.

How do I contact VMware’s Board of Directors?

Our Board of Directors provides a process for VMware stockholders and other interested parties to send communications to the Board of Directors, including to non-management directors. Any person who desires to contact the non-management directors or the entire Board of Directors may do so by sending an e-mail to ContactTheBoard@vmware.com. Under a process approved by the Compensation and Corporate Governance Committee, VMware’s Secretary is responsible for the review of all communications received by VMware and addressed to the Board of Directors, including the non-management members, and each quarter prepares for the Compensation and Corporate Governance Committee’s review a summary report of all communications and copies of all communications, other than spam, junk mail, mass mailings, product complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material. Communications deemed by the Secretary to be of an urgent nature are reported promptly to the Chair of the Compensation and Corporate Governance Committee. Directors may at any time review a log of all correspondence received by VMware that is addressed to members of the Board of Directors and request copies of any correspondence.

Our Audit Committee also provides a process to send communications directly to the committee about VMware’s accounting, internal accounting controls or audit-related matters. Any person who desires to contact the Audit Committee regarding such matters may do so by sending an e-mail to AuditCommitteeChair@vmware.com.

OUR BOARD OF DIRECTORS AND NOMINEES

Our Board of Directors is currently composed of nine members. The number of directors constituting our Board of Directors may be set by resolution of the Board of Directors from time to time. However, the Board of Directors may not consist of less than six directors or more than twelve directors.

The Board of Directors is divided into two groups, Group I and Group II. The holder of Class B common stock, voting separately as a class, is entitled to elect directors representing a minimum of 80% of the total number of the directors constituting our Board of Directors, without vacancies. These directors are Group I directors. Holders of Class A common stock and Class B common stock, voting together as a single class, are entitled to elect the remaining number of directors. These directors are Group II directors.

Our Board of Directors is also divided into three classes, with each class serving for a staggered three-year term. The Board of Directors consists of three Class I directors, three Class II directors and three Class III directors. At each annual meeting of stockholders, a class of directors is elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the Class I directors, Class II directors and Class III directors expire upon the election and qualification of successor directors at the annual meeting of stockholders held during the calendar years 2017, 2018 and 2016, respectively. The following table shows the members of our Board of Directors, the committees, group and class to which they belong and designates which directors our Board of Directors determined to be independent under the New York Stock Exchange (“NYSE”) corporate governance standards (“NYSE Rules”):

Director	Audit Committee Member	Compensation and Corporate Governance Committee Member	Mergers and Acquisitions Committee Member	Related Persons Transactions Committee	Independent Directors of VMware	Director Group	Director Class
Anthony Bates		✓		✓	✓	Group II	Class I
Michael Brown	✓(C)	✓			✓	Group I	Class II
Donald Carty	✓				✓	Group I	Class III
Karen Dykstra	✓			✓(C)	✓	Group I	Class II
John Egan			✓(C)			Group I	Class I
Patrick Gelsinger			✓			Group I	Class II
Paul Maritz			✓			Group I	Class III
Paul Sagan	✓	✓(C)			✓	Group I	Class III
Joseph Tucci			✓			Group I	Class I

(C)	Chair of the committee.

Directors Standing For Election

Each of the incumbent Class III, Group I directors has been nominated by the Board of Directors for election at the Annual Meeting, and each of them has agreed to stand for election for an additional three-year term.

Information concerning the nominees is presented below:

Donald Carty

Class III, Group I

Term expires: 2016 Annual Meeting

Mr. Carty, age 69, has been a director of VMware since December 2015. Mr. Carty is also a member of the EMC board of directors, on which he has served since January 2015. Mr. Carty is chair of EMC’s Finance Committee and a member of EMC’s Audit Committee and its Corporate Governance and Nominating Committee. He served as Vice Chairman and Chief Financial Officer of Dell Inc. from January 2007 to June 2008, and as Chairman and Chief Executive Officer of AMR Corporation and American Airlines from May 1998 to April 2003. Mr. Carty is also Chairman of Virgin America Inc. (where he is Chair of the Nominating and Corporate Governance Committee and a member of the Audit Committee), and is a director of Canadian National Railway Company (where he is Chair of the Audit Committee and a member of the Corporate Governance and Nominating Committee, the Environment, Safety and Security Committee, the Human Resources and Compensation Committee, and the Strategic Planning Committee).

Mr. Carty is a seasoned executive who brings to the Board significant financial acumen, industry insight and strategic planning experience gained from his previous leadership positions. His service on other public company boards also provides him with valuable experience.

Paul Maritz

Class III, Group I

Term expires: 2016 Annual Meeting

Mr. Maritz, age 61, has been a director of VMware since July 2008 when he joined VMware as Chief Executive Officer. Mr. Maritz was Chief Executive Officer at VMware through August 2012. Mr. Maritz also served as VMware’s President from July 2008 to January 2011. Mr. Maritz has been Executive Chairman of Pivotal Software, Inc., a majority-owned subsidiary of EMC in which VMware has an ownership interest, since August 2015. From April 2013 through August 2015, Mr. Maritz was Chief Executive Officer of Pivotal. From September 2012 through March 2013, Mr. Maritz served as Chief Strategist at EMC. Prior to joining VMware, he was President of EMC’s Cloud Infrastructure and Services Division after EMC acquired Pi Corporation, a software company focused on building cloud-based solutions, in February 2008. Mr. Maritz was a founder of Pi and served as its Chief Executive Officer. Before founding Pi, Mr. Maritz spent 14 years working at Microsoft Corporation, where he served as a member of the five-person Executive Committee that managed the overall company. As Vice President of the Platform Strategy and Developer Group, among other roles, he oversaw the development and marketing of System Software Products (including Windows 95, Windows NT, and Windows 2000), Development Tools (Visual Studio) and Database Products (SQL Server) and the complete Office and Exchange Product Lines. Prior to Microsoft, he spent five years working at Intel Corporation as a software and tools developer.

Mr. Maritz’s experience serving in various executive positions at VMware, EMC and other global technology companies provides him an in-depth knowledge of our business and the issues we face. In addition, Mr. Maritz’s substantial experience in the information technology sector ranging from development of software products to founding a company developing cloud computing software provides the Board of Directors with significant expertise on a variety of issues important to our business.

Paul Sagan

Class III, Group I

Term expires: 2016 Annual Meeting

Mr. Sagan, age 57, has been a director of VMware since April 2014 and was appointed VMware’s Lead Director in February 2015. Mr. Sagan is also a member of the board of directors of EMC, on which he has served since December 2007. Mr. Sagan is a member of EMC’s Leadership and Compensation Committee. Mr. Sagan has been an Executive in Residence (XIR) at General Catalyst Partners, a venture capital firm, since January 2014. From April 2005 to January 2013, Mr. Sagan served as Chief Executive Officer of Akamai Technologies, Inc., a provider of services for accelerating the delivery of content and applications over the Internet, and was President from May 1999 to September 2010 and from October 2011 to December 2012. Mr. Sagan joined Akamai in October 1998 as Vice President and Chief Operating Officer. In December 2010, President Barack Obama appointed Mr. Sagan as a member of the President’s National Security Telecommunications Advisory Committee. From July 1997 to August 1998, Mr. Sagan was Senior Advisor to the World Economic Forum, a Geneva, Switzerland-based organization that provides a collaborative framework for leaders to address global issues. Previously, Mr. Sagan held senior executive positions at global media and entertainment companies Time Warner Cable and Time Inc., affiliates of Time Warner, Inc., as well as at CBS, Inc. Mr. Sagan is also a director of Akamai.

As the former President, Chief Operating Officer and Chief Executive Officer of a fast-growing, industry-leading S&P 500 company, Mr. Sagan has significant experience leading a complex, international technology enterprise, extensive knowledge of internet-based technologies and business acumen. During his career, Mr. Sagan has led visionary technology and media companies and consulted with the World Economic Forum. In addition, Mr. Sagan’s service on other public company boards enables him to bring valuable experience from those directorships to his service on our Board of Directors.

Directors Not Standing For Election

Information concerning our continuing directors is presented below:

Anthony Bates

Class I, Group II

Term expires: 2017 Annual Meeting

Mr. Bates, age 48, has been a director of VMware since February 2016. Mr. Bates has served as President of GoPro, Inc. a maker of video and photo capture devices, and as a member of its board of directors since June 2014. From June 2013 until March 2014, Mr. Bates was the Executive Vice President, Business Development and Evangelism of Microsoft Corporation, a software company. Mr. Bates was the Chief Executive Officer of Skype Inc., a provider of software applications and related Internet communications products, from October 2010 until its acquisition by Microsoft in 2011, subsequent to which Mr. Bates served as the President of Microsoft’s Skype Division until June 2013. From 1996 to October 2010, Mr. Bates served in various roles at Cisco Systems, Inc., a networking equipment provider, most recently as Senior Vice President and General Manager of Enterprise, Commercial and Small Business. Mr. Bates currently serves on the board of directors of Ebay Inc., a global ecommerce website.

Mr. Bates has extensive executive leadership experience in the technology industry, including in managing worldwide operations, sales, service and support areas. His previous leadership positions and current service as the President of GoPro, Inc. and on the board of directors of other companies brings to our Board of Directors strong leadership expertise and unique industry insight.

Michael Brown

Class II, Group I

Term expires: 2018 Annual Meeting

Mr. Brown, age 70, has been a director of VMware since April 2007. Mr. Brown is also a member of the board of directors of EMC, on which he has served since August 2005. Mr. Brown is a member of EMC’s Audit Committee and its Finance Committee. From August 1994 until his retirement in July 1997, Mr. Brown served as

Vice President and Chief Financial Officer of Microsoft Corporation. He was Vice President, Finance, of Microsoft from April 1993 to August 1994. He joined Microsoft in December 1989. After retiring from Microsoft, Mr. Brown served as Chair of the NASDAQ Stock Market board of directors and as a governor of the National Association of Securities Dealers (“NASD”). Prior to joining Microsoft, Mr. Brown spent 18 years with Deloitte & Touche LLP in various positions. Mr. Brown is also a director of Insperity, Inc., where he is a member of the Nominating and Corporate Governance Committee and the Compensation Committee. He is also a director of Stifel Financial Corp, where he serves on the Risk Management/Corporate Governance Committee.

Mr. Brown brings to the Board of Directors substantial financial expertise that includes extensive knowledge of the complex financial and operational issues facing large companies, and a deep understanding of accounting principles and financial reporting rules and regulations. He acquired this knowledge in the course of serving as the chief financial officer of a global technology company, working with a major international accounting and consulting firm for 18 years and serving as a member of the audit committees of other public company boards. Mr. Brown’s experience at Microsoft and on the boards of other technology companies also provides insight into the information technology industry. His experience as an independent auditor provides the Board of Directors and the Audit Committee with significant insight into the preparation of financial statements and knowledge of audit procedures. Through his many senior management positions, including as Chair of The NASDAQ Stock Market and as a governor of the NASD, Mr. Brown has demonstrated his leadership and business acumen.

Karen Dykstra

Class II, Group I

Term expires: 2018 Annual Meeting

Ms. Dykstra, age 57, has been a director of VMware since March 2016. Ms. Dykstra served as Chief Financial Officer and Administrative Officer of AOL, Inc., a global media technology company, from November 2013 until July 2015, and as the Executive Vice President and Chief Financial Officer of AOL from September 2012 until November 2013. Ms. Dykstra previously served on the Board of Directors of AOL from 2009 until September 2012, including service as Chair of the Audit Committee during her last two years on the AOL board. From January 2007 until December 2010, Ms. Dykstra had been a Partner of Plainfield Asset Management LLC (“Plainfield”), an asset management company, and she served as Chief Operating Officer and Chief Financial Officer of Plainfield Direct LLC, Plainfield’s business development company, from May 2006 to 2010, and as a director from 2007 to 2010. She previously spent over 25 years with Automatic Data Processing, Inc., a provider of human capital management solutions to employers, from 1981 through 2006, serving most recently as Chief Financial Officer from January 2003 to May 2006, and previously as Vice President—Finance, Corporate Controller and in other capacities.

Ms. Dykstra is also a director of Gartner, Inc. where she currently serves on its Audit Committee. Ms. Dykstra brings to the Board of Directors substantial financial expertise that includes extensive knowledge of the complex financial and operational issues facing large companies, and a deep understanding of accounting principles and financial reporting rules and regulations. She acquired this knowledge in the course of serving as the chief financial officer of two global companies, working with a major business services firm for 25 years and serving as a member of the audit committee of several other public company boards.

John Egan

Class I, Group I

Term expires: 2017 Annual Meeting

Mr. Egan, age 58, has been a director of VMware since April 2007. Mr. Egan is also a member of the board of directors of EMC, on which he has served since May 1992. Mr. Egan is a member of EMC’s Finance Committee and chair of EMC’s Mergers and Acquisitions Committee. Mr. Egan has been a managing partner and general partner in Egan-Managed Capital, a venture capital firm, since October 1998. From May 1997 to

September 1998, Mr. Egan served as Executive Vice President, Products and Offerings of EMC. From January 1992 to June 1996, he served as Executive Vice President, Sales and Marketing of EMC. From October 1986 to January 1992, he served in a number of executive positions with EMC, including Executive Vice President, Operations and Executive Vice President, International Sales. Mr. Egan resigned as an executive officer of EMC in September 1998 and as an employee of EMC in July 2002. Mr. Egan is also a director of NetScout Systems, Inc., where he is Lead Independent Director, Chair of the Nominating and Governance Committee and a member of the Audit Committee and Finance Committee, Verint Systems Inc., where he is Chair of the Corporate Governance and Nominating Committee and a member of the Compensation Committee, and Progress Software Corporation, where he is the Non-Executive Chairman of the Board and a member of the Compensation Committee and the Nominating and Governance Committee.

Mr. Egan has spent his entire career in the information technology industry. His broad experience ranges from venture capital investments in early-stage technology companies to extensive sales and marketing experience to executive leadership and management roles. Mr. Egan brings to the Board of Directors business acumen, substantial operational experience and expertise in corporate strategy development, as well as a deep understanding of information technology products acquired over many years of involvement with EMC. In addition, Mr. Egan’s service on other public company boards provides him with valuable experience.

Patrick Gelsinger

Class II, Group I

Term expires: 2018 Annual Meeting

Mr. Gelsinger, age 55, has been Chief Executive Officer and a director of VMware since September 2012. Prior to joining VMware, he served as President and Chief Operating Officer, EMC Information Infrastructure Products at EMC from September 2009 to August 2012. Mr. Gelsinger joined EMC from Intel Corporation, a designer and manufacturer of advanced integrated digital technology platforms, where he was Senior Vice President and Co-General Manager of Intel Corporation’s Digital Enterprise Group from 2005 to September 2009 and served as Intel’s Senior Vice President, Chief Technology Officer from 2002 to 2005. Prior to this, Mr. Gelsinger led Intel’s Desktop Products Group.

As Chief Executive Officer of VMware, Mr. Gelsinger has in-depth knowledge of our business and brings to the Board of Directors insight and knowledge of our operations and strategic opportunities. In addition, Mr. Gelsinger’s extensive experience as part of executive management teams for global information technology companies provides the Board of Directors with significant expertise on a variety of issues important to our business.

Joseph Tucci

Class I, Group I

Term expires: 2017 Annual Meeting

Mr. Tucci, age 68, has been Chairman of the Board of Directors of VMware since April 2007. Mr. Tucci has been the Chairman of the board of directors of EMC since January 2006 and has been Chief Executive Officer and a director since January 2001. He has served as President of EMC since February 2014, and also from January 2000 to July 2012. He also served as EMC’s Chief Operating Officer from January 2000 to January 2001. Prior to joining EMC, Mr. Tucci served as Deputy Chief Executive Officer of Getronics N.V., an information technology services company, from June 1999 through December 1999 and as Chair of the Board and Chief Executive Officer of Wang Global, an information technology services company, from December 1993 to June 1999. Mr. Tucci is a member of EMC’s Finance Committee and EMC’s Mergers and Acquisitions Committee. Mr. Tucci also serves as a director of Paychex, Inc., where he is Lead Independent Director and Chairman of the Governance and Compensation Committee.

Mr. Tucci has spent more than 40 years in the technology industry in senior roles at large, complex, and global technology companies. Mr. Tucci’s deep knowledge of all aspects of EMC’s business, combined with his drive for innovation and excellence, position him well to serve on our Board of Directors. In addition, Mr. Tucci’s service on other public company boards provides him with valuable experience.

Selection and Nomination of Directors

Our entire Board of Directors is responsible for nominating members for election to the Board of Directors and for filling vacancies on the Board of Directors that may occur between annual meetings of the stockholders.

The Compensation and Corporate Governance Committee identifies, evaluates and recommends director candidates to the entire Board of Directors. The Compensation and Corporate Governance Committee reviews and assesses the skills and characteristics it believes are or may be required on the Board of Directors based on the needs of our business. The Compensation and Corporate Governance Committee identifies director candidates through numerous sources, including recommendations from directors, executive officers and stockholders of VMware. The Compensation and Corporate Governance Committee identifies those individuals most qualified to serve as members of the Board of Directors and considers many factors with regard to each candidate, including judgment, integrity, diversity, prior experience, the interplay of the candidate’s experience with the experience of other members of the Board of Directors, the extent to which a director candidate would be desirable as a member of any committees of the Board of Directors, and a candidate’s willingness to devote substantial time and effort to the Board of Directors. As such, the Board of Directors believes that diversity of viewpoints and experiences is an important consideration in determining the composition of the Board of Directors. The effectiveness of the Board of Directors’ efforts to recruit members with appropriate skill sets and experiences and to promote the exchange of differing viewpoints is reviewed as part of the Board of Directors’ periodic self-assessment process. The Board of Directors believes that a board having no fewer than six and no more than twelve directors enables needed expertise, diversity of experiences, and independence, without hindering effective discussion or diminishing individual accountability. In considering director candidates, the Board of Directors considers the entirety of each candidate’s credentials in the context of these standards. With respect to the nomination of continuing directors for re-election, the individual’s contributions to the Board of Directors are also considered.

Our stockholders may recommend individuals to the Board of Directors for consideration as potential director candidates by submitting the suggested candidate’s name and appropriate background and biographical information to the VMware Compensation and Corporate Governance Committee, 3401 Hillview Avenue, Palo Alto, California 94304. Assuming that the appropriate information has been timely provided, the Compensation and Corporate Governance Committee will consider these candidates substantially in the same manner as it considers other candidates it identifies.

Our stockholders also may nominate director candidates by following the advance notice provisions of VMware’s bylaws. For additional information, see the answer to the question “What is the deadline to propose actions for consideration at the 2017 annual meeting of stockholders or to nominate individuals to serve as directors?”

CORPORATE GOVERNANCE

For purposes of the NYSE Rules, VMware is a “controlled company” because more than 50% of the voting power of VMware is held by EMC. Accordingly, pursuant to section 303A.00 of the NYSE Rules, we are exempt from certain NYSE corporate governance requirements and do avail ourselves of these exemptions. In particular, as a controlled company under the NYSE Rules, we are exempt from the requirements to have a:

•	majority of independent directors on our Board of Directors; and

•

nominating and corporate governance committee and a compensation committee that are each composed entirely of independent directors and that each have a charter addressing the respective committee’s purpose and responsibilities.

In light of our position as a controlled company, we have opted to establish a combined Compensation and Corporate Governance Committee, instead of a separate compensation committee and a nominating and corporate governance committee. However, our Compensation and Corporate Governance Committee is voluntarily comprised entirely of independent directors.

Our Board of Directors is committed to maintaining strong corporate governance practices. Our Board of Directors has adopted Corporate Governance Guidelines to provide a framework for the effective governance of VMware. Additionally, our Board of Directors has adopted written charters for its standing committees (Audit, Compensation and Corporate Governance, Mergers and Acquisitions and Related Persons Transactions), as well as Business Conduct Guidelines applicable to all directors, officers and employees. Our Board of Directors reviews the Corporate Governance Guidelines, the committee charters and the Business Conduct Guidelines periodically and implements changes as appropriate. Information about our corporate governance practices and copies of the Corporate Governance Guidelines, committee charters and Business Conduct Guidelines are available in the Governance subsection of the Investor Relations page of our website at http://ir.vmware.com. VMware will provide stockholders with a copy of its Corporate Governance Guidelines, committee charters and Business Conduct Guidelines, without charge, upon written request to our Investor Relations at VMware, Inc., 3401 Hillview Avenue, CA 94304.

Our Board of Directors has adopted corporate governance practices that the Board of Directors believes are in the best interests of VMware and our stockholders, as well as compliant with the rules and regulations of the SEC and the NYSE Rules. Highlights include:

•

Our Board of Directors believes that board membership requires a significant time commitment. As a result, directors may generally not serve on the board of directors of more than three public companies. Our Compensation and Corporate Governance Committee considers the number of other public company boards on which a director or director candidate is a member. During 2016, the Corporate Governance Committee reviewed and approved the membership of Donald Carty on the board and audit committee of three other public companies, in light of Mr. Carty’s expertise and the value to our Company as an audit committee financial expert.

•

Any time a director changes his or her job responsibility outside VMware, he or she must promptly inform the Compensation and Corporate Governance Committee. The Compensation and Corporate Governance Committee then assesses the appropriateness of the director remaining on the Board of Directors and recommends to the Board of Directors whether to request that the director tender his or her resignation. If so requested, the director is expected to promptly tender his or her resignation from the Board of Directors and all committees thereof.

•

We have adopted a majority voting policy for the election of directors. The policy, which is included in our Corporate Governance Guidelines and our bylaws, requires any director who receives more votes cast “AGAINST” than “FOR” his or her election in an uncontested election to promptly offer to tender his or her resignation from the Board of Directors and all committees thereof following certification of the stockholder vote. The policy provides that the Compensation and Corporate Governance

Committee will assess the appropriateness of such director continuing to serve and will recommend to the Board of Directors the action to be taken with respect to such resignation. The Board of Directors will consider the Compensation and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of certification of the stockholder vote.

•

Our Corporate Governance Guidelines require the Compensation and Corporate Governance Committee to review committee assignments annually and, in conjunction with the Chairman of the Board of Directors, make recommendations to the Board of Directors regarding such assignments. The Board of Directors reviews those recommendations and annually appoints the members and chair of each committee. Our current committee membership is set forth in this proxy statement under the heading “Board of Directors Independence and Committees—Committees of the Board of Directors.”

•

The Lead Director, if any, and, if none, the Compensation and Corporate Governance Committee, oversees an annual evaluation process of the Board of Directors and each committee of the Board of Directors as follows:

-	each director annually evaluates the Board of Directors as a whole;

-

each member of the Audit Committee, Compensation and Corporate Governance Committee, Mergers and Acquisitions Committee and Related Persons Transactions Committee annually evaluates the committees on which he or she serves;

-	each director annually prepares an individual self-evaluation; and

-	the Lead Director, if any, and, if none, the Compensation and Corporate Governance Committee, reports on, and makes recommendations to the Board of Directors with respect to, the evaluations.

•

To enable open communications with stockholders and other interested parties, we provide various means to contact the non-management directors, the entire Board of Directors, and the Audit Committee (see “Communications with the Board of Directors”). Our Board of Directors strives to provide clear, candid and timely responses to any substantive communication from such persons.

•

In addition to the communications above, it is our Board of Directors’ policy pursuant to our Corporate Governance Guidelines to provide a response to any stockholder proposal that receives a majority vote.

•

Our Board of Directors believes that director education is integral to board and committee performance and effectiveness. Directors are also expected to participate in continuing educational programs to maintain the necessary level of expertise to perform their responsibilities as directors.

•

Our non-management directors meet in executive session without management at least twice each year. The Chairman acts as presiding director for such executive sessions of the non-management directors. Independent directors meet in executive session at least once each year. The Lead Director, if any, and, if none, the Chair of the Compensation and Corporate Governance Committee, acts as the presiding director for executive sessions of the independent directors.

•

Our Board of Directors believes that our non-employee directors should have a meaningful financial stake in VMware. Accordingly, we include equity awards as a component of the compensation we provide to our non-employee directors and have established stock ownership guidelines that require such directors to own at least 5,000 shares of our Class A common stock and hold at least 50% of the net shares acquired from us in compensation for their Board of Directors service until they reach such ownership level. Non-employee directors who do not receive compensation for their service on our Board of Directors are exempt from our stock ownership guidelines.

Our Leadership Structure

Our current leadership structure separates the roles of Chief Executive Officer and Chairman of the Board of Directors. The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the Chairman of the Board of Directors provides guidance to the Chief Executive Officer, sets the agenda for Board of Directors meetings and presides over meetings of the full Board of Directors. Additionally, since February 2015, our leadership structure has included a Lead Director role to facilitate effective performance of the Board and its oversight of our business. We believe that having a separate Chairman and Lead Director structure allows the Board of Directors to effectively address governance issues by providing another channel for the Board of Directors to express its views to management and provide feedback to the Chief Executive Officer on company performance. The Board of Directors’ oversight of risk management has not affected the leadership structure of the Board of Directors.

Lead Director

Paul Sagan has been our Lead Director since February 2015. The responsibilities of our Lead Director include:

•	serving as chair of any meeting, or portion of a meeting, at which the Chairman is not present;

•	providing the Chairman and the CEO with input on the preparation of Board meeting agendas, including those portions of Board meetings not attended by the Chairman and Board committee meetings;

•	providing feedback to the Chairman and the CEO in the form of assessments of Board meetings and management presentations at Board meetings;

•	consulting with the Chairman and the CEO on matters relating to corporate governance and Board performance;

•	communicating regularly with the CEO regarding information to be provided to the Board so that the Board can perform its duties and as to feedback from the Board for the CEO;

•

supervising the Board’s annual self-evaluations, including providing each Board member with feedback on such Board member’s performance and reporting overall results of the evaluations to the Compensation and Corporate Governance Committee and, where appropriate, to the Board as a whole; and

•	performing such other duties as may be requested from time to time by the Board.

Oversight of Risk Management

The Board of Directors’ role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic and reputational risks. Our Mergers and Acquisitions Committee assesses risks to the Company in connection with proposed acquisitions, divestitures and investments. The Mergers and Acquisitions Committee reviews management’s assessment of potential risks raised during due diligence and management’s related risk mitigation plans before granting approval to enter into definitive transaction agreements. Our Audit Committee oversees management of financial risk exposures, including the integrity of our accounting and financial reporting processes and controls. As part of this responsibility, the Audit Committee meets periodically with the independent auditor, our internal auditors and our financial and accounting personnel to discuss significant financial risk exposures and the steps management has taken and will take to monitor, control and report such exposures. Additionally, the Audit Committee reviews significant findings prepared by the independent auditor and our internal auditors, together with management’s related responses. Our Audit Committee also oversees management’s compliance with applicable legal and regulatory requirements and the risks related to potential non-compliance. The Audit Committee reviews periodic reports from our Chief Compliance Officer, our internal auditors and our independent auditor. Finally, the Audit Committee has primary oversight responsibility for matters relating to enterprise risk. As such, the charter for our Audit Committee provides for periodic reviews and discussion of our practices and policies with respect to risk assessment and risk management with a management risk committee consisting of our Chief Financial Officer and our General Counsel.

Our management also reviews the compensation plans and programs that could have a material impact on VMware for each of our functional groups with the Compensation and Corporate Governance Committee. Our management review considers whether any of these plans or programs may encourage inappropriate risk-taking or give rise to risks that are reasonably likely to have a material adverse effect on us, and whether it would recommend any changes to the plans or programs. Long-term, equity-based compensation, which we believe discourages excessive short-term risk taking and strongly aligns employee interests with the creation of long-term increased stockholder value, is an important feature in the compensation packages we offer our executive officers and employees. Management also reviews with the Compensation and Corporate Governance Committee risk-mitigating controls, such as our compensation recovery policy for executive officer bonus and equity compensation, the degree of committee and senior management oversight of each program, and the level and design of internal controls over such programs. Based on these reviews, we have concluded that our compensation plans and programs are not reasonably likely to have a material adverse effect on our company.

BOARD OF DIRECTORS INDEPENDENCE AND COMMITTEES

Board of Directors Independence

As a controlled company, under the NYSE Rules, we are exempt from the requirement to have a majority of independent directors on our Board of Directors. Our Board of Directors has affirmatively determined that five of our nine directors are independent of VMware under the NYSE Rules. Specifically, each of Anthony Bates, Michael Brown, Donald Carty, Karen Dykstra and Paul Sagan are independent directors. The Board of Directors considered all facts and circumstances it deemed relevant in making such determinations of independence, including business relationships, as well as the relationships with EMC discussed below:

•

Mr. Brown is a non-management director of EMC, our parent and controlling stockholder, and as of March 1, 2016 is deemed to beneficially own 136,900 shares of EMC’s common stock (of which 50,000 shares are subject to options exercisable within 60 days), excluding 8,900 restricted stock units of EMC that will vest on April 30, 2016, representing less than 1% of EMC’s common stock.

•

Mr. Carty is a non-management director of EMC, our parent and controlling stockholder, and as of March 1, 2016 is deemed to beneficially own 23,100 shares of EMC’s common stock, excluding 8,900 restricted stock units of EMC that will vest on April 30, 2016, representing less than 1% of EMC’s common stock.

•

Mr. Sagan is a non-management director of EMC, our parent and controlling stockholder, and as of March 1, 2016, is deemed to beneficially own 96,900 shares of EMC’s common stock (of which 30,000 shares are subject to options exercisable within 60 days), excluding 8,900 restricted stock units of EMC that will vest on April 30, 2016, representing less than 1% of EMC’s common stock.

The Board of Directors affirmatively concluded that, based on the facts and circumstances, none of these relationships are of a material nature or are of a nature that would preclude such directors from being deemed independent under NYSE Rules. In making its determination, the Board of Directors also reviewed the business relationships between VMware and companies on which our independent directors serve as board members.

Ownership interests of our directors or officers in the common stock of EMC, or service as both a director of EMC and VMware, or as a director of VMware and an officer or employee of EMC could create, or appear to create, potential conflicts of interest when directors and officers are faced with decisions that could have different implications for us and EMC. In order to address potential conflicts of interest between us and EMC with respect to corporate opportunities, our certificate of incorporation contains provisions regulating and defining the conduct of our affairs as they may involve EMC and its officers and directors, and our powers, rights, duties and liabilities and those of our officers, directors and stockholders in connection with our relationship with EMC. Our certificate of incorporation also contains provisions limiting the liability of our directors or officers who are also directors or officers of EMC in the event they learn of a transaction that may be a corporate opportunity for both VMware and EMC, provided they comply with the policies set forth in our certificate of incorporation. For more information, see “Transactions with Related Persons—Our Relationship with EMC Corporation.” Additionally, transactions with EMC are subject to review by our Audit Committee pursuant to our policy for the review of transactions with related persons. For more information, see “Review and Approval of Transactions with Related Persons.”

Attendance at Board of Directors, Committee and Annual Stockholder Meetings

Our Board of Directors expects that each director will prepare for, attend and participate in all Board of Directors and applicable committee meetings and that each director will ensure that other commitments do not materially interfere with his or her service on the Board of Directors. During the fiscal year ended December 31, 2015, our Board of Directors held 13 meetings. Each incumbent director serving during fiscal 2015 attended at least 75% of the Board of Directors and applicable committee meetings held during the period in which he or she served. VMware’s Corporate Governance Guidelines provide that each director is expected to attend the Annual Meeting of Stockholders. All members of the then-current Board of Directors attended our 2015 Annual Meeting.

Committees of the Board of Directors

Our Board of Directors has established four standing committees: the Audit Committee, the Compensation and Corporate Governance Committee, the Mergers and Acquisitions Committee and the Related Persons Transactions Committee. Each committee operates pursuant to a written charter that is available on the Governance subsection of the Investor Relations page of our website at http://ir.vmware.com. The current membership of each committee is listed below.

Audit Committee	Compensation and Corporate Governance Committee	Mergers and Acquisitions Committee	Related Persons Transactions Committee
Michael Brown(C)*	Anthony Bates*	John Egan(C)	Anthony Bates*
Donald Carty*	Michael Brown*	Patrick Gelsinger	Karen Dykstra(C)*
Karen Dykstra*	Paul Sagan(C)*	Paul Maritz
Paul Sagan*		Joseph Tucci

(C)	Chair of the committee.
*	Independent director under the NYSE Rules.

Audit Committee

Our Board of Directors has determined that our Audit Committee is comprised solely of independent directors within the meaning of the applicable SEC rules and regulations and the NYSE Rules. Our Board of Directors has determined that all current Audit Committee members meet the additional, heightened independence criteria of Rule 10A-3 of the Securities Exchange Act of 1934 applicable to audit committee members. Our Board of Directors has also determined that each of Messrs. Brown, Carty and Sagan and Ms. Dykstra is an “audit committee financial expert” as defined by the SEC and that all Audit Committee members are financially literate under the current listing standards of the NYSE.

The Audit Committee held 21 meetings in 2015. This committee reviews with management and our auditors, our financial statements, the accounting principles applied in their preparation, the scope of the audit, any comments made by our independent auditor on our financial statements and our accounting controls and procedures, the independence of our auditors, our internal controls, the other matters as set forth in the Audit Committee charter, as adopted by the Board of Directors, and such other matters as the committee deems appropriate.

In accordance with its charter, the Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of our independent auditor for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for us and pre-approves such audit, review or attest engagements. The Audit Committee also pre-approves non-audit services to be performed by our independent auditor in accordance with the committee’s pre-approval policy. Pursuant to its charter, our Audit Committee recommends, establishes and monitors procedures designed to facilitate the receipt, retention and treatment of complaints relating to accounting, internal accounting controls or auditing matters and the receipt of confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters. The Audit Committee also oversees management of financial risk exposures, including the integrity of our accounting and financial reporting processes and controls. In addition, the Audit Committee appoints and oversees the Company’s internal audit function, Chief Compliance Officer and receives periodic reports on ethics and compliance matters.

During 2015, senior members of our financial and legal management participated in each of the Audit Committee’s regularly scheduled meetings. During the course of the year, the Audit Committee had separate executive sessions with our Chief Financial Officer and members of his staff, our Chief Legal Officer and Chief Compliance Officer, the head of our internal audit department and our independent auditor at which candid discussions regarding legal matters, financial reporting, compliance, internal controls and accounting systems and processes took place. The Audit Committee discussed with VMware’s independent auditor the overall scope and plans for its audit.

The Audit Committee reviewed and discussed our financial statements for the fiscal year ended December 31, 2015 with our management and our independent auditor. The meeting included a discussion of the quality and not just the acceptability of the accounting principles applied, the reasonableness of the significant accounting judgments and estimates and the clarity of disclosures in the financial statements.

Additionally, the Audit Committee has primary oversight responsibility for matters relating to enterprise risk. As such, the charter for our Audit Committee provides for the committee to periodically review and discuss our practices and policies with respect to risk assessment and risk management with a management risk committee which consists of our Chief Financial Officer and our Chief Legal Officer.

In performing all of these functions, the Audit Committee acts in an oversight capacity. The Audit Committee reviews our quarterly and annual reports on Form 10-Q and Form 10-K prior to filing with the SEC. In its oversight role, the Audit Committee relies on the work and assurances of our management, which has the primary responsibility for establishing and maintaining adequate internal control over financial reporting and for preparing the financial statements. The Audit Committee also relies on the work and assurances of our independent auditor who is engaged to audit and report on our consolidated financial statements and the effectiveness of our internal control over financial reporting.

Compensation and Corporate Governance Committee

Our Board of Directors has determined that our Compensation and Corporate Governance Committee is comprised solely of independent directors within the meaning of the applicable SEC rules and regulations and the NYSE Rules, although we are not required to maintain the independent composition of this committee in light of our position as a controlled company. The Compensation and Corporate Governance Committee held 14 meetings in 2015. In accordance with its charter, the Compensation and Corporate Governance Committee evaluates and sets compensation for our executive officers and monitors our general compensation programs. Subject to the terms of our compensation plans and the consent of the holder of our Class B common stock to the aggregate size of the annual equity award pool pursuant to the terms of our certificate of incorporation, the Compensation and Corporate Governance Committee has discretion to determine the amount, form, structure and implementation of compensation payable to our executive officers, including, when appropriate, discretion to increase or decrease awards or to award compensation absent the attainment of performance goals and to award discretionary cash compensation outside of the parameters of our compensation plans. In exercising such discretion, the Compensation and Corporate Governance Committee consults with our management. The Compensation and Corporate Governance Committee approves transactions under our equity plans and has the authority to administer and interpret the provisions of our equity and other compensation plans. The Compensation and Corporate Governance Committee is also responsible for overseeing and reporting to the Board of Directors on succession planning for the Chief Executive Officer and other senior management positions. Additionally, the Compensation and Governance Committee reviews compensation of our non-employee directors and recommends changes for approval by our Board of Directors, and also oversees our non-employee director stock ownership guidelines.

Our Compensation and Corporate Governance Committee is also responsible for overseeing and advising the Board of Directors with respect to corporate governance matters, assisting the Board of Directors in identifying and recommending qualified director candidates, making recommendations to the Board of Directors with respect to Board of Directors committee assignments, and, if no Lead Director has been appointed, overseeing the Board of Directors evaluations.

The Compensation and Corporate Governance Committee has engaged an independent consultant, Frederic W. Cook & Co. (“FWC”), to advise the Committee on an as-needed basis with respect to executive compensation decisions. FWC reports directly to the Compensation and Governance Committee and does not provide services to VMware management. More information on the processes and procedures followed by the Compensation and Corporate Governance Committee for the consideration and determination of executive compensation can be found under “Compensation Discussion and Analysis.”

Mergers and Acquisitions Committee

The Mergers and Acquisitions Committee, pursuant to its charter, reviews and assesses, with our management, potential acquisitions, divestitures and investments and, where appropriate, will make recommendations to the Board of Directors regarding potential target candidates. In connection with such review and assessment, our Mergers and Acquisitions Committee may approve acquisitions, divestitures and investments up to a specified applicable dollar limit and in accordance with any other relevant parameters as established by the Board of Directors. The Mergers and Acquisitions Committee assesses of risk to the Company in connection with proposed acquisitions, divestitures and investments.

Related Persons Transactions Committee

The Board of Directors established the Related Persons Transactions Committee in March 2016. Pursuant to its charter and in accordance with the Company’s Policy and Procedures with Respect to Related Persons Transactions, this committee is responsible for reviewing transactions by the Company involving related persons.

Compensation Committee Interlocks and Insider Participation

During fiscal 2015, our Compensation and Corporate Governance Committee membership included at various times Michael Brown, Dennis Powell, Paul Sagan and David Strohm. Messrs. Powell and Strohm were members of our Board of Directors during 2015.

No executive officer of VMware during 2015 served, or currently serves, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or our Compensation and Corporate Governance Committee.

PROPOSAL 1

ELECTION OF DIRECTORS

Stockholders are being asked to elect three Class III, Group I directors, each to serve for an additional three-year term. The current term of office for Class III directors expires at the Annual Meeting. The Board of Directors has nominated the following three persons, each an incumbent Class III director, for election as Class III directors at the Annual Meeting:

•	Donald Carty—Class III, Group I director (elected by Class B common stockholders only)

•	Paul Maritz—Class III, Group I director (elected by Class B common stockholders only)

•	Paul Sagan—Class III, Group I director (elected by Class B common stockholders only)

Messrs. Carty, Maritz and Sagan must be elected by a majority of the votes of the Class B common stock cast with respect to such nominee at the Annual Meeting.

We expect each nominee for election as a director at the Annual Meeting to be able to accept such nomination. Information about the nominees is provided under the heading “Our Board of Directors and Nominees” above.

Each Class III director elected at the 2016 Annual Meeting will serve until the 2019 annual meeting or special meeting in lieu thereof and until that director’s successor is elected and qualified.

The Board of Directors unanimously recommends a vote “FOR” the election of the Class III, Group I nominees.

PROPOSAL 2

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with Section 14A of the Securities Exchange Act of 1934, we are asking our stockholders to vote, on a non-binding advisory basis, on the compensation of our named executive officers as disclosed in this proxy statement (in accordance with the compensation disclosure rules of the SEC). This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers.

The objectives of our executive compensation program are to:

•	motivate our executives to achieve our strategic, operational and financial goals;

•	reward superior performance;

•	attract and retain exceptional executives; and

•	reward behaviors that result in long-term increased stockholder value.

To achieve these objectives, we have implemented and maintained compensation plans that tie a substantial portion of our executive compensation to the achievement of pre-determined performance goals and increases in total stockholder return. Stockholders are urged to read the “Compensation Discussion and Analysis” section of this proxy statement for greater detail about our executive compensation programs, including our compensation philosophy, policies and practices and information about the fiscal year 2015 compensation of our named executive officers.

We are asking our stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by voting in favor of the following resolution:

“RESOLVED: That the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis section, the Summary Compensation Table, and the other related tables as set forth in the proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission relating to the Company’s 2016 Annual Meeting of Stockholders.”

Even though your vote is advisory, and therefore will not be binding on the Company, the Compensation and Corporate Governance Committee and the Board of Directors value the opinions of our stockholders and will consider the outcome of the vote when considering future executive compensation. We have adopted a policy providing for annual advisory votes to approve the compensation of our named executive officers. Unless this policy is modified, the next advisory vote to approve the compensation of our named executive officers will be at the 2017 annual meeting of stockholders.

The Board of Directors unanimously recommends a vote “FOR” approval of the compensation of the Company’s named executive officers.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

We are asking our stockholders to ratify the selection by the Audit Committee of our Board of Directors of PricewaterhouseCoopers LLP (“PwC”) as our independent auditor for the fiscal year ending December 31, 2016.

PwC, an independent registered public accounting firm, has served as our independent auditor since December 2002. We expect that representatives of PwC will be present at the Annual Meeting and will be given the opportunity to make a statement if they desire to do so and to respond to appropriate questions. PwC is also the independent auditor of EMC, our parent and controlling stockholder. We are required by the Master Transaction Agreement we entered into with EMC at the time of our initial public offering (“IPO”) to use our reasonable best efforts to use the same independent registered public accountant selected by EMC until such time as EMC is no longer required to consolidate our results of operations and financial position, determined in accordance with generally accepted accounting principles (“GAAP”) consistently applied. For further information, see “Transactions with Related Persons—Our Relationship with EMC Corporation.”

Although ratification by the stockholders is not required by law, the Board of Directors has determined that it is desirable to request approval of this selection by the stockholders as a matter of good corporate governance. In the event the stockholders fail to ratify the appointment of PwC, the Audit Committee will consider this factor when making any determinations regarding PwC. Even though your vote is advisory and therefore will not be binding on the Company, the Audit Committee and the Board of Directors value the opinions of our stockholders.

The Board of Directors unanimously recommends a vote “FOR” the ratification of the selection of PwC as our independent auditor for the fiscal year ending December 31, 2016.

Pre-Approval of Audit and Non-Audit Services

During 2015, the Audit Committee approved all audit, review and attest services performed by PwC.

In accordance with the Audit Committee’s pre-approval policy, the Audit Committee pre-approves permissible non-audit services and audit, review or attest engagements. The Audit Committee has delegated to its Chair the authority to pre-approve any specific non-audit service that was not previously pre-approved by the Audit Committee. Any decisions of the Chair to pre-approve non-audit services are then presented to the Audit Committee at its next scheduled meeting. During 2015, the Audit Committee pre-approved all non-audit services in accordance with this policy.

For the fiscal years ended December 31, 2015 and December 31, 2014, fees for services provided by PwC were as follows:

	Audit Fees(1) ($)	Audit Related Fees(2) ($)	Tax Fees(3) ($)	All Other Fees(4) ($)
2015(5)	5,130,138	1,787,849	1,158,026	165,237
2014(6)	5,106,095	2,215,048	437,488	17,094

(1)	Includes fees in connection with the audit of our financial statements and internal control over financial reporting, review of interim financial statements included in our quarterly reports on Form 10-Q and other professional services provided in connection with statutory and regulatory filings or engagements.
(2)	Includes fees in connection with acquisition-related support and other technical, financial reporting and compliance services.
(3)	Includes fees in connection with tax compliance and tax consulting services.
(4)	Includes fees principally for subscriptions to PwC’s web-based research program and training courses and conferences.
(5)	Based on accrued and current estimates of fees for unbilled services.
(6)	Reflects actual amounts invoiced for 2014 services.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information regarding our equity compensation plans as of December 31, 2015. Our equity compensation plans include the Amended and Restated 2007 Equity and Incentive Plan (the “Incentive Plan”) and our 2007 Employee Stock Purchase Plan. Only shares of Class A common stock may be issued under these plans.

Plan Category	Number Of Securities To Be Issued Upon Exercise Of Outstanding Options, Warrants And Rights (a)		Weighted-Average Exercise Price Per Share Of Outstanding Options, Warrants And Rights (b)	Number Of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected In Column (a)) (c)
Equity compensation plans approved by security holders	22,369,128	(1)(2)	$64.68(3)	23,162,621(4)
Equity compensation plans not approved by security holders	—		—	—
Total:	22,369,128		$64.68	23,162,621

(1)	Includes 3,158,268 shares subject to outstanding options, 18,148,274 shares of Class A common stock subject to outstanding restricted stock units (“RSUs”) and 1,062,586 shares subject to outstanding performance stock units (“PSUs”) (assuming achievement of the maximum performance).

Excludes shares assumed under:

•	the B-Hive Networks, Inc. 2006 Israeli Stock Option Plan (the “B-Hive 102 Plan”) in connection with our acquisition of B-Hive Networks, Inc. in July 2008;

•	the SpringSource Global, Inc. 2007 Equity Incentive Plan (the “SpringSource US Plan”) in connection with our acquisition of SpringSource Global, Inc. (“SpringSource”) on September 15, 2009; and

•	the Integrien Corporation 2002 Equity Incentive Plan (the “Integrien Plan”) in connection with our acquisition of Integrien Corporation in September 2010.

Also excludes 11,138 shares subject to restricted stock awards issued under the Incentive Plan.

Each of the acquired company plans referenced above was terminated in connection with the acquisition as to any future awards but still continues to govern the existing options granted thereunder. As of December 31, 2015, the options outstanding under each acquired company plan, as well as the weighted-average exercise prices of the options outstanding under each such plan, are set forth in the following table.

Plan Name	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted-Average Exercise Price ($)
B-Hive 102 Plan	90	48.89
SpringSource US Plan	5,745	4.17
Integrien Plan	113	4.27

(2)

Includes 1,139,623 shares issuable pursuant to equity awards outstanding under the Incentive Plan that were granted in substitution for outstanding grants of companies that we have acquired (the “Substitution Grants”). The Incentive Plan provides that the number of shares reserved for issuance under the Incentive Plan will be increased by the corresponding number of outstanding equity grants assumed or substituted for in connection with mergers and similar transactions. Substitution Grants typically remain subject to the terms that governed the grants when initially awarded by the acquired companies. When VMware makes Substitution Grants, VMware does not assume the stock plans of such acquired companies and does not make additional grants under such plans.
(3)	Represents the weighted-average exercise price of outstanding options under the Incentive Plan and is calculated without taking into account the 19,210,860 shares of Class A common stock subject to outstanding RSUs and PSUs that become issuable as those units vest, without any cash consideration or other payment required for such shares.
(4)	Represents the number of securities remaining available for issuance under the Incentive Plan and our 2007 Employee Stock Purchase Plan.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table sets forth information, as of March 1, 2016, about the beneficial ownership of Class A common stock and Class B common stock by (i) EMC, (ii) each person who is known by us to own beneficially more than 5% of either class of our common stock, (iii) each of our directors and nominees for director, (iv) each of our Named Executive Officers (as defined in “Compensation Discussion and Analysis—Named Executive Officers”) and (v) all directors and executive officers of VMware as a group.

Applicable percentage ownership is based on 124,061,931 shares of Class A common stock and 300,000,000 shares of Class B common stock outstanding at March 1, 2016. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options, warrants, rights or conversion privileges held by that person that are currently exercisable or exercisable within 60 days of March 1, 2016. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Only EMC, its successor-in-interest or its majority owned or controlled subsidiaries may hold shares of Class B common stock unless and until such time as EMC distributes its shares of Class B common stock in a distribution under Section 355 of the Code, following which distribution the Class B common stock may be held by EMC, the distributees and their transferees. The rights of the holders of Class A common stock and Class B common stock are identical, except with respect to voting, the election of directors, conversion and certain actions that require the consent of holders of Class B common stock and other protective provisions as set forth in our certificate of incorporation. Each share of Class B common stock is convertible into one share of Class A common stock at any time, at EMC’s election. However, if EMC distributes its shares of Class B common stock in a distribution under section 355 of the Code (a “Distribution”), such right to convert Class B common stock into Class A common stock will terminate upon such distribution.

Name and Address of Beneficial Owner	Number of Class B Shares Beneficially Owned(1)	Percent of Outstanding Class B Shares	Percentage of Total Vote(2)
Five Percent Beneficial Owner	300,000,000	100%	96.0%
EMC Corporation 176 South Street Hopkinton, MA 01748

Five Percent Beneficial Owners	Number of Class A Shares Beneficially Owned(1)	Percent of Outstanding Class A Shares	Percentage of Total Vote(2)
EMC Corporation(3)	43,025,308	34.7%	1.4%

Name of Beneficial Owner Directors and Named Executive Officers	Number of Class A Shares Beneficially Owned(1)	Percent of Outstanding Class A Shares	Percentage of Total Vote(2)
Anthony Bates	—	**	**
Michael Brown(4)	48,699	**	**
Donald Carty*(5)	959	**	**
Jonathan Chadwick(6)	88,762	**	**
Karen Dykstra	—	**	**
John Egan(7)	14,085	**	**
Carl Eschenbach(8)	135,371	**	**
Patrick Gelsinger(9)	230,618	**	**
Paul Maritz*	27,221	**	**
Sanjay Poonen(10)	145,858	**	**
Rangarajan (Raghu) Raghuram(11)	121,263	**	**
Paul Sagan*(12)	4,646	**	**
Joseph Tucci(13)	—	**	**
All directors and executive officers as a group (14 persons)(14)	644,932	**	**

*	Nominee for director
**	Represents holdings of equal to or less than 1%

(1)	All amounts shown in this column include shares obtainable upon exercise of stock options currently exercisable or exercisable within 60 days of the date of this table and shares underlying restricted stock units vesting within 60 days of the date of this table. In addition to the amounts shown, each share of Class B common stock may be converted to one share of Class A common stock upon election of the holder. To our knowledge, except as noted above, no other person or entity is the beneficial owner of more than 5% of the voting power of the company’s Class A common stock.
(2)	Percentage of total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, as a single class, calculated on the basis of 10 votes per share of Class B common stock and one vote per share of Class A common stock. Each holder of Class B common stock is entitled to 10 votes per share of Class B common stock, and each holder of Class A common stock is entitled to one vote per share of Class A common stock on all matters submitted to our stockholders for a vote, with the exception of the election of Group II directors, in which Class A common stock and Class B shares are each entitled to one vote per share. Additionally, following a Distribution, (i) Class B stockholders are entitled to only one vote per share on any proposal to require the conversion of all then-outstanding shares of Class B common stock to Class A common stock; and (ii) they may not vote in elections for our Board of Directors without obtaining the prior consent of our Board of Directors if they have acquired 10% or more of the then-outstanding shares of Class B common stock other than through the Distribution and do not also hold an equivalent percentage of shares of our then-outstanding Class A common stock, in each case as further set forth in our certificate of incorporation.
(3)	Based solely upon a Schedule 13G filed with the SEC on February 12, 2016 by EMC. Does not include 300,000,000 shares of Class A common stock issuable upon conversion of the shares of Class B common stock held by EMC listed in the above table. Such shares of Class B common stock are convertible into Class A common stock at the election of EMC.
(4)	Includes 12,000 shares of Class A common stock subject to options exercisable within 60 days of March 1, 2016. Excludes 136,900 shares of EMC common stock beneficially owned by Mr. Brown of which 50,000 shares are subject to options exercisable within 60 days of March 1, 2016. Also excludes 8,900 restricted stock units of EMC that will vest on April 30, 2016.
(5)	Includes 959 shares of Class A common stock issuable under RSUs that will vest within 60 days of March 1, 2016. Excludes 23,100 shares of EMC common stock beneficially owned by Mr. Carty. Also excludes 8,900 restricted stock units of EMC that will vest on April 30, 2016.
(6)	Includes 41,182 shares of Class A common stock subject to options exercisable within 60 days of March 1, 2016 and 1,977 shares of Class A common stock issuable under RSUs that will vest within 60 days of March 1, 2016.
(7)	Excludes 1,142,117 shares of EMC common stock beneficially owned by Mr. Egan. Also excludes 8,900 restricted stock units of EMC that will vest on April 30, 2016.

(8)	Includes 71,680 shares of Class A common stock subject to options exercisable within 60 days of March 1, 2016 and 23,943 shares of Class A common stock issuable under RSUs that will vest within 60 days of March 1, 2016.
(9)	Includes 111,389 shares of Class A common stock subject to options exercisable within 60 days of March 1, 2016 and 4,942 shares of Class A common stock issuable under RSUs that will vest within 60 days of March 1, 2016. Excludes 920,200 shares of EMC common stock beneficially owned by Mr. Gelsinger of which 598,575 shares are subject to options exercisable within 60 days of March 1, 2016.
(10)	Includes 124,091 shares of Class A common stock subject to options exercisable within 60 days of March 1, 2016 and 1,186 shares of Class A common stock issuable under RSUs that will vest within 60 days of March 1, 2016.
(11)	Includes 34,294 shares of Class A common stock subject to options exercisable within 60 days of March 1, 2016 and 1,581 shares of Class A common stock issuable under RSUs that will vest within 60 days of March 1, 2016. Excludes 47,052 shares of EMC common stock beneficially owned by Mr. Raghuram.
(12)	Excludes 96,900 shares of EMC common stock beneficially owned by Mr. Sagan of which 30,000 shares are subject to options exercisable within 60 days of March 1, 2016. Also excludes 8,900 restricted stock units of EMC that will vest on April 30, 2016.
(13)	Excludes 2,403,695 shares of EMC common stock beneficially owned by Mr. Tucci of which 937,987 shares are subject to options exercisable within 60 days of March 1, 2016. Also excludes 576,069 restricted stock units of EMC.
(14)	Includes 301,764 shares of Class A common stock subject to options exercisable within 60 days of March 1, 2016 that are held by all executive officers and directors as a group and 33,668 shares of Class A common stock issuable under RSUs that will vest within 60 days of March 1, 2016. Excludes 4,818,093 shares of EMC common stock beneficially owned by such individuals of which 1,616,562 are shares subject to options exercisable within 60 days of March 1, 2016, as well as 35,600 shares subject to restricted stock units that will vest by April 30, 2016.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis section (“CD&A”) discusses the compensation programs and policies for our named executive officers. The CD&A also provides an overview of the Compensation and Corporate Governance Committee’s role in the design and administration of these programs and policies and its role in making specific compensation decisions for our named executive officers.

Executive Summary

Objectives of our Executive Compensation Program

The objectives of our executive compensation program are to:

•	motivate our executives to achieve our strategic, operational and financial goals

•	reward superior performance

•	attract and retain exceptional executives

•	reward behaviors that result in long-term increased stockholder value

To achieve these objectives, we have implemented and maintained compensation plans that tie a substantial portion of our executive compensation to the achievement of pre-determined performance goals and increases in total stockholder return. As detailed below, our pay mix is balanced among base salary, short-term performance cash bonus awards and equity compensation. We may adopt other arrangements from time to time to best meet our compensation objectives.

Executive Compensation Highlights

	What We Do		What We Do Not Do
✓	93% of CEO’s target compensation is in the form of incentive-based compensation, with 84% tied to stock price performance	✓	No employment agreements

✓	At least half of named executive officer target cash compensation opportunity is in the form of cash incentive bonuses that are funded on the basis of quantitative financial results	✓	No guaranteed bonuses

✓	Performance stock units (“PSUs”) constitute 50% of total target value of long-term incentive compensation equity mix	✓	No excessive perquisites or tax gross-ups

✓	2015 PSU Plan utilizes a 3-year performance period	✓	No single-trigger severance upon change-in-control

	What We Do		What We Do Not Do

✓	Below target performance in incentive plans results in disproportionately lower payouts	✓	No hedging transactions allowed

✓	Independent compensation consultant is engaged by our Compensation and Corporate Governance Committee to review executive compensation

✓	Clawback provisions enable recovery of performance bonuses and gains on equity awards that were earned due to activity detrimental to the Company

2015 Highlights – Pay for Performance Results and Program Enhancements

•

Pay for performance values demonstrated alignment with total stockholder return. During the 3-year period ending December 31, 2015, our stock price declined in value by 40% and the realizable value of the compensation awarded to our CEO declined by 30% over the same period. PSU achievement yielded below-target funding, ranging from 78.5% of target in the 2013 PSU Plan to 84.6% of target in the 2015 tranche of both 2014 and 2015 PSU Plans. Please refer to “Exhibit 4: CEO Pay for Performance Alignment—“Granted” vs. “Realizable” Pay” in the “Corporate Performance During 2015” section below.

•

Lengthened performance period of PSUs awarded in 2015. In 2015, we completed our transition to a 3-year performance period in our PSU Plan. Under the 2015 PSU Plan, PSUs may be earned on the basis of performance across three successive annual performance tranches. PSUs do not vest until completion of the third successive performance tranche. The objective of this enhancement was to focus named executive officer attention on the imperative to achieve outstanding results over a sustained timeframe. For more information, see “Long-Term Incentives.”

•

Lengthened the multi-year performance metric in the 2015 PSU Plan. In 2015, we lengthened the multi-year performance goal represented by 3-year total revenue growth in order to emphasize the importance of sustaining longer-term growth in addition to achieving our annual operating plans. Under the 2015 PSU Plan, failure to achieve the target goal in the 3-year metric results in significant penalties on the number of PSUs that can be earned over the 3-year performance period. For more information, see “Long-Term Incentives.”

Advisory Vote on Named Executive Officer Compensation

We conducted our annual non-binding advisory “Say-on-Pay” vote at our annual stockholders meeting held on May 27, 2015. Our stockholders demonstrated strong support for our executive compensation program, with over 99% of the total votes cast in support of our executive compensation program. In light of this strong support of our executive compensation practices and plans, we have maintained our existing compensation philosophy, which is focused on delivering compensation that rewards performance and helps to achieve the objectives of our executive compensation program described above, including attracting and retaining exceptional executives.

We have determined that our stockholders should vote on a Say-on-Pay proposal each year. Accordingly, our board of directors recommends that you vote FOR Proposal 2 at the Annual Meeting. For more information, see “Proposal 2—Advisory Vote to Approve Named Executive Officer Compensation” in this proxy statement.

Named Executive Officers

Our named executive officers for 2015 set forth in this proxy statement (the “Named Executive Officers” or “NEO”) are:

Patrick Gelsinger	Chief Executive Officer
Jonathan Chadwick*	Chief Financial Officer, Chief Operating Officer and Executive Vice President
Carl Eschenbach**	President and Chief Operating Officer
Sanjay Poonen	Executive Vice President and General Manager, End-User Computing and Head of Global Marketing
Rangarajan (Raghu) Raghuram	Executive Vice President and General Manager, Software-Defined Data Center

*	Mr. Chadwick resigned as our Chief Financial Officer, Chief Operating Officer and Executive Vice President effective March 1, 2016.
**	Mr. Eschenbach resigned as our President and Chief Operating Officer effective March 31, 2016.

Corporate Performance During 2015

Our executive compensation programs are designed to reward strong corporate performance, and our compensation decisions reflect both our performance and our outlook.

During 2015, our executives drove results in two key financial metrics—non-GAAP revenues and non-GAAP operating margin—while continuing to invest in the Company’s key strategic initiatives that are intended to drive future growth and positive returns for stockholders. We believe that revenue growth reflects a quantifiable metric of customer adoption of our products, and non-GAAP operating margin reflects a quantifiable metric of our executives’ performance in the stewardship of Company resources to maximize profits for our stockholders. Additionally, in order to provide a comparable framework for assessing how our business performed during 2015, management analyzed year-over-year license and total revenue growth on a constant currency basis.

A reconciliation of our non-GAAP revenues and operating margin to GAAP revenues and operating margin, respectively, can be found in Appendix A to this proxy statement. We emphasized the importance of these metrics through our incentive plan design in our bonus and performance stock unit plans, under which the majority of executives’ compensation opportunity hinged on achieving specified levels of performance in revenue growth and non-GAAP operating margin. As noted below, our achievement against these quantifiable financial metrics reflected performance generally at or below target relative to the goals set forth in our plans. Please refer to the detailed discussions in the applicable sections of this CD&A on our annual incentive cash bonus plan and our performance stock unit plan.

At the same time, we recognize that one of our core priorities is to drive our executives to manage the Company in a manner that generates positive returns for our stockholders. On this basis, we acknowledge that 2015 was a challenging year. As illustrated below, the closing price of our class A common stock on the last trading day of 2014 was $82.52, and the closing price of our class A common stock on the last trading day of 2015 was $56.57. Our stock price declined significantly following the announcement on October 12, 2015 that Dell Inc., Denali Holding Inc. and EMC had entered into a definitive merger agreement under which Denali has agreed to acquire EMC and to issue Class V common stock of Denali that is intended to track the performance of an approximately 53% interest in VMware’s business (the “Dell Acquisition”), and following subsequent announcements of our financial results and our guidance for future operating results. The period since the announcement of the Dell Acquisition has also coincided with a general downturn in share prices of technology companies.

In consideration of our financial, strategic, operational and stock price performance, we believe we demonstrated alignment in pay for performance during 2015 as described below.

Exhibit 1: Summary of Financial Results

Financials	2015	2014
Revenues ($M)	$6,647*	$6,035	+10%
Non-GAAP Operating margin	31.8%	31.1%	+0.7%
Unearned revenues Balance** ($M)	$5,076	$4,833	+5%

*	revenue figure for 2015 is non-GAAP
**	balance as of fiscal year end

Exhibit 2: Summary of Strategic and Operational Results during 2015

Driving the Software-Defined Data Center

•       The VMware NSX business, the network virtualization and security platform for the software-defined data center, grew sales significantly year-over-year and demonstrated continued customer adoptions

•       VMware’s Virtual SAN business, the software-defined storage for virtual machines, grew significantly year-over-year with key product releases that position the business for future growth

Scaling the Hybrid Cloud	• Recognized as a “leader” in hybrid cloud management solutions, private cloud software suites, and cloud operations • Expanded and deepened global reach of vCloud Air Network partners
Expanding End-User Computing and Mobility	• Grew End-User Computing business significantly year-over-year • Established AirWatch as the industry leader in enterprise mobile management

Exhibit 3: Summary of Incentive Plan Funding Based on Plan Goal Achievement

As described below, payouts for our H2 bonus plan and funding for the 2015 tranches of our PSU plans were below achievement levels, reflecting disproportionately lower pay for below-target performance.

Plan	Achievement	Impact on Payout Funding
H1 Bonus Plan	• 100% of target revenues • 100% of target non-GAAP operating margin • 99.6% of target license revenues adjusted for change in unearned revenues	• NEO payout from financial component of bonus plan was 102% of target • CEO payout from MBO component of bonus plan was 103% of target
H2 Bonus Plan	• 100.7% of target revenues • 99.3% of target non-GAAP operating margin • 102.9% of target license revenues adjusted for change in unearned revenues	• NEO payout from financial component of bonus plan was 101.4% of target • CEO payout from MBO component of bonus plan was 78.6% of target
PSU Plan	• 98.4% of target adjusted revenues • 99% of target non-GAAP operating margin	• Preliminary funding (subject to final multiplier based on multi-year revenue growth goal) for performance applicable to 2015 tranches of PSUs was 84.6% of target

Exhibit 4: CEO Pay for Performance Alignment—“Granted” vs. “Realizable” Pay

The Compensation and Corporate Governance Committee takes seriously its responsibility to maintain appropriate pay for performance alignment with emphasis on long-term shareholder value. In our view, there is alignment between company performance and CEO pay on the basis of performance relative to financial and operational plans and stock price; and the negative impact on CEO pay for the period from fiscal 2013 through fiscal 2015. In summary, our stock price has declined in value by 40% over the 3-year timeframe, while the current realizable value of the compensation awarded to our CEO over the same period has declined by 30% from its value when awarded.

Summary of Relationship Between CEO Pay and Company Stock Price(1)

Value of Granted Pay(2) vs. Value of Realizable Pay(3)		Value of CEO Realizable Pay from 2013 through 2015 is 30% lower than value of Granted Pay. At the same time, VMW stock price has declined 40%.
Granted Pay ($000)	$36,816
Realizable Pay ($000)	$25,832
Delta in Pay—Realizable vs. Granted	-30%
3-Year Stock Price
12/31/2012 Closing Price of VMW Class A Common Stock	$94.14
12/31/2015 Closing Price of VMW Class A Common Stock	$56.57
Delta in Stock Price	-40%

(1)	Value of “Granted Pay” reflects compensation awarded and granted to our CEO during 2013, 2014 and 2015.
(2)	The value of Granted Pay is calculated as the sum of Salary, Bonus, Stock Awards, Option Awards and All Other Compensation reported in the Summary Compensation Table of this Proxy filing for each applicable year, as well as the target opportunity for Non-Equity Incentive Plan Compensation reported for each year in the Grants of Plan-Based Awards table of the applicable year’s proxy filing.

(3)	The value of “Realizable Pay” reflects the value of non-incentive compensation amounts delivered during 2013, 2014 and 2015, the earned value of non-equity incentive awards during 2013, 2014 and 2015, the cumulative change in earnings over the period in the non-qualified deferred compensation plan and the value of equity awards made during the period based on their value at the end of 2015. The Realizable Pay is calculated as the sum of Salary, Bonus, Non-Equity Incentive Compensation and All Other Compensation, reported for each year in the Summary Compensation Table of this proxy filing, and the amounts of stock options, RSUs and PSUs granted in 2013, 2014 and 2015, valued as of the closing stock price of VMware’s Class A Common Stock at December 31, 2015. Stock options are valued according to the Black Scholes method using the number of options granted in each year, the closing stock price of VMware’s Class A Common Stock at December 31, 2015, and a Black Scholes assumption based on the remaining term of the option grant, 35.10% stock price volatility, applicable risk-free rate (1.76% for the 2013 option grant and 1.93% for the 2014 option grant) and dividend yield. No stock options were exercised during the period. The value of PSUs is further adjusted to reflect the effect of the performance multiplier on shares subject to vest for completed tranches. In the case of PSUs granted in 2013, the target number of PSUs is adjusted by a performance multiplier equal to 78.5%. In the case of PSUs granted in 2014 and 2015, the target number of PSUs granted in each year is adjusted by a performance multiplier equal to 84.6%, which reflects the performance modifier applicable to the 2015 performance tranche of the 2014 and 2015 PSU grants, however, future tranches of the 2014 and 2015 PSU Plans are not included in this calculation because those future tranches have not been deemed granted until fiscal year 2016 in the case of 2014 and 2015 PSU Plans and fiscal year 2017 in the case of the 2015 PSU Plan. Non-qualified deferred compensation plan earnings are valued as the sum of gains and losses reported in the Deferred Compensation Table of proxy filings during the period.

Overview of Compensation Setting Process

Compensation actions for our Named Executive Officers are determined by our Compensation and Corporate Governance Committee. The members of our Compensation and Corporate Governance Committee possess significant experience in the review and oversight of executive compensation at global technology companies and at VMware. The committee makes its determinations of executive compensation based on this experience and in consultation with management. Additionally, in February 2015, the Board approved a change in control retention plan that had previously been reviewed and recommended by the committee. The committee determined that final Board review and approval of the plan was appropriate to ensure alignment with VMware’s strategic objectives. See “Change in Control and Post-Termination Compensation” below.

The Compensation and Corporate Governance Committee has engaged FWC as its independent consultant to advise it on an as-needed basis with respect to executive compensation decisions. FWC reports directly to the Compensation and Corporate Governance Committee and does not provide services to VMware management. The Compensation and Corporate Governance Committee has assessed the independence of FWC pursuant to SEC and NYSE rules and concluded that the firm’s work does not raise any conflict of interest that prevents them from providing independent advisory services to the committee.

FWC provides the Compensation and Corporate Governance Committee analyses of our executive compensation program from time to time. FWC assists the committee’s reviews of our program’s effectiveness in supporting our business objectives and strategy, its relative reasonableness compared to competitive practice for companies in related businesses of similar size and market value and the changing business and regulatory environment.

FWC recommends a peer group, which is reviewed and approved annually by the Compensation and Corporate Governance Committee for executive compensation comparisons. FWC compares our executive compensation structure and levels using data from proxy and other SEC filings and additional data from Radford Consulting (“Radford”) on the peer group companies. The weightings between the peer group and the Radford survey data were based on FWC’s subjective assessment of the applicability and quality of each data source. In 2015, our Compensation and Corporate Governance Committee also monitored a group of reference peer companies, primarily to assist the committee in evaluating competitive long-term incentive program design elements. The reference peer companies were not considered when setting executive compensation levels for the Named Executive Officers.

VMware’s peer group and reference group for 2015 consisted of the following companies:

VMware peer companies	Adobe Systems, Amazon.com, Autodesk, CA, Citrix Systems, Cognizant Technology Solutions, eBay, Electronic Arts, Intuit, NetApp, Oracle, Red Hat, Salesforce.com, Symantec and Yahoo

VMware reference companies	Cisco Systems, Facebook, Google, LinkedIn, Microsoft and Twitter

The Compensation and Corporate Governance Committee determined that the group of peer companies was representative of our executive talent pool and our product and market profile and appropriate from a size perspective. Our 2015 peer group was unchanged from our 2014 peer group. Although we did not believe it appropriate to add the companies in the reference group to our peer group due to differences in market capitalization and industry group, we believe that the reference company group is useful because, from time to time, we compete with these companies for executive talent due to the relative proximity of our headquarters on the West coast and overlaps in certain of our technologies.

The Compensation and Corporate Governance Committee evaluated 2015 Named Executive Officer compensation decisions in light of the FWC analysis to award compensation for our Named Executive Officers that is generally competitive with the identified peer group and the Radford survey data and sufficient to recruit and retain qualified executives. The Compensation and Corporate Governance Committee does not target or benchmark compensation to any particular percentile of compensation paid by other companies, but rather considers the market data as one factor in making its compensation decisions. Other factors include our performance, an individual’s contribution, experience, potential, compensation history and internal pay equity. After taking these factors into account, the Compensation and Corporate Governance Committee exercises its judgment in making compensation decisions. We believe that this approach gives us the flexibility to make compensation decisions based upon all of the relevant facts and circumstances.

Compensation Components

The compensation packages of our Named Executive Officers include a mix of cash and equity-based compensation. The major compensation components are as follows:

Base salaries	Primary fixed compensation portion of our Named Executive Officer compensation packages
Annual cash bonuses	Based on semi-annual financial, strategic and operational performance measured against specific pre-established goals
Long-Term performance- based equity incentive compensation	PSUs that are tied to stock price appreciation and long-term performance objectives important to our company
Long-Term equity incentive compensation	RSUs that are tied to stock price appreciation and enhance retention and long-term focus

Pay Mix

When designing the executive compensation program, the Compensation and Corporate Governance Committee gives significant weight to cash bonuses and equity incentives, which reflects the committee’s belief that a large portion of executive compensation should be performance-based. This compensation is performance-based because payment and vesting are tied to achievement of individual or corporate performance metrics. In addition, with respect to the equity awards, the value ultimately realized by the recipient fluctuates with the price of our common stock, thereby explicitly linking executive compensation opportunity with shareholder value. The Compensation and Corporate Governance Committee believes that equity incentives are particularly significant because they drive the achievement of VMware’s long-term operational and strategic goals and align the executives’ interests with those of our stockholders, while the cash bonuses drive achievement of shorter-term performance goals.

The chart above reflects the pay mix applicable to our CEO and to the other Named Executive Officers on average. For purposes of determining the percentages shown above for the annual compensation opportunities of the Named Executive Officers, annual base salary rate and cash bonus target opportunity reflect amounts in effect July 1, 2015 indicated in the “Cash Compensation” section of this CD&A. The equity component reflects the “Total Equity Selected Value” indicated in the “Long-Term Incentives” section of this CD&A.

Cash Compensation

During 2015, there were two primary components to cash compensation paid to our Named Executive Officers—base salary and semiannual performance-based bonuses paid under our Executive Bonus Program.

Base Salary

Base salary serves as the primary form of fixed compensation for our Named Executive Officers. Base salary can also impact other compensation and benefit opportunities, including semiannual bonuses, as such opportunities are expressed as a percentage of base salary.

In the first quarter of 2015, we conducted our annual review of executive compensation. During our annual review, the Compensation and Corporate Governance Committee made adjustments to the base salaries of

Messrs. Chadwick, Eschenbach, Poonen, and Raghuram based in part on competitive peer group data. In the case of Mr. Gelsinger, no adjustment was made.

Named Executive Officer	Annual Rate in Effect Jan. 1 - June 30	Annual Rate in Effect July 1 - Dec. 31	% Change
Patrick Gelsinger	$1,000,000	$1,000,000	—
Jonathan Chadwick	$675,000	$685,000	+1%
Carl Eschenbach	$725,000	$735,000	+1%
Sanjay Poonen	$600,000	$610,000	+2%
Rangarajan (Raghu) Raghuram	$600,000	$610,000	+2%

Annual Performance-Based Bonus

Each of our Named Executive Officers is eligible to earn cash bonuses tied to our financial results and individual performance under our Executive Bonus Program. We believe it is important to provide rewards for specific results and behaviors that support our overall long-term business strategy.

Incentive Plan Design

In 2015, the design of the plan was similar to the design in 2014, with the exception of the weighting of payout components described in “Payouts” below. In addition, the design of the first-half and second-half plans was similar in order to maintain consistency in the objectives and specific metrics in which we wanted to focus the attention of executives through the fiscal year. As illustrated below, the design of both first-half and second-half plans involved the following parameters:

Plan funding	• Entirely funded on the basis of quantitative, algorithmic measurement of financial performance which yields a plan funding percentage (the “plan funding level”)
Plan funding metrics

•       80% of the plan funding level is determined based upon achievement of non-GAAP revenues and non-GAAP operating margin. The committee placed primary focus on achievement of widely-recognized metrics that are tracked by our shareholders and analysts and that we believe are indicators of the performance and health of our company from a growth and profitability perspective

•       20% of the plan funding level is determined based upon achievement of adjusted license revenues. This metric is considered an indicator of customer willingness to adopt and expand their use of our products. License revenues are adjusted for the change in unearned license revenues during the measurement period to better reflect license sales that occurred during the period

Thresholds must be achieved for any funding

•       For any bonus amount to be paid out, a threshold level of achievement of each of the pre-established corporate financial objectives was required

•       No funding unless 90% of revenue and adjusted license revenue targets were achieved, and ~95% of non-GAAP operating margin targets were achieved

•       At threshold performance, the plan funding level would equal only 34% of target

Cap on funding	• Irrespective of actual performance, funding capped at 240% of target, reflecting the maximum funding applicable to each component of our incentive plan
Committee can exercise negative discretion on funding and payouts	• The Compensation and Corporate Governance Committee has the authority to exercise negative discretion on actual plan funding irrespective of funding calculated on the basis of our formulaic approach
Payouts

•       50% of the bonus opportunity is payable to the executive formulaically at the plan funding level in order to reinforce the linkage between objective financial results and bonus payouts

•       50% of the bonus opportunity is funded at 1.5 times the plan funding level and actual payouts to executives are subject to negative discretion based on assessment of individual performance relative to strategic and operational goals

•       The weighting of payouts noted above reflected a change from the 2014 plan, in which the weighting was 75% tied to formulaic financial results and 25% tied to individual results. The modification was intended to drive greater focus on achievement of initiatives that position VMware for future growth while providing more opportunity to differentiate individual executive payments in alignment with performance. For example, the committee exercised negative discretion on the MBO component for the H2 2015 Bonus Plan to reduce MBO payouts for 4 of our 5 NEOs to between 58.6% and 88.6% of target.

The following is an illustration of 2015 Cash Bonus Incentive Compensation Plan:

Target Opportunity

In 2015, the Compensation and Corporate Governance Committee determined that bonuses would be paid based on corporate financial performance metrics and individual goals applied separately to each half of the year due in part to the committee’s view that business conditions were rapidly changing and the committee wanted the opportunity to review goal achievement in the middle of the year and enable new, appropriately rigorous goals to be set for the second half of the year. The Compensation and Corporate Governance Committee retained negative discretion to reduce actual payouts below the amounts calculated under the plan formulas.

The following table provides the target bonus amounts for 2015, expressed as a percentage of base salary at the start of the first and second halves of the year, for each of our Named Executive Officers under our Executive Bonus Program. Each executive’s target bonus percentage of base salary remained the same in both first-half and second-half.

	H1 2015 Bonus Target			H2 2015 Bonus Target
Named Executive Officer	Annual Salary Rate During H1 2015	Target Bonus % of Salary	H1 2015 Bonus Target	Annual Salary Rate During H2 2015	Target Bonus % of Salary	H2 2015 Bonus Target

Patrick Gelsinger	$1,000,000	150%	$750,000	$1,000,000	150%	$750,000

Jonathan Chadwick	$675,000	100%	$337,500	$685,000	100%	$342,500

Carl Eschenbach	$725,000	100%	$362,500	$735,000	100%	$367,500

Sanjay Poonen	$600,000	100%	$300,000	$610,000	100%	$305,000

Rangarajan (Raghu) Raghuram	$600,000	100%	$300,000	$610,000	100%	$305,000

Corporate Financial Metrics

The following table shows the revenue, adjusted license revenue and non-GAAP operating margin targets for each half year. Adjusted license revenues are adjusted for the change in deferred license revenues. Non-GAAP operating margin for the Executive Bonus Program utilizes the non-GAAP operating margin metric that we report in our quarterly earnings releases. That measure is calculated by excluding stock-based compensation, employer payroll taxes on employee stock transactions, amortization of intangible assets, acquisition-related items, restructuring charges, certain litigation and other contingencies and unusual non-recurring charges, if any, from our operating margin calculated in accordance with GAAP. Results were also adjusted to eliminate any impact on revenues and non-GAAP operating margin of acquisitions and foreign exchange rate fluctuations not provided for in VMware’s operating plan. Non-GAAP revenues were utilized to eliminate the impact of the Company’s settlement of a matter with the General Services Administration in the first half of 2015. Accordingly, the actual performance metrics calculated for purposes of the bonus program listed in the table below differ from VMware’s reported financial results for the periods shown.

	H1 2015 Plan (in millions)				H2 2015 Plan (in millions)
Metric	Threshold	Target	Max	Actual	Threshold	Target	Max	Actual
Revenues (0%-200% funding)	$2,822.1	$3,135.6	$3,449.2	$3,136.2	$3,223.2	$3,581.3	$3,939.5	$3,606.6
Non-GAAP Operating Margin (0%-200% funding)	27.69%	29.29%	34.89%	29.28%	31.47%	33.07%	38.67%	32.84%
Adjusted License Revenues (0%-250% funding)	$1,115.3	$1,239.2	$1,425.1	$1,234.6	$1,314.7	$1,460.7	$1,679.8	$1,503.1

The performance targets and thresholds for the Executive Bonus Program were established based upon the Company’s operating plan and the prioritization we placed upon investing in our strategic initiatives in order to achieve revenue and license revenue growth. Additionally, the Compensation and Corporate Governance Committee determined that regardless of operating margin performance, payouts in excess of 100% of the target bonus amounts would be paid only if revenues exceeded 98% of the performance target and payouts for adjusted license revenues achievement could exceed 100% only if the target non-GAAP operating margin goal was achieved.

Revenue, license revenue and operating margin performance for the first and second halves of 2015 yielded percentage bonus payouts of 105.6% and 101.4% of target amounts, respectively. The committee exercised negative discretion to reduce payouts for the first half of 2015 below the calculated percentage of 105.6%. Payouts for first half of 2015 were instead made at 102% of target, which the committee determined to better reflect the degree to which actual performance exceeded. Payouts for the second half of 2015 were made at the calculated percentage of 101.4%. Although the second-half revenue and adjusted license revenue metrics exceeded target, the plan operated to cut back payouts because target non-GAAP operating margin was not achieved.

	H1 2015 Financial Component			H2 2015 Financial Component
Named Executive Officer	Financial Component Target Amount (50% of Total)	Bonus Calculated Per Formula @ 105.6%	Approved Bonus @ 102.0%	Financial Component Target Amount (50% of Total)	Bonus Calculated Per Formula @ 101.4%	Approved Bonus @ 101.4%

Patrick Gelsinger	$375,000	$396,000	$382,500	$375,000	$380,250	$380,250

Jonathan Chadwick	$168,750	$178,200	$172,125	$171,250	$173,648	$173,648

Carl Eschenbach	$181,250	$191,400	$184,875	$183,750	$186,323	$186,323

Sanjay Poonen	$150,000	$158,400	$153,000	$152,500	$154,635	$154,635

Rangarajan (Raghu) Raghuram	$150,000	$158,400	$153,000	$152,500	$154,635	$154,635

Individual Performance Assessments

Individual performance goals for the Named Executive Officers were set for each of the first and second halves of 2015.

Patrick Gelsinger	Achievement of overall 2015 operating plan. Achievement of guidance and forecasts. Achievement of product and go-to-market objectives in the software-defined data center and rapid expansion of end-user computing. Progress toward focusing and scaling the Company, as well as the leadership, development and retention of employees. Management of the Company during a period related to changes contemplated with respect to the Company’s hybrid cloud strategy.
Jonathan Chadwick	Achievement of overall 2015 operating plan. Strengthened organizational and operational capabilities around finance, IT, operations and other core functions. Contributions to our transformation to a hybrid cloud SaaS business model. Management of the Company during a period related to changes contemplated with respect to the Company’s hybrid cloud strategy.
Carl Eschenbach	Successful business development of emerging products, including those in NSX and Mobility. Execution of sales and marketing objectives related to our core business objectives and progress in aligning and scaling the Company. Management of the Company during a period related to changes contemplated with respect to the Company’s hybrid cloud strategy.
Sanjay Poonen	Outstanding performance in our end-user computing business including amplification of mobile and desktop products, services and business results. Execution of key product releases, customer references and growth in our partner ecosystem.
Rangarajan (Raghu) Raghuram	Delivery on our vision for the software-defined data center, including products that position us for continued growth in networking and management. Continued focus on our growth drivers and core business units as part of the holistic software-defined data center go-to-market.

As discussed above, our Executive Bonus Program provided that payouts for individual performance would be funded, subject to the Compensation and Corporate Governance Committee’s potential use of negative discretion, at 1.5x the same ratio as payouts based on the corporate financial metrics if threshold achievement of corporate financial goals sufficient to trigger a minimum payout was reached. There were no formulas or weightings assigned to individual performance objectives, and achievement was assessed overall on a holistic basis that also took into account overall individual and company performance. As discussed above, during 2015, corporate financial goals above the threshold levels were achieved. With respect to payouts for individual goals, the Compensation and Corporate Governance Committee exercised its negative discretion, in consultation with management, in determining payouts for both the first and second halves of 2015. As indicated below, the committee applied its negative discretion to reduce MBO payouts for H2 2015 below target for all named executive officers except Mr. Poonen. The committee determined that, despite near-target achievement in the H2 financial plan, the reductions of MBO payouts below target were appropriate in light of the Company’s stock price performance and challenges faced by the Company related to changes with respect to the Company’s hybrid cloud strategy. In the case of Mr. Poonen’s H2 MBO payment, the Compensation and Corporate Governance Committee also took into consideration the outstanding performance of the End-User Computing business unit.

	H1 2015 MBO Component				H2 2015 MBO Component
Named Executive Officer	Target Amount (50% of Total Target)	Bonus Calculated Per Formula @ 158.4%	Approved Bonus	% of target	Target Amount (50% of Total Target)	Bonus Calculated Per Formula @ 152.1%	Approved Bonus	% of target

Patrick Gelsinger	$375,000	$594,000	$386,250	103%	$375,000	$570,375	$294,750	78.6%

Jonathan Chadwick	$168,750	$267,300	$182,250	108%	$171,250	$260,471	$100,353	58.6%

Carl Eschenbach	$181,250	$287,100	$181,250	100%	$183,750	$279,484	$144,428	78.6%

Sanjay Poonen	$150,000	$237,600	$165,000	110%	$152,500	$231,953	$196,115	128.6%

Rangarajan (Raghu) Raghuram	$150,000	$237,600	$142,500	95%	$152,500	$231,953	$135,115	88.6%

Total Bonus Payouts (Financial Component + MBO Component) for First-Half and Second-Half 2015: Target vs. Actual

The table below details the total bonus payouts including both Financial and MBO components to each of our Named Executive Officers for each of the first and second halves of 2015. Values from the table below reflect the sum of Financial and MBO bonus payouts in the tables above for the first and second halves of 2015, respectively.

	H1 2015 Total Bonus			H2 2015 Total Bonus
Named Executive Officer	Total Target (Financial + MBO)	Total Actual (Financial + MBO)	Total Actual as % of Target	Total Target (Financial + MBO)	Total Actual (Financial + MBO)	Total Actual as % of Target

Patrick Gelsinger	$750,000	$768,750	102.5%	$750,000	$675,000	90%

Jonathan Chadwick	$337,500	$354,375	105.0%	$342,500	$274,000	80%

Carl Eschenbach	$362,500	$366,125	101.0%	$367,500	$330,750	90%

Sanjay Poonen	$300,000	$318,000	106.0%	$305,000	$350,750	115%

Rangarajan (Raghu) Raghuram	$300,000	$295,500	98.5%	$305,000	$289,750	95%

Long-Term Incentives

We strongly believe that equity awards further align the interests of our Named Executive Officers with those of our stockholders. Equity awards are also an important part of the compensation packages that we use to recruit new executive hires. Additionally, we annually review the composition, value and vesting timeline of long-term equity-based incentive awards held by our Named Executive Officers, and our Compensation and Corporate Governance Committee periodically approves refresh grants designed to promote long-term retention of our executive team and meet the objectives of our executive compensation program.

During 2015, our Compensation and Corporate Governance Committee maintained the weighting of equity awards tied to PSUs at 50% of overall target selected equity value consistent with 2014 and 2013, and used only RSUs for the other 50% of overall target selected equity value. Using RSUs for the remaining portion of our equity vehicle mix differed from our practice in 2014 and 2013 in which 30% of the value was in RSUs and 20% was in stock options. In eliminating stock options in 2015, the Compensation and Corporate Governance Committee considered the effect of stock options on our shareholder dilution, practices among our peer group and retention imperatives among the Named Executive Officers.

PSUs (50% of overall target value) • 3-year performance period • Vest in Q1 2018 subject to continued employment, and achievement of objective, quantitative performance criteria	RSUs (50% of overall target value) • Vest over 4-year period subject to continued employment • Value subject to fluctuation in alignment with VMware’s stock price

We believe that this mix of incentives meets the primary objectives of our equity grant programs by aligning executive compensation with total stockholder return, focusing executive performance on metrics that are key to our success and promoting long-term retention.

During 2015, we made the following equity-based awards to our Named Executive Officers pursuant to our annual equity grant program. The Compensation and Corporate Governance Committee approved the awards in March 2015 in order to time the grant of PSUs with a performance tranche applicable to fiscal year 2015. The performance metrics for one-third of the 2015 PSU awards are applicable to performance periods that commenced in 2015. Those performance metrics were established in March 2015. Performance metrics for the second and third tranches of the 2015 PSU awards are applicable to performance periods commencing in 2016 and 2017, respectively. The 2016 performance metrics were established in early 2016 and the 2017 performance metrics will be established in early 2017. Grant date fair values for PSUs are not determined until performance metrics are established. Accordingly, the grant date fair values for the second and third tranches of the 2015 PSU grants discussed below are not reflected in the Summary Compensation Table and the other tables in the “Compensation of Executive Officers” section of this proxy statement. Instead, one-third of the 2015 PSU grant date fair value is reflected in this proxy statement, one-third of the 2015 PSU grant date fair value will be reflected in our 2017 proxy statement, and one-third of the 2015 PSU grant date fair value will be reflected in our 2018 proxy statement.

During 2015, the Compensation and Corporate Governance Committee also established performance metrics for the first tranche of PSUs that it had awarded to our Named Executive Officers in 2014 under the 2014 PSU Plan. Accordingly, the grant date fair value for the first tranche of the 2014 PSUs is reflected in the Summary Compensation Table and the other tables in the “Compensation of Executive Officers” section of this proxy statement. The 2016 performance metrics applicable to the second of the two tranches of the 2014 PSU Plan will be established in early 2016. Accordingly, grant date fair values for the second tranche of 2014 PSUs will not be determined until the 2016 tranche performance goals are established and therefore are not reflected in the Summary Compensation Table and other tables in the “Compensation of Executive Officers” section of this proxy statement. Instead the second of the two tranches of the 2014 PSU grant date fair value will be reflected in our 2017 proxy statement.

We determined the total value of the equity awards granted to each Named Executive Officer when we made our refresh awards in March 2015 by taking into account a variety of factors, including the timeline for vesting in each Named Executive Officer’s existing grants, and comparisons of data from our identified peer group of companies and the reference group of companies discussed above. In the case of total selected target equity values for Messrs. Chadwick, Eschenbach and Raghuram, the committee considered business imperatives and retention in the context of a fiercely competitive market for senior executive talent. The RSU grants vest over a four-year period for all executives except for Mr. Eschenbach. In the case of 2015 RSUs awarded to Mr. Eschenbach, the vesting schedule is 12.5% of shares vesting on each of January 1, 2016, April 1, 2016, July 1, 2016 and October 1, 2016; and 50% vesting on January 1, 2017. For more information on the vesting schedules of equity awards granted to Named Executive Officers, see the “Compensation of Named Executive Officers—Outstanding Equity Awards at Fiscal-Year End” section of this proxy statement.

Named Executive Officer	Total Equity Selected Value	PSU Selected Value	# of PSUs(1)	RSU Selected Value	# of RSUs(1)
Patrick Gelsinger	$13,500,000	$6,750,000	83,018	$6,750,000	83,018

Jonathan Chadwick	$8,000,000	$4,000,000	49,195	$4,000,000	49,195

Carl Eschenbach	$20,000,000	$10,000,000	122,989	$10,000,000	122,989

Sanjay Poonen	$3,500,000	$1,750,000	21,523	$1,750,000	21,523

Rangarajan (Raghu) Raghuram	$8,000,000	$4,000,000	49,195	$4,000,000	49,195

(1)	The number of PSUs and RSUs covered by each award was determined by dividing the selected value by the 45-day trailing average price of VMware Class A common stock as of the last day of the month preceding the month during which the award was granted to derive a quotient. The number of PSUs and RSUs was equal to 1x the quotient.

Performance Stock Units—2014 and 2015 Plans

The design of the 2015 PSU Plan is substantially consistent with the 2014 PSU Plan, with the following enhancements for the 2015 PSU Plan intended to drive more focus on longer-term performance achievement.

Performance measurement period increased from two years to three years

•       Increased the length of the performance measurement from two consecutive one-year periods, covering 2015 and 2016, to three consecutive one-year periods, covering 2015, 2016 and 2017. If an annual tranche is completed at below-target performance, a catch-up is not available in subsequent tranches.

•      Enhancement intended to drive more performance focus on a longer-term timeframe that aligns with shareholder interests

Lengthened multi-year performance goal

•       Increased the multi-year performance goal from two fiscal years to three fiscal years

•       Enhancement intended to drive more performance focus on multi-year performance in addition to annual revenues and operating margin

•      Substantially penalizes executives for under-performing relative to three-year revenue growth

We designed the metrics for our 2015 PSU awards to Named Executive Officers to focus on indicators that will measure the degree to which we successfully deliver on the three core business opportunities we have identified for VMware in the software-defined data center, hybrid cloud computing and end-user and mobile computing sectors. We selected the achievement of revenue targets, as adjusted for the change in unearned license revenues, and non-GAAP operating margin targets as the performance goals. In addition, to reinforce the longer-term performance expectations associated with the 2015 PSU Plan, we implemented a three-year revenue growth goal that must be achieved in order for PSUs to be converted to shares at earned levels according to the results from each individual tranche. The three-year revenue growth goal in the 2015 PSU Plan completes our transition to a three-year goal that we started in 2013 (1.5-year goal length) and extended in 2014 (two-year goal length). The committee continues to evaluate alternative structures with the goal of best aligning our PSU Plan with the long-term performance of the Company. The committee selected an adjusted revenue metric in order to emphasize the performance associated with increasing unearned license revenues, which is viewed by the Company as an indicator of bookings trends and adoption of our products and services. Performance levels will be adjusted for the impact of VMware’s merger- and acquisition-related transactions and fluctuations in currency exchange ratios during the period.

In fiscal year 2015, Named Executive Officers were measured on performance relative to two PSU plans – the first annual tranche of each of the 2014 PSU Plan and the 2015 PSU Plan. Under both the 2014 and the 2015 PSU Plans, metrics for the 2015 performance tranche were total revenues plus change in unearned license revenues (weighted 70%) and non-GAAP operating margin (weighted 30%).

Illustration of 2014 PSU Plan

Illustration of 2015 PSU Plan

Performance levels will be adjusted to exclude the impact of VMware’s merger- and acquisition-related transactions and fluctuations in currency exchange rates during the period. Achievement will be measured following the end of each tranche in fiscal years 2015, 2016 and 2017 as applicable, and achievement relative to the multi-year performance goal will be measured following the end of fiscal year 2016 in the case of the 2014 PSU Plan and fiscal year 2017 in the case of the 2015 PSU Plan. Depending upon the level of achievement, the PSUs can convert into shares of common stock at ratios ranging from one-quarter share to two shares for each PSU. If the minimum performance threshold is not met, then no shares will be issued. We believe that coupling performance metrics over a 2-year period in the case of the 2014 PSU Plan and a 3-year period in the case of the 2015 PSU Plan allows us to align our performance metrics to our strategic plan while also promoting longer-term executive retention.

An illustration of the staggered design of our PSU plans that were ongoing during 2015 is below.

PSU Grant	2013	2014	2015	2016	2017	2018
2013 Plan Granted July 2013	1.5-year performance period Metrics: • adjusted revenues • non-GAAP operating margin		One-year retention service period	Vested Jan. 31, 2016

2014 Plan Granted July 2014			50% of target PSUs Metrics: • adjusted revenues • non-GAAP operating margin	50% of target PSUs Metrics: • adjusted revenues • non-GAAP operating margin	Vesting Feb. 28, 2017 subject to performance and continued employment
Two-year revenue growth goal
2015 Plan Granted March 2015			33% of target PSUs Metrics: • adjusted revenues • non-GAAP operating margin	33% of target PSUs Metrics: • adjusted revenues • non-GAAP operating margin	33% of target PSUs Metrics: • adjusted revenues • non-GAAP operating margin	Vesting Feb. 28, 2018 subject to performance and continued employment
Three-year revenue growth goal

In February 2016, the Compensation and Corporate Governance Committee reviewed Company performance against metrics contained in 2014 and 2015 PSU Plans in connection with the 2015 fiscal year performance tranche. As noted above, for each Named Executive Officer, the performance goals were revenues as adjusted for the change in unearned license revenues and non-GAAP operating margin.

Performance goals, actual results and earned shares under the 2014 and 2015 PSU Plans are described below. Results were adjusted to eliminate any impact on adjusted revenues and non-GAAP operating margin of acquisitions and divestitures. Additionally, of the 2015 tranches of both PSU Plans, we utilized non-GAAP revenues. Accordingly, the actual performance metrics calculated for purposes of the 2015 fiscal year performance tranche listed in the table below differ from VMware’s reported financial results for the periods shown.

Performance Achievement vs. Goals:

70% Weighting on Adjusted Revenues
	Threshold	Target	Max	Actual	Achievement	Weight	Weighted Result
Adjusted revenues	$6,491	$6,794	$7,097	$6,686 (98.4%)	82.2%	70%	57.6%
							+

30% Weighting on Non-GAAP Operating Margin
	Threshold	Target	Max	Actual	Achievement	Weight	Weighted Result
Non-GAAP operating margin	29.9%	31.5%	33.5%	31.2% (99.0%)	90.1%	30%	27.0%
							=
Total Plan Funding							84.6%

PSU Conversion Based on Performance:

	Target PSU Awards		2015 Tranche Target		2015 Tranche	PSUs Banked in 2015 Tranche*
Named Executive Officer	2014 Plan	2015 Plan	2014 Plan (50% of Total)	2015 Plan (33% of Total)	Achievement	2014 Plan	2015 Plan
Patrick Gelsinger	65,895	83,018	32,947	27,672	84.6%	27,873	23,410
Jonathan Chadwick	26,358	49,195	13,179	16,398	84.6%	11,149	13,872
Carl Eschenbach	31,629	122,989	15,814	40,996	84.6%	13,378	34,682
Sanjay Poonen	15,814	21,523	7,907	7,174	84.6%	6,689	6,069
Rangarajan (Raghu) Raghuram	21,086	49,195	10,543	16,398	84.6%	8,919	13,872

*	Banked PSUs will be converted into shares depending upon revenue growth performance over the two-year period 2015 through 2016 (for the 2014 PSU Plan) and the three-year period 2015 through 2017 (for the 2015 PSU Plan). See discussion above.

Benefits and Perquisites

We provide only minimal and select executive-level benefits or perquisites to our Named Executive Officers targeted to assist in recruitment of new executives and meet market practices.

During 2015, our Named Executive Officers were eligible to participate in a program for VMware to reimburse employees at the senior vice president level or above, including each Named Executive Officer, for annual comprehensive physical examinations and medical screenings. We determined that offering such a benefit was in the best interests of VMware and our stockholders given the critical role of our senior staff to the ongoing performance of our business.

Our Named Executive Officers were also eligible to participate in a non-qualified deferred compensation plan that was open to VMware employees at the level of senior director and above. The program allows a participant to voluntarily defer between 5% and 75% of his or her base salary, between 5% and 100% of his or her commissions (if any) and between 5% and 100% of his or her eligible bonus (if any), in each case on a pre-tax basis. VMware may, but does not currently intend to, make matching contributions.

VMware’s senior executives are obligated to undertake travel from time to time that is most efficient through use of private jet. VMware did not incur any incremental expense during 2015 in connection with jet usage by our Named Executive Officers and their family members.

Other than with respect to relocation benefits, VMware does not generally provide Named Executive Officers with tax gross-ups or reimbursements.

Change in Control and Post-Termination Compensation

During 2015, following review by the Compensation and Corporate Governance Committee, VMware’s Board of Directors approved a change in control retention plan (the “CIC Plan”) covering VMware executives, including each of the Named Executive Officers. As part of the annual review of executive compensation relative to VMware’s peers, the committee identified that this was an area that was appropriate to address from a market competitiveness perspective. The CIC Plan is intended to encourage the retention of Named Executive Officers and reduce uncertainty regarding the personal consequences of a potential change in control. The CIC Plan provides severance benefits for Named Executive Officers who are involuntarily terminated without “cause,” or who terminate employment for “good reason,” within 12 months following a “change in control” of VMware (each such term as defined in the CIC Plan) with benefits designed to be competitive with similar plans at VMware’s peer companies.

Upon a qualifying termination under the CIC Plan following a change in control, each Named Executive Officer is eligible to receive (i) a lump sum payment equal to a multiple of annual base salary, target annual bonus and monthly health insurance premiums and (ii) full accelerated vesting of outstanding equity awards. VMware’s CEO, Mr. Gelsinger, is eligible to receive two times his annual base salary and target bonus and 24 months of the health insurance premium amount. Other Named Executive Officers are eligible to receive 1.5 times their annual base salary and target bonus and 18 months of the health insurance premium amount.

The monthly health insurance premium amount equals 150% of the monthly cost required to obtain continuation coverage for the Named Executive Officer and his or her covered dependents. Named Executive Officers would be required to execute a release in favor of VMware in exchange for CIC Plan benefits. Performance-based equity awards will generally convert into shares at target amounts if a change in control occurs during a performance period, unless otherwise specified in the performance award agreement.

The CIC Plan does not provide for any tax gross-ups. In the event the Named Executive Officer would be subject to an excise tax under Section 4999 of the Internal Revenue Code (imposed on individuals who receive compensation in connection with a change of control that exceeds certain specified limits), the benefits to the Named Executive Officer will be reduced to the extent that such benefits do not trigger the excise tax unless the Named Executive Officer would retain greater value (on an after-tax basis) by receiving all benefits and paying applicable excise, income and payroll taxes.

In addition to the double trigger acceleration provided under the CIC Plan, the PSU awards granted to Named Executive Officers provide that if a change in control occurs during a performance period, that performance period will terminate immediately prior to consummation of the change in control and the PSUs will convert into time-based vesting awards that convert into Class A common stock at the target level of achievement.

Compensation Risk Assessment

We believe that the mix and design of the elements of our executive compensation are well balanced and do not encourage management to assume excessive risk. As detailed above, our pay mix is balanced among base salary, short-term performance cash bonus awards and equity compensation. Executive officer compensation is heavily weighted towards long-term, equity-based incentive compensation, which we believe discourages excessive short-term risk taking and strongly aligns executive officer interests with the creation of long-term increased stockholder value. In addition, we maintain policies against the purchase of hedging instruments in order to help maintain the alignment of executive officer interests with long-term changes in stockholder value by prohibiting executive officers from purchasing financial instruments that trade off the potential for upside gain in order to lock in the current market value of our securities. Additionally, as discussed below, our executive compensation plans also include compensation recovery provisions that enable us to recover performance bonuses, as well as gains on equity awards, that were earned due to activity detrimental to the Company.

Tax Deductibility

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public corporations for compensation greater than $1 million paid for any fiscal year to the corporation’s chief executive officer and certain other executive officers. However, performance-based compensation is not subject to the $1 million deduction limit if certain requirements are met. The Compensation and Corporate Governance Committee may consider the impact of Section 162(m) when designing our cash and equity bonus program, but may elect to provide compensation that is not fully deductible as a result of Section 162(m) if it determines this is in our best interests. The Compensation and Corporate Governance Committee structured our 2015 Executive Bonus Program for our Named Executive Officers and the PSUs and stock options granted in 2015 in order to allow each to qualify as performance-based compensation under Section 162(m). The RSUs granted in 2015 do not qualify as performance-based compensation.

Hedging Policy

We have adopted a policy prohibiting any of our directors or employees, including our Named Executive Officers, from “hedging” their ownership in shares of our Class A common stock or other equity-based interests in us, including by engaging in short sales or trading in derivative securities relating to our common stock and the common stock of EMC.

Compensation Recovery Policies

Our Executive Bonus Program for our executive officers, including our Named Executive Officers and the performance-based long-term equity award program were both adopted under the Incentive Plan. The Incentive Plan includes provisions that allow us to cancel outstanding equity awards or “clawback” the value of cash bonus awards recently realized if an officer, including each of our Named Executive Officers, engages in activity determined to be detrimental to VMware. Additionally, both programs include an incentive compensation recovery provision under which we can require reimbursement of any bonus paid under the plan where payment was predicated on financial results that were subject to a significant restatement and the individual engaged in fraud or misconduct that caused or partially caused the restatement. The policy applies to payments made within three years of the date when the applicable restatement is disclosed.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The table below summarizes the compensation information for the fiscal years ended December 31, 2015, 2014 and 2013 for our Named Executive Officers—our Chief Executive Officer, our Chief Financial Officer and the three other most highly compensated individuals who were serving as executive officers of VMware at the end of fiscal year 2015. The amounts shown in the Stock Awards column do not reflect compensation actually received by the Named Executive Officer, but instead include the aggregate grant date value of awards computed in accordance with generally accepted accounting standards.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total ($)
Patrick Gelsinger	2015	1,000,000	650(4)	11,904,314	—	1,443,750	10,479	14,359,193
Chief Executive Officer	2014	925,000	—	3,819,670	2,423,179	1,322,274	49,497	8,539,620
	2013	850,001	—	9,444,525	2,337,879	1,284,318	75,323	13,992,046
Jonathan Chadwick(5)	2015	680,000	650(4)	6,536,808	—	628,375	6,000	7,851,833
Chief Financial Officer,	2014	650,000	—	1,527,791	969,272	646,613	7,372	3,801,048
Chief Operating Officer and Executive Vice President	2013	625,000	—	3,305,528	818,243	697,969	8,142	5,454,882
Carl Eschenbach(6)	2015	730,000	650(4)	14,944,821	—	696,875	22,323	16,364,669
President and Chief Operating Officer	2014 2013	712,500 693,733	2,300,000 —	1,833,368 7,083,373	1,163,131 1,753,409	708,288 774,616	22,152 15,715	6,739,439 10,320,846
Sanjay Poonen	2015	605,000	650(4)	3,034,494	—	668,750	—	4,308,894
Executive Vice President and	2014	600,000	—	916,636	581,552	599,850	2,400	2,700,438
General Manager, End-User Computing and Head of Global Marketing	2013(7)	245,386	600,000	5,037,323	4,544,271	297,357	—	10,724,337
Rangarajan (Raghu) Raghuram	2015	605,000	650(4)	6,321,816	—	585,250	—	7,512,716
Executive Vice President	2014	550,000	—	1,222,213	775,412	551,850	—	3,099,475
and General Manager, Software-Defined Data Center	2013	487,466	—	2,833,299	701,344	544,156	—	4,566,265

(1)	Amounts shown represent the grant date fair values of stock awards granted in the fiscal year indicated, which were computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Options (“ASC Topic 718”), without taking into account estimated forfeitures. The amounts disclosed may never be realized. Assumptions used in calculating these amounts are included in the note titled “Stockholders’ Equity” to our audited financial statements included in our Annual Report on Form 10-K for the applicable year.

Amounts include the value of the 2015 performance tranches of the 2014 PSUs and the 2015 PSUs, for which performance goals were set in March 2015. For more details on the 2014 PSUs and the 2015 PSUs, see Compensation Discussion and Analysis—Compensation Components—Long-Term Incentives” and “Grants of Plan-Based Awards.”

With respect to both the 2014 PSUs and 2015 PSUs, where vesting is subject to the Company’s financial performance, the “Stock Awards” column above includes the grant date fair value based on the probable outcome of the performance based condition as of the grant date in accordance with ACS Topic 718. Assuming the highest level of performance is achieved, the aggregate grant date fair value of the portion of the 2014 and 2015 PSU awards deemed granted in 2015 set forth in the table above would be:

Name	Grant	Date of Grant	Maximum Conversion Ratio	Assuming Highest Level of Performance Conditions Achieved ($)
Patrick Gelsinger	2014 PSU	03/16/15	2.00	5,374,315
	2015 PSU	03/23/15	2.00	4,608,495
Jonathan Chadwick	2014 PSU	03/16/15	2.00	2,149,758
	2015 PSU	03/23/15	2.00	2,730,923
Carl Eschenbach	2014 PSU	03/16/15	2.00	2,579,580
	2015 PSU	03/23/15	2.00	6,827,474
Sanjay Poonen	2014 PSU	03/16/15	2.00	1,289,790
	2015 PSU	03/23/15	2.00	1,194,758
Rangarajan (Raghu) Raghuram	2014 PSU	03/16/15	2.00	1,719,774
	2015 PSU	03/23/15	2.00	2,730,923

(2)	Amounts shown represent cash incentive compensation earned for services rendered in the respective fiscal years under our annual cash incentive bonus plan. For more details on the annual cash incentive bonus plan, see “Compensation Discussion and Analysis—Compensation Components—Annual Performance-Based Bonus” and “Grants of Plan-Based Awards.”
(3)	Amounts shown in the All Other Compensation column for fiscal 2015 represent: (i) matching contributions made under the VMware 401(k) plan of $6,000 for Mr. Chadwick and $6,000 for Mr. Eschenbach; (ii) matching contributions under VMware’s Matching Gift Program, under which employees may contribute to qualified charitable organizations and VMware provides a matching contribution to the charity in an equal amount, of $3,141.59 for Mr. Eschenbach; (iii) spousal travel to and attendance at a Company sales organization event of $10,479 for Mr. Gelsinger and $12,594.20 for Mr. Eschenbach; and (iv) a taxable award for Mr. Eschenbach. VMware also provided for travel to a Company business event for Mr. Gelsinger’s spouse at no incremental cost to the Company on aircraft leased by VMware.
(4)	Amounts shown represent a broad-based holiday bonus paid to Company employees in December 2015.
(5)	Mr. Chadwick resigned from his position as Chief Financial Officer, Chief Operating Officer and Executive Vice President, effective March 1, 2016.
(6)	Mr. Eschenbach resigned from his position as President and Chief Operating Officer, effective March 31, 2016.
(7)	Amounts shown for fiscal year 2013 represent compensation for a partial fiscal year, as Mr. Poonen joined the Company as Executive Vice President and General Manager, End-User Computing effective August 5, 2013.

Grants of Plan-Based Awards

The following table sets forth information concerning non-equity incentive plan grants to our Named Executive Officers under our Executive Bonus Program during the fiscal year ended December 31, 2015 and stock awards granted to our Named Executive Officers during 2015 under the Incentive Plan. For further information on our non-equity incentive plan grants, see “Compensation Discussion and Analysis—Compensation Components—Annual Performance-Based Bonus.” The actual amounts realized in respect of the non-equity plan incentive awards during the 2014 fiscal year are reported in the “Summary Compensation Table” under the “Non-Equity Incentive Plan Compensation” column.

Name	Type(1)	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards(3) ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Patrick Gelsinger	H1 Bonus	02/13/15	255,000	750,000	1,800,000	—	—	—	—	—
	H2 Bonus	08/14/15	255,000	750,000	1,800,000	—	—	—	—	—
	RSU Grant	03/23/15	—	—	—	—	—	—	83,018	6,912,909
	2014 PSU(4)	03/16/15	—	—	—	8,237	32,947	65,894	—	2,687,157
	2015 PSU(5)	03/23/15	—	—	—	6,918	27,672	55,344	—	2,304,247
Jonathan Chadwick	H1 Bonus	02/13/15	114,750	337,500	810,000	—	—	—	—	—
	H2 Bonus	08/14/15	116,450	342,500	822,000	—	—	—	—	—
	RSU Grant	03/23/15	—	—	—	—	—	—	49,195	4,096,468
	2014 PSU(4)	03/16/15	—	—	—	3,295	13,179	26,358	—	1,074,879
	2015 PSU(5)	03/23/15	—	—	—	4,100	16,398	32,796	—	1,365,461
Carl Eschenbach	H1 Bonus	02/13/15	123,250	362,500	870,000	—	—	—	—	—
	H2 Bonus	08/14/15	124,950	367,500	882,000	—	—	—	—	—
	RSU Grant	03/23/15	—	—	—	—	—	—	122,989	10,241,294
	2014 PSU(4)	03/16/15	—	—	—	3,954	15,814	31,628	—	1,289,790
	2015 PSU(5)	03/23/15	—	—	—	10,249	40,996	81,992	—	3,413,737
Sanjay Poonen	H1 Bonus	02/13/15	102,000	300,000	720,000	—	—	—	—	—
	H2 Bonus	08/14/15	103,700	305,000	732,000	—	—	—	—	—
	RSU Grant	03/23/15	—	—	—	—	—	—	21,523	1,792,220
	2014 PSU(4)	03/16/15	—	—	—	1,977	7,907	15,814	—	644,895
	2015 PSU(5)	03/23/15	—	—	—	1,794	7,174	14,348	—	597,379
Rangarajan (Raghu) Raghuram	H1 Bonus	02/13/15	102,000	300,000	720,000	—	—	—	—	—
	H2 Bonus	08/14/15	103,700	305,000	732,000	—	—	—	—	—
	RSU Grant	03/23/15	—	—	—	—	—	—	49,195	4,096,468
	2014 PSU(4)	03/16/15	—	—	—	2,636	10,543	21,086	—	859,887
	2015 PSU(5)	03/23/15	—	—	—	4,100	16,398	32,796	—	1,365,461

(1)	“H1 Bonus” in the above table refers to grants under the Executive Bonus Program for performance between January 1, 2015 and June 30, 2015. “H2 Bonus” in the above table refers to grants under the Executive Bonus Program for performance between July 1, 2015 and December 31, 2015.
(2)	Amounts shown are possible payouts under the Executive Bonus Program. These amounts were based on the individual’s 2015 base salary and position. The program included corporate and individual performance goals with 50% of each Named Executive Officer’s target amount determined solely by corporate financial goals. Threshold payments were set at 68% of the target amounts and were based upon the achievement of corporate financial goals. Accordingly, threshold bonus amounts were 34% of the target amounts for our Named Executive Officers. Maximum payments were capped at 240% of the target amounts. For more information on the Executive Bonus Program, see “Compensation Discussion and Analysis—Compensation Components—Annual Performance-Based Bonus.”
(3)	Amounts shown represent the grant date fair values of each equity award computed in accordance with ASC Topic 718, without taking into account estimated forfeitures. The fair market values of these awards have been determined based on assumptions set forth in the note titled “Stockholders’ Equity” to our audited financial statements for the fiscal year ended December 31, 2015 included in our Annual Report on Form 10-K filed with the SEC on February 25, 2016. With respect to the PSU awards, the estimate of the grant date fair value in accordance with ACS Topic 718 assumes vesting at target.
(4)

The 2014 PSUs were awarded in July 2014 but the performance targets for the fiscal 2015 performance period and the 2015-2016 2-year multiplier were not approved until March 2015 (the “First 2014 PSU Tranche”). Performance targets for the separate fiscal 2016 performance period (the “Second 2014 PSU Tranche”) were not established during 2015. Amounts in the “Estimated Future Payouts Under Equity Incentive Plan Awards” columns represent the range of shares of Class A common stock subject to the First 2014 PSU Tranche that will become eligible to vest on February 28, 2017, if VMware meets the designated performance targets, assuming achievement at the threshold, target and maximum performance levels. Shares subject to the Second 2014 PSU Tranche were not considered granted during 2015 and are therefore not represented in the table. The 2014 PSUs will convert into Class A common stock at a ratio ranging from 0.5 to 2.0 shares per PSU, depending upon the degree of performance. Vesting in the 2014 PSUs is subject to continued employment, will not occur, and no shares will be issued, for performance below minimum threshold performance levels. For more information regarding the PSU awards, see “Compensation Discussion and Analysis—Compensation Components—Long-Term Incentives.”
(5)	The 2015 PSUs were granted and the performance targets for the fiscal 2015 performance period and the 2015-2017 3-year multiplier were approved in March 2015 (the “First 2015 PSU Tranche”). Performance targets for the separate fiscal 2016 performance period (the “Second 2015 PSU Tranche”) and the separate fiscal 2017 performance period (the “Third 2015 PSU Tranche”) were not established during 2015. Amounts in the “Estimated Future Payouts Under Equity Incentive Plan Awards” columns represent the range of shares of Class A common stock subject to the First 2015 PSU Tranche that will become eligible to vest on February 28, 2018, if VMware meets the designated performance targets, assuming achievement at the threshold, target and maximum performance levels. Shares subject to the Second 2015 PSU Tranche and the Third 2015 PSU Tranche were not considered granted during 2015 and are therefore not represented in the table. The 2015 PSUs will convert into Class A common stock at a ratio ranging from 0.5 to 2.0 shares per PSU, depending upon the degree of performance. Vesting in the 2015 PSUs is subject to continued employment, will not occur, and no shares will be issued, for performance below minimum threshold performance levels. For more information regarding the PSU awards, see “Compensation Discussion and Analysis—Compensation Components—Long-term Incentives.”

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning stock options and stock awards held by our Named Executive Officers as of December 31, 2015. Except for the EMC awards held by Mr. Gelsinger, the market values for unvested stock awards are calculated based on a market value of $56.57 per share (the closing market price of VMware’s Class A common stock on December 31, 2015) multiplied by the number of shares subject to the award. For the EMC awards held by Mr. Gelsinger, the market values for unvested stock awards are calculated based on a market value of $25.68 per share (the closing market price of EMC’s common stock on December 31, 2015) multiplied by the number of shares subject to the award. For awards which are subject to performance-based conditions as described in the footnotes below, the number of shares reflects performance assuming achievement at target unless otherwise noted.

	Outstanding Option Awards						Outstanding Stock Awards
									Time-Based Vesting Awards		Performance-Based Vesting Awards
Name	Type	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Type	Grant Date	Number of Shares or Units of Stock Held That Have Not Vested (#)	Market Value of Shares or Units of Stock Held That have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Patrick Gelsinger	EMC	10/30/09(1)	500,000	0	16.47	10/30/19	VMW	09/14/12(2)	19,274	1,090,330	—	—
	EMC	08/03/10(3)	24,000	0	20.47	08/03/20	VMW	07/25/13(4)	15,612	883,171	—	—
	EMC	02/02/11(5)	36,000	0	20.47	08/03/20	VMW	08/14/13(6)	54,468	3,081,225	—	—
	EMC	08/03/11(7)	16,431	4,108	25.04	08/03/21	VMW	07/24/14(8)	24,711	1,397,901	—	—
	EMC	02/02/12(9)	22,144	7,381	25.04	08/03/21	VMW	03/16/15(10)	—	—	32,947	1,863,812
	VMW	07/25/13(11)	57,822	34,694	84.04	07/25/20	VMW	03/23/15(12)	83,018	4,696,328	—	—
	VMW	07/24/14(13)	34,777	53,083	96.61	07/24/21	VMW	03/23/15(14)	—	—	27,672	1,565,405
Jonathan Chadwick	VMW	07/25/13(11)	20,237	12,143	84.04	07/25/20	VMW	12/17/12(2)	22,357	1,264,735	—	—
	VMW	07/24/14(13)	13,911	21,233	96.61	07/24/21	VMW	07/25/13(4)	5,466	309,212	—	—
							VMW	08/14/13(6)	19,063	1,078,394	—	—
							VMW	07/24/14(13)	9,885	559,194	—	—
							VMW	03/16/15(10)	—	—	13,179	745,536
							VMW	03/23/15(12)	49,195	2,782,961	—	—
							VMW	03/23/15(14)	—	—	16,398	927,635
Carl Eschenbach	VMW	07/25/13(11)	43,366	26,021	84.04	07/25/20	VMW	04/09/12(15)	6,197	350,564	—	—
	VMW	07/24/14(13)	16,693	25,480	96.61	07/24/21	VMW	07/25/13(16)	6,245	353,280	—	—
							VMW	08/14/13(6)	40,851	2,310,941	—	—
							VMW	07/24/14(8)	11,861	670,977	—	—
							VMW	03/16/15(10)	—	—	15,814	894,598
							VMW	03/23/15(17)	122,989	6,957,488	—	—
							VMW	03/23/15(14)	—	—	40,996	2,319,144
Sanjay Poonen	VMW	09/13/13(18)	95,807	74,518	87.63	09/13/20	VMW	09/13/13(19)	22,356	1,264,679	—	—
	VMW	07/24/14(13)	8,346	12,740	96.61	07/24/21	VMW	09/13/13(6)	10,027	567,227	—	—
							VMW	07/24/14(8)	5,930	335,460	—	—
							VMW	03/16/15(10)	—	—	7,907	447,299
							VMW	03/23/15(12)	21,523	1,217,556	—	—
							VMW	03/23/15(14)	—	—	7,174	405,833
Rangarajan (Raghu) Raghuram	VMW	07/25/13(11)	17,346	10,408	84.04	07/25/20	VMW	07/25/13(4)	4,684	264,974	—	—
	VMW	07/24/14(13)	11,128	16,987	96.61	07/24/21	VMW	08/14/13(6)	16,340	924,354	—	—
							VMW	07/24/14(8)	7,908	447,356	—	—
							VMW	03/16/15(10)	—	—	10,543	596,418
							VMW	03/23/15(12)	49,195	2,782,961	—	—
							VMW	03/23/15(14)	—	—	16,398	927,635

(1)	Option vested over five years on each anniversary of the date of grant.
(2)	RSU vests over four years, with 37.5% vested on the 18-month anniversary of the first day of the month the RSU was granted and the remaining shares vesting ratably every six months thereafter, subject to continued employment.
(3)	Option vests over five years on each anniversary of the date of grant, subject to continued employment.
(4)	RSU vests over four years, with 25% vested on June 1, 2014 and the remaining shares vesting ratably every six months thereafter, subject to continued employment.

(5)	Represents a performance stock option to purchase shares of EMC common stock. Based on 2011 performance by EMC, 36,000 EMC option shares are issuable pursuant to this option. One-quarter of the EMC option shares vested on February 2, 2012, and the remaining shares vested ratably every year until fully vested on February 1, 2015.
(6)	Represents shares issuable pursuant to a PSU award that vested in a single tranche on January 31, 2016. The number of shares was based upon the degree of VMware’s achievement of financial performance goals for an 18-month performance period that ended on December 31, 2014.
(7)	Option vests over five years on each anniversary of the date of grant, subject to continued employment.
(8)	RSU vests over four years, with 25% vested on May 1, 2015 and the remaining shares vesting ratably every six months thereafter, subject to continued employment.
(9)	Represents a performance stock option to purchase shares of EMC common stock. Based on 2012 performance by EMC, 29,525 EMC option shares are issuable pursuant to this option. One-quarter of the EMC option shares vested on February 6, 2013, and the remaining option shares vest ratably every year thereafter until fully vested on February 1, 2016, subject to continued employment.
(10)	Represents shares that may be issued under a PSU award (the “2014 PSUs”) as of December 31, 2015. The 2014 PSUs were awarded in July 2014 but the performance targets for the fiscal 2015 performance period and the 2015-2016 2-year multiplier were not approved until March 2015 (the “First 2014 PSU Tranche”). Performance targets for the separate fiscal 2016 performance period (the “Second 2014 PSU Tranche”) were not established during 2015 and the Second 2014 PSU Tranche is therefore not represented in the table. The First 2014 PSU Tranche will become eligible to vest on February 28, 2017, subject to continued employment. The 2014 PSUs will convert into Class A common stock at a ratio ranging from 0.5 to 2.0 shares per PSU, depending upon the degree of performance. In March 2016, achievement in the First 2014 PSU Tranche was certified at a level of 84.6%. The final percentage calculation remains subject to the determination of the 2-year multiplier following the completion of fiscal 2016. Based on guidance provided by the SEC, the target number of shares issuable in the First 2015 PSU Tranche is represented in the table. For more information regarding the PSU awards, see “Compensation Discussion and Analysis—Compensation Components—Long-Term incentives.”
(11)	Option vests over four years, with 25% vested on June 1, 2014 and the remaining shares vesting ratably each month thereafter, subject to continued employment.
(12)	RSU vests over four years, with 25% vesting on March 1, 2016 and the remaining vesting ratably every six months thereafter, subject to continued employment.
(13)	Option vests over four years, with 25% vested on May 1, 2015 and the remaining shares vesting ratably every month thereafter, subject to continued employment.
(14)	Represents shares that may be issued under a PSU award (the “2015 PSUs”) as of December 31, 2015. The 2015 PSUs were granted and the performance targets for the fiscal 2015 performance period and the 2015-2017 3-year multiplier were approved in March 2015 (the “First 2015 PSU Tranche”). Performance targets for the separate fiscal 2016 performance periods (the “Second 2015 PSU Tranche”) and the separate fiscal 2017 performance period (the “Third 2015 PSU Tranche”) were not established during 2015. The First 2015 PSU Tranche will become eligible to vest on February 28, 2018, subject to continued employment. The 2015 PSUs will convert into Class A common stock at a ratio ranging from 0.5 to 2.0 shares per PSU, depending upon the degree of performance. In March 2016, achievement in the First 2015 PSU Tranche was certified at a level of 84.6%. The final percentage calculation remains subject to the determination of the 3-year multiplier following the completion of fiscal 2017. Based on guidance provided by the SEC, the target number of shares issuable in the First 2015 PSU Tranche is represented in the table. For more information regarding the PSU awards, see “Compensation Discussion and Analysis—Compensation Components—Long-Term Incentives.”
(15)	RSU vests over four years, with 25% vesting on the first anniversary of the first day of the month the RSU was granted and the remaining shares vesting ratably every six months thereafter, subject to continued employment.
(16)	RSU vests over three years, with 60% vesting on June 1, 2014 and the remaining shares vesting ratably every six months thereafter, subject to continued employment.
(17)	RSU vests 12.5% on each of January 1, 2016, April 1, 2016, July 1, 2016 and October 1, 2016 and as to the remaining 50% on January 1, 2017.
(18)	Option vests over four years, with 25% vesting on the first anniversary of the first day of the month the option was granted and the remaining shares vesting ratably each month thereafter, subject to continued employment.
(19)	RSU vests over four years, with 25% vesting on the first anniversary of the first day of the month the RSU was granted and the remaining shares vesting ratably every six months thereafter, subject to continued employment.

Option Exercises and Stock Vested

The following table sets forth information regarding stock options exercised and stock awards vested for our Named Executive Officers during the fiscal year ended December 31, 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting(2) ($)
Patrick Gelsinger(3)	—	—	143,614	(4)	8,726,275
Jonathan Chadwick	—	—	76,996		6,223,119
Carl Eschenbach	—	—	111,817		9,364,232
Sanjay Poonen	—	—	14,735		1,196,278
Rangarajan (Raghu) Raghuram	3,125	180,006	42,281		3,519,238

(1)	Amounts represent the difference between the exercise price and the fair market value of the VMware Class A common stock on the date of exercise for each option multiplied by the number of options exercised on each such date. Fair market value has been determined based on the closing price of VMware’s Class A common stock on the NYSE on the exercise date.
(2)	Except for Mr. Gelsinger, amounts represent the fair market value of VMware Class A common stock, on the applicable vesting date, multiplied by the number of shares of restricted stock units vested on each such date. With respect to Mr. Gelsinger, amounts also include and represent the fair market value of EMC common stock on the applicable vesting date, multiplied by the number of shares of restricted stock units vested on each such date. Fair market value is determined based on the closing price of VMware’s common stock, and as applicable, EMC common stock, on the NYSE on the vesting date. For vesting dates that do not fall on a trading day, fair market value is determined based on the closing price on the trading day immediately preceding the vesting date. Amounts shown do not represent proceeds from sales of shares acquired on vesting of stock awards and do not indicate that shares were actually sold.
(3)	Prior to joining VMware, Mr. Gelsinger was an executive officer at EMC, our parent and controlling stockholder. Mr. Gelsinger continues to vest in equity awards granted by EMC while he is employed by the Company.
(4)	Includes 88,910 VMware RSUs and 54,704 EMC RSUs that vested during the fiscal year ended December 31, 2015.

Pension Benefits

VMware does not provide pension benefits to its Named Executive Officers.

Nonqualified Deferred Compensation

In 2013, VMware adopted a nonqualified deferred compensation program, which became effective January 1, 2014. The program is open to VMware employees at the level of senior director and above, including our Named Executive Officers. The program allows a participant to voluntarily defer between 5% and 75% of his or her base salary, between 5% and 100% of his or her commissions (if any), and between 5% and 100% of his or her eligible bonus (if any), in each case on a pre-tax basis. VMware may, but does not currently intend to, make matching contributions. A participant can elect for his or her deferrals to be treated as if invested in one or more mutual funds, which mirror those of our 401(k) plan. Amounts deferred by each participant under the program are credited to a bookkeeping account maintained on behalf of each participant. The bookkeeping account under the program will then be adjusted based on the performance of the participant’s investment elections. VMware does not provide a guaranteed rate of return on these funds. The program is “unfunded,” and all deferrals are general assets of VMware.

Participants are generally eligible to receive payment of his or her contributions and related earnings at the end of an elected deferral period or six months after a separation of service from VMware on the first business day of the next quarter. A participant can elect to receive his or her payments in a lump sum or annual installments. Individual contributions and related earnings vest completely upon a participant’s disability or death. Participants may make hardship withdrawals under specific circumstances.

The following table shows the executive contributions, earnings and account balances for the Named Executive Officers in the Nonqualified Deferred Compensation Plan as of December 31, 2015.

Name	Executive Contributions in Last Fiscal Year(1) ($)	Aggregate Earnings (Losses) in Last Fiscal Year(2) ($)	Aggregate Balance at Last Fiscal Year-End(3) ($)
Patrick Gelsinger	533,125	(10,621)	1,014,565
Jonathan Chadwick	—	—	—
Carl Eschenbach	—	—	—
Sanjay Poonen	—	—	—
Rangarajan (Raghu) Raghuram	—	(350)	393,768

(1)	Represents deferred amounts that are also reported as compensation in the Summary Compensation Table during fiscal year 2015.
(2)	Earnings (Losses) shown are not included in the Summary Compensation Table because they are not preferential or above market.
(3)	The amounts shown include executive contributions in fiscal 2014 of $489,182 for Mr. Gelsinger and $385,925 for Mr. Raghuram which were previously reported in the Summary Compensation Table as compensation for fiscal year 2014.

Potential Payments upon Termination or Change in Control

The information below describes the compensation and benefits due to each of our Named Executive Officers in the event of termination of employment or a change in control under the circumstances described below. Except as noted below, all unvested stock awards will terminate upon any termination of employment. The vested portions of all stock options generally remain exercisable for a period of three months following the date of termination unless termination is for cause, in which case any unexercised stock options terminate immediately.

Change in Control

In February 2015, VMware adopted a change in control retention plan covering VMware executives (the “CIC Plan”). VMware’s Named Executive Officers are entitled to receive severance benefits under the CIC Plan upon termination without “cause,” or following a termination of employment for “good reason” within 12 months following a “change in control” of VMware, as such terms are defined in the CIC Plan. For information regarding the conditions of and benefits payable under the CIC Plan, see “Compensation Discussion and Analysis—Compensation Components—Change-in-Control and Post-Termination Compensation.”

Involuntary Termination for Cause

A Named Executive Officer whose employment is terminated for cause is not entitled to any compensation or benefits other than those that are paid to all employees upon any termination of employment.

Involuntary Termination without Cause or Resignation for Good Reason

As of December 31, 2015, except as provided in individual agreements, a Named Executive Officer whose employment was involuntarily terminated without cause or who terminates their employment for good reason was not entitled to any benefits other than those that are paid to all employees upon any termination of employment. The agreement relating to an RSU awarded to Mr. Eschenbach in April 2012 in connection with his promotion to Chief Operating Officer provided for the acceleration of vesting of the entire unvested portion of the RSU in the event of his involuntary termination by the Company without cause or his termination of employment for good reason following a change in control of VMware. There were no other individual agreements in place as of December 31, 2015 providing for benefits upon involuntary termination absent a change in control.

Voluntary Termination

A Named Executive Officer who voluntarily terminates employment is not entitled to any compensation or benefits other than those that are paid to all employees upon any termination of employment.

The provision of any additional compensation and benefits would be made at the discretion of the Compensation and Corporate Governance Committee.

Death

Upon an employee’s death, the employee’s survivors will continue to receive the employee’s base salary for six months, and we will make a $10,000 contribution to a tax-qualified education fund in respect of each of the deceased employee’s minor children. This benefit is provided to all employees generally. For those employees who hold equity awards granted under the Incentive Plan, including our Named Executive Officers, unvested stock options and stock awards will immediately vest and all options held by the employee prior to his or her death will remain exercisable for three years thereafter. The awards granted by EMC to Mr. Gelsinger prior to his employment by the Company, which continue to vest by their terms while he is employed by the Company, provide the same benefits.

Disability

Upon termination for disability, for those employees who hold equity awards granted under the Incentive Plan, including our Named Executive Officers, unvested stock options and stock awards will immediately vest, and all options held by an employee prior to his or her termination for disability will remain exercisable for three years thereafter. The awards granted by EMC to Mr. Gelsinger prior to his employment by the Company, which continue to vest by their terms while he is employed by the Company, provide the same benefits.

Retirement

We do not provide any retirement benefits to our Named Executive Officers, other than matching 401(k) plan contributions to the extent that they are provided to all employees who participate in our 401(k) plan. Effective July 2014, the maximum matching contribution available to all employees participating in our 401(k) plan is $1,500 per fiscal quarter.

Potential Payments Table

The following table shows the potential payments and benefits that would have been provided upon termination under each of the scenarios discussed above if such termination had occurred on December 31, 2015. The actual amounts to be paid can only be determined at the time of the termination of employment. Excluded are benefits of equal value provided to all employees, such as payments upon an employee’s death.

	Termination Due to Death or Disability ($)		Without Cause/ Resignation for Good Reason ($)		Change in Control: Qualifying Termination ($)
	Acceleration of Stock Options(1)	Acceleration of RSUs & PSUs (2)	Acceleration of Stock Options(1)	Acceleration of RSUs(3)	Acceleration of Stock Options(1)	Acceleration of RSUs & PSUs(2)	Cash Severance Payment(4)	Total(5)
Patrick Gelsinger(6)	6,532	19,573,050	—	—	—	19,573,050	5,064,404	24,263,175
Jonathan Chadwick	—	10,268,473	—	—	—	10,268,473	2,105,409	12,373,882
Carl Eschenbach	—	19,389,990	—	175,282	—	19,389,990	2,255,409	21,645,399
Sanjay Poonen	—	5,553,647	—	—	—	5,553,647	1,880,409	7,434,056
Rangarajan (Raghu) Raghuram	—	8,395,384	—	—	—	8,395,384	1,880,236	10,275,620

(1)	Represents the aggregate value of the acceleration of vesting of the executive’s unvested stock options, based on the spread between the closing price of our common stock ($56.57) on the NYSE on December 31, 2015 and the stock option exercise prices.
(2)	Represents the aggregate value of the acceleration of vesting of the executive’s unvested restricted stock units and PSUs, based on the closing price of our common stock ($56.57) on the NYSE on December 31, 2015. Under the CIC Plan, amounts attributable to PSUs assume target performance, subject to more specific treatment as may be required by the specific PSU award agreement. PSU amounts in the “Change in Control: Qualifying Termination” column assume default treatment of PSU awards under the Change in Control Retention Plan.
(3)	Represents the aggregate value of the acceleration of vesting of the executive’s unvested restricted stock units, based on the closing price of our common stock ($56.57) on the NYSE on December 31, 2015.
(4)	Amounts shown represent a lump severance payment equaling the sum of a multiplier of annual cash compensation (of 2 times annual base salary and target bonus for the CEO and 1.5 times annual base salary and target bonus for the other NEOs) and estimated monthly health insurance premiums (of 150% the monthly cost for 24 months for the CEO and for 18 months for the other NEOs) assuming a change in control occurred December 31, 2015.
(5)	VMware’s CIC Plan does not provide for any tax gross-ups. In the event a NEO would be subject to an excise tax under Section 4999 of the Internal Revenue Code (imposed on individuals who receive compensation in connection with a change of control that exceeds certain specified limits), the benefits to the NEO will be reduced to the extent that such benefits do not trigger the excise tax, unless the NEO would retain greater value (on an after-tax basis) by receiving all benefits and paying applicable excise, income and payroll taxes. Amounts shown are based on preliminary calculations that indicate that, with the exception of Mr. Gelsinger, the amounts payable to each NEO under the CIC Plan would not be subject to the excise tax. With respect to Mr. Gelsinger, the total payout amount shown reflects that Mr. Gelsinger’s total payments would be reduced by an estimated amount of $374,279 in accordance with the Severance Parachute Payment provision of the CIC Plan. Estimated amounts may materially differ from any actual amounts ultimately paid.
(6)	Amounts for Mr. Gelsinger include awards granted by EMC, our parent and controlling stockholder, prior to his employment by the Company, which awards continue to vest by their terms while he is employed by the Company. The aggregate value of the acceleration of vesting of Mr. Gelsinger’s unvested EMC stock options are based on the spread between the closing price of EMC’s common stock ($25.68) on the NYSE on December 31, 2015 and the stock option exercise prices. The aggregate value of the acceleration of vesting of Mr. Gelsinger’s unvested EMC restricted stock units is based on the closing price of EMC’s common stock ($25.68) on the NYSE on December 31, 2015.

Indemnification Agreements and Director and Officer Insurance

Our certificate of incorporation and bylaws generally provide for mandatory indemnification of directors and officers to the fullest extent permitted by law. We have also entered into indemnification agreements with our directors and executive officers that will generally provide for mandatory indemnification to the fullest extent permitted by law. In addition, our executive officers and directors are insured under a liability insurance policy officers and directors.

COMPENSATION AND CORPORATE GOVERNANCE COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material,” to be “filed” with the SEC or be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that VMware specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Compensation and Corporate Governance Committee of VMware, Inc. has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation and Corporate Governance Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION AND CORPORATE GOVERNANCE

COMMITTEE

Paul Sagan, Chair

Anthony Bates

Michael Brown

DIRECTOR COMPENSATION

The Compensation and Corporate Governance Committee evaluates the appropriate level and form of compensation for non-employee directors at least annually and recommends changes to the Board of Directors when appropriate. During 2015, non-employee directors were eligible for the following compensation:

•	an annual retainer fee of $50,000;

•	additional annual compensation of $25,000 for committee chairs;

•	additional annual compensation of $20,000 for committee vice chairs;

•	additional annual compensation of $15,000 for other committee members; and

•	additional annual compensation of $100,000 for our Lead Director.

We also reimburse our directors for reasonable expenses in connection with performing their duties as directors, such as attendance at Board of Directors and committee meetings.

In addition, during 2015, non-employee directors were eligible to receive the following equity grants:

•	an annual restricted stock unit grant equal to a grant value of $250,000, calculated using a 45-day trailing average, vesting in quarterly installments over one year.

Subject to the discretion of the Board of Directors, non-employee directors who are elected to the Board of Directors during the year are eligible to receive a restricted stock unit grants that may be pro-rated to reflect the portion of the year that they serve on the Board of Directors.

The Compensation and Corporate Governance Committee has adopted stock ownership guidelines for our non-employee directors. Under the guidelines, each non-employee director who receives equity grants from us is required to hold 5,000 shares of our Class A common stock. If a director does not yet meet the holding requirement, the director must hold an amount of shares equal to 50% of the net shares acquired from us as compensation for director services. As of the date of this proxy statement, the holdings of each non-employee director are sufficient to comply with this policy.

We do not provide compensation to Messrs. Tucci and Maritz for their service on our Board of Directors because they are officers of EMC or a subsidiary of EMC. Accordingly, Messrs. Tucci and Maritz are not subject to the stock ownership guidelines established for our non-employee directors.

The table below summarizes the compensation earned by our non-employee directors for the fiscal year ended December 31, 2015:

Name	Fees Earned(1)($)	Restricted Stock Unit Awards(2)(3)($)	Total($)
Michael Brown	90,000	256,591	346,591
Donald Carty(4)	3,384	109,057	112,441
Pamela Craig(5)	71,425	256,591	328,016
John Egan	75,000	256,591	331,591
Paul Maritz	—	—	—
Dennis Powell(6)	87,137	256,591	343,728
Paul Sagan(7)	150,973	256,591	407,564
David Strohm(8)	56,397	256,591	312,988
Joseph Tucci	—	—	—

(1)	Includes annual retainer for service on our Board of Directors and additional amounts, as applicable, for committee membership, service as committee chair and service as Lead Director.

(2)	Amounts shown represent the grant date fair values computed in accordance with ASC Topic 718 of the restricted stock unit grants in this table, rather than an amount paid to or realized by the director. The fair market value of these awards have been determined based on assumptions set forth in the note titled “Stockholders’ Equity” to our audited financial statements for the fiscal year ended December 31, 2015, included in our Annual Report on Form 10-K filed with the SEC on February 25, 2016. With respect to Ms. Craig and Messrs. Powell and Strohm, the unvested portion of their RSUs terminated on the effective dates of their respective resignations from the Board of Directors.
(3)	On May 27, 2015, each of Messrs. Brown, Egan, Powell, Sagan and Strohm and Ms. Craig was granted an award of 2,965 RSUs, with a grant date fair value of $256,591, in each case, computed in accordance with ASC Topic 718, as described in Footnote 2 to this table.
(4)	Mr. Carty was elected to the Board of Directors and appointed to the Audit Committee effective December 13, 2015. Mr. Carty was granted an award of 1,918 RSUs on December 18, 2015 with a grant date fair value of $109,057 computed in accordance with ASC Topic 718, as described in Footnote 2 to this table. Mr. Carty’s cash earnings include pro-rated amounts for his service on the Audit Committee and on the Board of Directors commencing on December 13, 2015.
(5)	Ms. Craig’s cash earnings include pro-rated amounts for her service on the Audit Committee through August 31, 2015 and for her service on the Mergers and Acquisitions Committee and Board of Directors through her resignation from the Board of Directors on December 11, 2015.
(6)	Mr. Powell’s cash earnings include pro-rated amounts for his service as Chair of the Compensation and Corporate Governance Committee from April 8, 2015 and for his service on the Board of Directors and as Vice Chair of the Audit Committee through his resignation from the Board of Directors on December 11, 2015.
(7)	Mr. Sagan’s cash earnings include pro-rated amounts for his service as the Lead Director, commencing on February 27, 2015, on the Compensation and Corporate Governance Committee, commencing on April 8, 2015, on the Audit Committee, commencing on August 31, 2015, and as Chair of the Compensation and Corporate Governance Committee, commencing on December 13, 2015.
(8)	Mr. Strohm’s cash earnings include pro-rated amounts for his service as Chair of the Compensation and Corporate Governance Committee through April 8, 2015 and his service on the Mergers and Acquisitions Committee and on the Board of Directors through his resignation from the Board of Directors effective October 6, 2015.

The table below shows the aggregate numbers of unvested VMware stock awards and option awards outstanding for each non-employee director as of December 31, 2015.

Name	Unvested Restricted Stock Unit Awards	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable
Michael Brown	1,483	12,000	—
Donald Carty	1,918	—	—
Pamela Craig	—	—	—
John Egan	1,483	—	—
Paul Maritz	—	—	—
Dennis Powell	—	1,500	—
Paul Sagan	1,483	—	—
David Strohm	—	—	—
Joseph Tucci	—	—	—

REVIEW AND APPROVAL OF TRANSACTIONS WITH RELATED PERSONS

From time to time, we enter into transactions in which “related persons” (as defined in Item 404 of Regulation S-K adopted by the SEC under the federal securities laws) could be deemed to have a direct or indirect material interest. Related persons include our directors and executive officers, their immediate family members and stockholders beneficially owning more than five percent of either class of our common stock. We enter into these transactions in the ordinary course of business in connection with the design, development, marketing, sales and distribution of our products and in the administration and oversight of our business operations.

We have adopted a written policy and procedures for the review, approval and ratification of transactions involving related persons. We recognize that transactions with related persons may present potential or actual conflicts of interest or an appearance of impropriety. Additionally, these transactions must be fair to us in accordance with applicable Delaware corporate law. Accordingly, as a general matter, it is our policy to closely assess and evaluate transactions with related persons. During 2015, our policy provided that transactions with related persons were subject to review by our Audit Committee. In March 2016, we revised our policy so that transactions are reviewed by the Related Persons Transactions Committee.

The policy covers all transactions, arrangements or relationships (or any series of similar transactions, arrangements or relationships), in which we or any of our subsidiaries is or will be a participant, in which the amount involved exceeds $120,000 and in which any related person has or may have a direct or indirect material interest. An investor may obtain a written copy of this policy by sending a request to:

Legal Department of VMware, Inc.

3401 Hillview Avenue

Palo Alto, CA 94304

Additionally, ownership interests of our directors or officers in the common stock of EMC or service as both a director of EMC and VMware, or as a director of VMware and an officer or employee of EMC, could create, or appear to create, potential conflicts of interest when directors and officers are faced with decisions that could have different implications for us and EMC. In order to address potential conflicts of interest between us and EMC with respect to corporate opportunities, our certificate of incorporation contains provisions regulating and defining the conduct of our affairs as they may involve EMC and its officers and directors and our powers, rights, duties and liabilities and those of our officers, directors and stockholders in connection with our relationship with EMC. Our certificate of incorporation also contains provisions limiting the liability of our directors or officers who are also directors or officers of EMC in the event they learn of a transaction that may be a corporate opportunity for both us and EMC, provided they comply with the provisions set forth in our certificate of incorporation. For more information, see “Transactions with Related Persons—Our Relationship with EMC Corporation.”

TRANSACTIONS WITH RELATED PERSONS

Our Relationship with EMC Corporation

Prior to our IPO in August 2007, we operated as a wholly owned subsidiary of EMC. EMC continues to be our majority stockholder, and we are considered a “controlled company” under the NYSE Rules. EMC has the power, acting alone, to approve any action requiring a vote of the majority of our voting shares and to elect all our directors. In addition, until the first date on which EMC or its successor-in-interest ceases to beneficially own 20% or more of the outstanding shares of our common stock, the prior affirmative vote or written consent of EMC as the holder of our Class B common stock or its successor-in-interest will be required in order to authorize a number of significant actions.

As described in “Our Board of Directors and Nominees,” two members of our Board of Directors are executive officers of EMC or EMC subsidiaries. The Chairman of our Board, Joseph Tucci, is the Chairman and Chief Executive Officer of EMC and Paul Maritz is the Executive Chairman of Pivotal, a majority-owned subsidiary of EMC in which VMware has an ownership interest.

All references to EMC in Transactions with Related Persons are to EMC and its consolidated subsidiaries (including Pivotal and VCE Company LLC).

Overview

We operated as a wholly owned subsidiary of EMC from January 2004 to August 17, 2007, the closing date of our IPO. Subsequent to our IPO, we continue to be a majority owned and controlled subsidiary of EMC, our results of operations and financial position are consolidated with EMC’s financial statements, we continue to receive various administrative services from EMC, we have entered into agreements regarding EMC’s and our intellectual property and real estate, we and EMC sell goods and services as vendors to one another, EMC resells our products to third party customers and we and EMC resell each other’s services to third party customers. Additionally, in geographic areas where we have not established our own subsidiaries, we contract with EMC subsidiaries for support services and EMC employees who are managed by our personnel have provided services on our behalf. As described further below, our relationship with EMC includes the following aspects:

•	EMC is our controlling stockholder and, as such, has certain rights under our charter documents;

•	a master transaction agreement entered into with EMC in conjunction with our IPO, together with ancillary agreements, governs many aspects of our post-IPO business relationship with EMC;

•	we contract for certain services from EMC subsidiaries in geographic regions where we do not have legal entities established;

•	we transact ongoing business with EMC pursuant to certain ordinary course agreements, including agreements to collaborate on technology projects; and

•

from time to time, we engage in transactions with EMC to effect the sale or transfer of business assets, and we have also invested alongside EMC in certain private company equity financing and joint ventures.

As reported in our 2015 Annual Report on Form 10-K filed with the SEC on February 25, 2016, VMware and EMC engaged in the following transactions during 2015:

•

We incurred expenses of $100 million for costs incurred by EMC for our direct benefit, such as support in certain geographic regions and administrative costs. These costs include an estimated arm’s-length mark-up.

•

We recorded $26 million of interest expense related to promissory notes with EMC. The notes bear interest, payable quarterly in arrears, at the annual rate of 1.75%. For more information, see “Notes Payable to EMC” below.

•

We paid $144 million in income taxes to EMC for our portion of EMC’s consolidated federal income taxes, pursuant to our tax sharing agreement with EMC. The difference between income taxes calculated on a separate return basis and income taxes calculated within EMC’s consolidated, combined and unitary returns is presented as a component of our stockholders’ equity. The amount presented as a component of our stockholders’ equity from the tax sharing arrangement was recorded as an increase in stockholders’ equity of $13 million. For more information, see “Tax Sharing Agreement” below.

•	We recognized professional service revenues of $100 million for services that we provided to EMC customers.

•	We recognized revenues from products and services purchased by EMC for its internal use of $17 million.

•	We purchased and leased products and purchased services for a total of $63 million directly from EMC. We also purchased $36 million of EMC products through EMC channel partners.

•

We recognized agency fee revenues of $6 million pursuant to an ongoing distribution agreement where VMware acts as the selling agent for certain products and services of EMC in exchange for a customary fee.

•

Pursuant to a reseller arrangement with EMC, EMC bundles our products and services with EMC’s products and sells them to end users. In 2015, we recognized revenues of $301 million from products and services sold pursuant to our reseller arrangement with EMC.

•	Cash proceeds from the exercise of EMC options held by VMware employees paid to EMC were $3 million.

•	We incurred expenses of $5 million for services and support provided to us by EMC related to collaborative technology projects.

•

Effective September 1, 2012, Patrick Gelsinger was appointed Chief Executive Officer of VMware. Prior to joining VMware, Mr. Gelsinger was the President and Chief Operating Officer of EMC Information Infrastructure Products. Mr. Gelsinger retains certain of his EMC equity awards that were held as of September 1, 2012, and Mr. Gelsinger continues to vest in such awards. Stock-based compensation related to Mr. Gelsinger’s EMC awards are being recognized in VMware’s consolidated statements of income over the awards’ remaining requisite service periods.

•

Pursuant to an ongoing distribution agreement, VMware acts as the selling agent for certain products and services of Pivotal, a subsidiary of EMC, in exchange for an agency fee which totaled $6 million in 2015. Under this agreement, cash is collected from the end user by VMware and remitted to Pivotal, net of the contractual agency fee.

•	VMware provided various support services to Pivotal, a majority-owned subsidiary of EMC in which VMware has an ownership interest, of $4 million.

EMC as our Controlling Stockholder

As of the close of business on the Record Date, EMC owned approximately 81.0% of our common stock (approximately 34.7% of our Class A common stock and 100% of our Class B common stock) and controlled approximately 97.4% of the combined voting power of our common stock. For as long as EMC or its successor-in-interest continues to control more than 50% of the combined voting power of our common stock, EMC or its successor-in-interest will be able to direct the election of all the members of our Board of Directors and exercise control over our business and affairs, including any determinations with respect to mergers or other business combinations involving us, the acquisition or disposition of assets, the incurrence of indebtedness, the issuance of any additional common stock or other equity securities, and the payment of dividends with respect to our common stock. Similarly, EMC or its successor-in-interest will have the power to determine matters submitted to a vote of our stockholders without the consent of our other stockholders, will have the power to prevent a change in control of us and will have the power to take other actions that might be favorable to EMC or its successor-in-interest.

Certain of EMC’s rights as our majority stockholder arise from being the sole holder of our Class B common stock, which has certain voting rights greater than the voting rights of our Class A common stock. Holders of our Class B common stock are entitled to ten votes per share of Class B common stock on all matters except for the election of our Group II directors, in which case they are entitled to one vote per share, whereas holders of our Class A common stock are entitled to one vote per share of Class A common stock in all cases. The holders of Class B common stock, voting separately as a class, are entitled to elect 80% of the total number of directors on our Board of Directors that we would have if there were no vacancies on our Board of Directors at the time. These are our Group I directors. The holders of Class A common stock and the holders of Class B common stock, voting together as a single class, are entitled to elect our remaining directors, which at no time will be less than one director—our Group II director(s). Accordingly, the holders of our Class B common stock currently are entitled to elect 8 of our 9 directors. If EMC transfers shares of our Class B common stock to any party other than a successor-in-interest or a subsidiary of EMC (other than in a distribution to its stockholders under Section 355 of the Code, or in transfers following such a distribution), those shares will automatically convert into Class A common stock. For so long as EMC or its successor-in-interest beneficially owns shares of our common stock representing at least a majority of the votes entitled to be cast by the holders of outstanding voting stock, EMC will be able to elect all of the members of our Board of Directors.

Our certificate of incorporation also contains provisions that require that as long as EMC beneficially owns at least 20% or more of the outstanding shares of our common stock, the prior affirmative vote or written consent of EMC (or its successor-in-interest) as the holder of the Class B common stock is required (subject in each case to certain exceptions) in order to authorize us to:

•	consolidate or merge with any other entity;

•	acquire the stock or assets of another entity in excess of $100 million;

•	issue any stock or securities except to our subsidiaries or pursuant to our employee benefit plans;

•	establish the aggregate annual amount of shares we may issue in equity awards;

•	dissolve, liquidate or wind us up;

•	declare dividends on our stock;

•	enter into any exclusive or exclusionary arrangement with a third party involving, in whole or in part, products or services that are similar to EMC’s; or

•	amend, terminate or adopt any provision inconsistent with certain provisions of our certificate of incorporation or bylaws.

Beneficial ownership of at least 80% of the total voting power and value of our outstanding common stock is required in order for EMC to continue to include us in its consolidated group for federal income tax purposes (the “Consolidated Group”), and beneficial ownership of at least 80% of the total voting power is required in order for EMC to effect a tax-free spin-off of us or certain other tax-free transactions. We have been included in EMC’s consolidated group for U.S. federal income tax purposes. We have agreed that for so long as EMC or its successor-in-interest continues to own greater than 50% of the voting control of our outstanding common stock, we will not knowingly take or fail to take any action that could reasonably be expected to preclude EMC’s or its successor-in-interest’s ability to undertake a tax-free spin-off.

In order to address potential conflicts of interest between us and EMC with respect to corporate opportunities that are otherwise permitted to be undertaken by us, our certificate of incorporation contains provisions regulating and defining the conduct of our affairs as they may involve EMC and its officers and directors and our powers, rights, duties and liabilities and those of our officers, directors and stockholders in connection with our relationship with EMC. In general, these provisions recognize that, subject to the limitations related to our technology and product development and marketing activities, we and EMC may engage in the same or similar business activities and lines of business, may have an interest in the same areas of corporate opportunities and will continue to have contractual and business relations with each other. It is also contemplated that officers and directors of EMC may also serve as officers and directors of VMware and vice versa.

Our certificate of incorporation provides that, subject to the limitations related to our technology and product development and marketing activities, EMC will have no duty to refrain from:

•	engaging in the same or similar business activities or lines of business as we do;

•	doing business with any of our clients or customers; or

•	employing or otherwise engaging any of our officers or employees.

Our certificate of incorporation provides that if EMC acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both us and EMC, EMC will have no duty to communicate or present such corporate opportunity to us, and we will, to the fullest extent permitted by law, renounce any interest or expectancy in any such opportunity and waive any claim that such corporate opportunity be presented to us. EMC will have satisfied its fiduciary duty with respect to such a corporate opportunity and will not be liable to us or our stockholders for breach of any fiduciary duty as our stockholder by reason of the fact that EMC acquires or seeks the corporate opportunity for itself, directs that corporate opportunity to another person or does not present that corporate opportunity to us.

If one of our directors or officers who is also a director or officer of EMC learns of a potential transaction or matter that may be a corporate opportunity for both us and EMC and which may be properly pursued by us pursuant to the limitations related to our technology and product development and marketing activities, our certificate of incorporation provides that the director or officer will have satisfied his or her fiduciary duties to us and our stockholders, will not be liable for breach of fiduciary duties to us and our stockholders with respect to such corporate opportunity, and will be deemed not to have derived an improper personal economic gain from such corporate opportunity if the director or officer acts in good faith in a manner consistent with the following policy:

•

where an opportunity is offered to a VMware director (but not an officer) who is also a director or officer of EMC, VMware will be entitled to pursue such opportunity only when expressly offered to such individual solely in his or her capacity as a VMware director;

•

where an opportunity is offered to a VMware officer who is also an EMC officer, VMware will be entitled to pursue such opportunity only when expressly offered to such individual solely in his or her capacity as a VMware officer;

•

where an opportunity is offered to a VMware officer who is also a director (but not an officer) of EMC, VMware will be entitled to pursue such opportunity unless expressly offered to the individual solely in his or her capacity as an EMC director; and

•

where one of our officers or directors, who also serves as a director or officer of EMC, learns of a potential transaction or matter that may be a corporate opportunity for both us and EMC in any manner not addressed in the foregoing descriptions, such director or officer will have no duty to communicate or present that corporate opportunity to us and will not be liable to us or our stockholders for breach of fiduciary duty by reason of the fact that EMC pursues or acquires that corporate opportunity for itself.

The foregoing limitation of liability provisions are not intended to be an allocation of corporate opportunities between us and EMC. For purposes of our certificate of incorporation, “corporate opportunities” are limited to business opportunities permitted by the provisions related to our technology and product development and marketing activities and, subject to this limitation, include business opportunities which we are financially able to undertake, which are, from their nature, in our line of business, are of practical advantage to us and are ones in which we have an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of EMC or its officers or directors will be brought into conflict with our self-interest.

The corporate opportunity provisions in our certificate of incorporation will continue in effect until the later of (1) EMC or its successor-in-interest ceasing to beneficially own 20% or more of the outstanding shares of our common stock and (2) the date upon which no VMware officer or director is also an officer or director of EMC or its successor-in-interest. The vote of at least 80% of the votes entitled to be cast are required to amend, alter, change or repeal these corporate opportunity provisions.

Notes Payable to EMC

In connection with our acquisition of AirWatch, we and EMC entered into a note exchange agreement on January 21, 2014 providing for the issuance of three promissory notes in the aggregate principal amount of $1.5 billion. The total debt of $1.5 billion includes $450 million that was exchanged for the $450 million promissory note issued to EMC in April 2007, as amended and restated in June 2011. The three notes have the following maturity dates, at which times any remaining outstanding principal under the respective notes is due: $680 million due May 1, 2018, $550 million due May 1, 2020 and $270 million due December 1, 2022. The notes bear interest, payable quarterly in arrears, at the annual rate of 1.75%. VMware may repay the notes, without penalty or premium, at any time.

Master Transaction Agreement and Ancillary Agreements

At the time of our IPO, we and EMC entered into certain agreements governing various interim and ongoing relationships between us. These agreements include:

•	a master transaction agreement;

•	an administrative services agreement;

•	a tax sharing agreement;

•	an insurance matters agreement;

•	an intellectual property agreement; and

•	real estate agreements.

The agreements summarized below were filed as exhibits to the registration statement relating to our IPO. You are encouraged to read the full text of these material agreements. We entered into these agreements with EMC in the context of our relationship with EMC as our parent and controlling stockholder. The prices and other terms of these agreements were designed to be consistent with the requirements of Section 482 of the Code and related U.S. Treasury Regulations with respect to transactions between related parties.

Master Transaction Agreement

The master transaction agreement contains key provisions relating to our ongoing relationship with EMC. Unless otherwise required by the specific provisions of the agreement, the master transaction agreement will terminate on a date that is five years after the first date on which EMC ceases to own shares representing at least 20% of our common stock. The provisions of the master transaction agreement related to our cooperation with EMC in connection with future litigation will survive seven years after the termination of the agreement, and provisions related to confidential information and indemnification by us and EMC will survive indefinitely.

Registration Rights. Pursuant to the master transaction agreement, at the request of EMC, we will use our reasonable best efforts to register shares of our common stock that are held or subsequently acquired by EMC for public sale under the 1933 Securities Act, as amended (the “Securities Act”). EMC may request up to two registrations in any calendar year. We also provide EMC with “piggy-back” rights to include its shares in future registrations by us of our securities under the Securities Act. There is no limit on the number of these “piggy-back” registrations in which EMC may request its shares be included.

EMC may not transfer its registration rights other than to an affiliate. EMC’s registration rights will terminate on the earlier of the date on which EMC has sold or transferred all of its shares of our common stock deemed “restricted securities” or our common stock held by EMC may be sold without restriction pursuant to Rule 144 of the Securities Act.

We have agreed to cooperate in these registrations and related offerings. All expenses payable in connection with such registrations will be paid by us, including the fees and expenses of one firm of legal counsel chosen by EMC, except that EMC will pay all its own internal administrative costs and underwriting discounts and commissions applicable to the sale of its shares of our common stock.

Future Distributions. Additionally, we have agreed to cooperate, at our expense, with EMC to accomplish a distribution by EMC of our common stock, and we have agreed to promptly take any and all actions necessary or desirable to effect any such distribution. EMC will determine, in its sole discretion, whether such distribution shall occur, the date of the distribution and the form, structure, and all other terms of any transaction to effect the distribution. A distribution may not occur at all. At any time prior to completion of the distribution, EMC may decide to abandon the distribution, or may modify or change the terms of the distribution, which could have the effect of accelerating or delaying the timing of the distribution.

Anti-Dilution Option. Pursuant to the master transaction agreement, we have granted EMC a continuing right to purchase from us shares of Class A common stock and Class B common stock at fair market value as determined in accordance with the agreement in order to maintain EMC’s respective percentage ownership interests in our Class A common stock and Class B common stock following our IPO. This option may not be exercised by EMC in connection with any issuance by us of any shares pursuant to any stock option or other executive or employee compensation plan, except where such issuance would cause EMC’s percentage ownership of common stock to fall below 80.1%.

Restrictive Covenants. Under the master transaction agreement, we have agreed to obtain the consent of the holders of our Class B common stock prior to taking certain actions, including those set forth above as requiring approval under our certificate of incorporation.

Indemnification. The master transaction agreement provides for cross-indemnities that generally will place the financial responsibility on us and our subsidiaries for all liabilities associated with the current and historical VMware business and operations, and generally will place on EMC the financial responsibility for liabilities associated with all of EMC’s other current and historical businesses and operations, in each case regardless of the time those liabilities arise. The master transaction agreement also contains indemnification provisions under which we and EMC each indemnify the other with respect to breaches of the master transaction agreement or any intercompany agreement.

In addition to the general indemnification obligations described above relating to the current and historical VMware and EMC businesses and operations, we and EMC have agreed to cross-indemnify each other against liabilities arising from any misstatements or omissions in one another’s SEC filings and from information each of us provides to the other specifically for inclusion in the other party’s annual or quarterly reports, but only to the extent that the information pertains to the party providing the information or its business or to the extent the party filing the SEC report provides the party supplying the information with prior written notice that the information will be included in its annual or quarterly reports and the liability does not result from the action or inaction of the party filing the report.

Accounting Matters; Legal Policies. Under the master transaction agreement, we agreed to use our reasonable best efforts to use the same independent auditor selected by EMC and to maintain the same fiscal year as EMC until such time as EMC is no longer required to consolidate our results of operations and financial position (determined in accordance with GAAP consistently applied). We also agreed to use our reasonable best efforts to complete our audit and provide EMC with all financial and other information on a timely basis such that EMC may meet its deadlines for its filing annual and quarterly financial statements.

Additionally, for as long as EMC is providing us with legal services under the administrative services agreement, the master transaction agreement will require us to comply with all EMC policies and directives identified by EMC as critical to legal and regulatory compliance and to not adopt legal or regulatory policies or directives inconsistent with the policies identified by EMC.

Administrative Services Agreement

Under the administrative services agreement, EMC may provide us with services and resources, including tax, accounting, treasury, legal and human resources services. For such time as the administrative services agreement is in effect, EMC and VMware may agree on additional services to be included in the administrative services agreement. Under the agreement, EMC provides services to VMware with substantially the same degree of skill and care as such services are performed within EMC. In exchange for services rendered, we pay fees to EMC based on the number and total cost of the EMC employees required to provide services, or as may otherwise be agreed.

Following expiration of the initial term of the administrative services agreement on September 30, 2007, the administrative services agreement extends automatically for additional three-month terms unless terminated by one of the parties. VMware has the right to terminate any of the services provided by EMC under the administrative services agreement at any time upon 30-day prior written notice of termination to EMC.

Pursuant to the administrative services agreement, VMware is responsible for, and will indemnify EMC with respect to, VMware’s losses for property damage or personal injury in connection with the services provided, except to the extent that such losses are caused by the gross negligence, breach, bad faith or willful misconduct of EMC. Since December 31, 2008, we have provided most of the services subject to the administrative services agreement for ourselves. However, the agreement has not been terminated and remains in effect.

Tax Sharing Agreement

We have been included in the Consolidated Group as well as in certain consolidated, combined or unitary groups that include EMC or certain of its subsidiaries, or both (a “Combined Group”), for state and local income tax purposes. We entered into a new tax sharing agreement that became effective upon consummation of our IPO. Pursuant to the tax sharing agreement, we and EMC generally will make payments to each other such that, with respect to tax returns for any taxable period in which we or any of our subsidiaries are included in the Consolidated Group or any Combined Group, the amount of taxes to be paid by us is determined, subject to certain adjustments, as if we and our subsidiaries included in the Consolidated Group or Combined Group filed our own consolidated, combined or unitary tax return. EMC prepares pro forma tax returns for us with respect to any tax return filed with respect to the Consolidated Group or any Combined Group in order to determine the amount of tax sharing payments under the tax sharing agreement. We are responsible for any taxes with respect to tax returns that include only us and our subsidiaries. During the first quarter of 2011, we amended the tax sharing agreement to provide that intercompany payments due to one another under the tax sharing agreement would be made on a quarterly, rather than annual, basis.

EMC is primarily responsible for controlling and contesting any audit or other tax proceeding with respect to the Consolidated Group or any Combined Group. Disputes arising between the parties relating to matters covered by the tax sharing agreement are subject to resolution through specific dispute resolution provisions.

We are included in the Consolidated Group for periods in which EMC owned at least 80% of the total voting power and value of our outstanding stock. EMC, during any part of a consolidated return year, is liable for the tax on the consolidated return of such year, except for such taxes related to (i) our separate tax liability and (ii) our business and operations, of such year and for any subsequently determined deficiency thereon. Similarly, in some jurisdictions, each member of a consolidated, combined or unitary group for state, local or foreign income tax purposes is jointly and severally liable for the state, local or foreign income tax liability of each other member of the consolidated, combined or unitary group. Accordingly, although the tax sharing agreement allocates tax liabilities between us and EMC, for any period in which we were included in the Consolidated Group or a Combined Group, we could be liable in the event that any income tax liability was incurred, but not discharged, by any other member of the Consolidated Group or a Combined Group.

Our and EMC’s respective rights, responsibilities and obligations with respect to any possible spin-off of our stock to EMC stockholders are set forth in the tax sharing agreement. If EMC were to decide to pursue a possible spin-off, we have agreed to cooperate with EMC and to take any and all actions reasonably requested by EMC in connection with such a transaction. We have also agreed not to knowingly take or fail to take any actions that could reasonably be expected to preclude EMC’s ability to undertake a tax-free spin-off. In the event EMC completes a spin-off, we have agreed not to take certain actions, such as asset sales or contributions, mergers, stock issuances or stock sales within the two years following the spin-off without first obtaining the opinion of tax counsel or an Internal Revenue Service ruling to the effect that such actions will not result in the spin-off failing to qualify as a tax-free spin-off. In addition, we generally would be responsible for, among other things, any taxes resulting from the failure of a spin-off to qualify as a tax-free transaction to the extent such taxes are attributable to, or result from, any action or failure to act by us or certain transactions involving us following a spin-off and a percentage of such taxes to the extent such taxes are not attributable to, or do not result from, any action or failure to act by either us or EMC.

Insurance Matters Agreement

We also entered into an insurance matters agreement with EMC in conjunction with our IPO. Pursuant to the insurance matters agreement, EMC maintains insurance policies covering, and for the benefit of, us and our directors, officers and employees. The insurance policies maintained by EMC under the insurance matters agreement are comparable to those maintained by EMC and covering us prior to our IPO. Except to the extent that EMC allocates a portion of its insurance costs to us, we must reimburse EMC, as the case may be, for premium expenses, deductibles or retention amounts, and all other costs and expenses that EMC may incur in connection with the insurance coverage EMC maintains for us. We are responsible for any action against VMware in connection with EMC’s maintenance of insurance coverage for us, including as a result of the level or scope of any insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, or the adequacy or timeliness of any notice to an insurance carrier in connection with a claim or potential claim or otherwise, during the term of the insurance matters agreement, except to the extent that such action arises out of or is related to the breach by EMC of the insurance matters agreement or the related insurance policies, or the gross negligence, bad faith or willful misconduct of EMC in connection with the insurance matters agreement or the related insurance policies.

The term of the insurance matters agreement will expire on a date which is 45 days after the date upon which EMC owns shares of our common stock representing less than a majority of the votes entitled to be cast by all holders of our common stock. We may also unilaterally terminate this agreement upon convenience but are required to have replacement insurance in place at the time we choose to do so.

Intellectual Property Agreement

The terms of the intellectual property agreement formalize the relationship between us and EMC with respect to our use of certain EMC source code and associated intellectual property rights, as well as EMC’s use of certain VMware source code and associated intellectual property rights.

Under the terms of the intellectual property agreement, we and EMC fully release one another from claims resulting from any acts of infringement that might have occurred prior to the date our IPO was completed. Going forward, EMC will provide to us license rights under certain source code and associated intellectual property rights to design, develop, distribute, service and support our existing products, as well as any updates, upgrades and future versions of those products, and the implementation of interoperability between future VMware products and EMC products. These rights exclude our ability to use EMC’s intellectual property to create certain types of products.

We, in turn, will provide to EMC license rights under certain source code and associated intellectual property rights to design, develop, distribute, service and support EMC’s existing products, any updates, upgrades and future versions of those products, as well as EMC’s future products. These rights exclude the ability of EMC to use our intellectual property to create certain types of products. The scope of the patent rights we provide to EMC and the scope of products with which EMC may use our intellectual property rights will be initially narrowed at such time as EMC no longer owns 50% of our common stock, and further narrowed at such time as EMC no longer owns 20% of our common stock. The scope of products with which EMC may use our intellectual property rights will also be narrowed if there is a change in control of EMC at such time as EMC no longer owns 50% of our common stock. EMC will indemnify us for any losses arising out of any use by EMC of the intellectual property rights we provide to EMC under the intellectual property agreement, and we will indemnify EMC for any losses arising out of any use by us of the intellectual property rights EMC provides to us under the intellectual property agreement.

Real Estate Agreements

We entered into a real estate license agreement with EMC in conjunction with our IPO. The real estate license agreement governs the terms under which we may use the space we share, and will continue to share, with EMC at certain properties that EMC or VMware currently leases. The real estate license agreement did not materially change other arrangements we have with EMC related to shared space or the amounts we are charged for use of such space.

Stock-Based Compensation

VMware employees who continued to hold EMC stock options following our IPO continue to have their existing grants governed under EMC’s stock plans. Additionally, when employees transfer from EMC to VMware with outstanding EMC options and restricted stock awards at the date of transfer, the employees retain their EMC grants which continue to be governed under the EMC stock plan and vest during their employment at VMware. As of December 31, 2015, stock options for approximately 1.063 million shares of EMC stock (of which approximately 1.050 million were exercisable) and unvested restricted stock and restricted stock unit awards for approximately 170,709 shares of EMC stock were held by VMware employees.

Support from EMC Subsidiaries in Certain Geographic Regions

Prior to our IPO, we entered into several agreements with EMC with respect to international marketing, call center support, and research and development services. EMC has continued to provide these services to us following our IPO pursuant to these agreements and similar subsequent arrangements. We have also entered into various geographically specific marketing services agreements and other arrangements with certain of EMC’s subsidiaries. The terms of these agreements are substantially similar, and, under such agreements, the local EMC subsidiaries have agreed to provide us, upon our request, with services that include promoting our products, developing our customer base and acting as a liaison to certain customers. Under the provisions of the agreements, we are charged by such EMC subsidiaries for performing services under these agreements. The agreements are effective until terminated by either party upon 30-day written notice.

In certain geographic regions where we do not have an established legal entity, we contract with EMC subsidiaries for support services and EMC personnel who are managed by us. The costs incurred by EMC on our behalf related to these employees are passed on to us and we are charged a mark-up intended to approximate costs that would have been charged had we contracted for such services with an unrelated third party. These costs are included as expenses in our consolidated statements of income and primarily include salaries, benefits, travel and rent. EMC also incurs certain administrative costs on our behalf in the U.S. that are recorded as expenses in our consolidated statements of income. In 2015, VMware incurred $100 million for costs associated with EMC subsidiary support and administrative costs. This amount included costs associated with EMC subsidiaries and other administrative services provided to VMware.

Ongoing and Ordinary Course of Business Agreements

In 2015, we recognized revenues from various software licensing and support agreements with EMC covering the purchase of VMware products and services by EMC for its internal use. We also recognized professional service revenues for services VMware provided to EMC customers, revenues for products and services VMware sold pursuant to a reseller agreement with EMC, agency fee revenues pursuant to an ongoing distribution agreement with EMC and reimbursement for transition services VMware provided to Pivotal, an EMC subsidiary. Additionally, during 2015, pursuant to reseller arrangements between VMware and EMC, EMC entered into agreements with third party customers for their purchase of VMware products and professional services with an aggregate value of approximately $301 million.

VMware incurred expenses of approximately $63 million for the purchase and lease of products and purchase of services from EMC.

From time to time, we also enter into various licensing, technology and marketing agreements with EMC relating primarily to furthering the interoperability of our respective technologies. These agreements provide for deployment of internal resources of both companies. In 2015, we incurred expenses of $5 million for VMware’s portion of expenses related to collaborative technology projects. During 2015, we also increased joint marketing, sales, branding and product development efforts with EMC and other EMC companies, such as Pivotal, VCE and Virtustream, under the EMC Federation brand. We agreed to operational arrangements with EMC regarding sales incentives, joint development and marketing for Federation products and services valued at approximately $11.7 million.

Information about VMware’s revenues and receipts and unearned revenues from such arrangements with EMC for the years ended December 31, 2015 and 2014 consisted of the following (table in millions):

	Revenues and Receipts from EMC		Unearned Revenues from EMC
	For the Year Ended December 31,		As of December 31,
	2015 ($)	2014 ($)	2014 ($)	2014 ($)
Reseller revenues	301	205	292	290
Professional services revenues	100	85	3	9
Internal-use revenues	17	21	11	18
Collaborative technology project receipts	—	—	n/a	n/a
Agency fee revenues	6	5	—	—
Reimbursement for services to Pivotal	4	2	n/a	n/a

Co-Investments with EMC

From time to time, we engage in transactions with EMC to effect the sale or transfer of business assets and we have also invested alongside EMC in certain private company equity financing and joint ventures.

Joint Contribution of Assets with EMC to Pivotal

During 2013, VMware transferred certain assets and liabilities to Pivotal in exchange for an ownership interested in Pivotal. VMware contributed certain assets, including intellectual property, to Pivotal, and Pivotal assumed substantially all liabilities, related to certain of VMware’s Cloud Application Platform products and services.

As of December 31, 2015, VMware’s ownership interest in Pivotal was approximately 28%.

In addition, we and Pivotal entered into an agreement pursuant to which we will act as the selling agent for products and services VMware contributed to Pivotal in exchange for a fee. We also agreed to provide various support services to Pivotal.

Ongoing Business with Joint Venture of EMC

VMware holds an equity interest of 3% of VCE Company, LLC, an entity that is majority-owned by EMC. VMware’s ownership is in the form of non-voting, subordinated membership units which may be repurchased by EMC for a pre-defined amount. We have done business, and expect to continue to do business, with VCE, on an ordinary course, arm’s-length basis, on the same or similar terms as would be negotiated with unrelated third parties.

Other Transactions with Related Persons

A brother of Sanjay Poonen, VMware’s Executive Vice President, General Manager End-User Computing and Head of Global Marketing, was hired by VMware as a Director, Cloud Service Security on March 30, 2015. During 2015, Mr. Poonen’s brother earned $217,489 (including signing bonus, salary and annual bonus), which was commensurate with his level of experience and other employees having similar responsibilities. Mr. Poonen’s brother also received equity awards for restricted stock units with a value of $182,314 and which are subject to vesting over 4 years.

From time to time, we may purchase or sell goods and services in the ordinary course of business with financial institutions that beneficially own 5% or more of our Class A common stock. We have in the past done business, and expect to continue to do business, with entities affiliated with Prudential Financial, a financial institution that reported in public filings that they beneficially owned 5% or more of our Class A common stock during all or a portion of 2015, on a regular, arms-length basis, on the same or similar terms as would be negotiated with unrelated third parties.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material,” to be “filed” with the SEC or be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that VMware specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Audit Committee has reviewed and discussed with VMware’s management and PricewaterhouseCoopers LLP (“PwC”) the audited consolidated financial statements of VMware contained in VMware’s Annual Report on Form 10-K for the 2015 fiscal year. The Audit Committee has also discussed with PwC the matters required to be discussed by AS No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”).

The Audit Committee has received and reviewed the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence from VMware.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in VMware’s Annual Report on Form 10-K for its 2015 fiscal year for filing with the Securities and Exchange Commission.

SUBMITTED BY THE AUDIT COMMITTEE

Michael Brown, Chair

Donald Carty

Paul Sagan

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires VMware’s executive officers and directors, and persons who own more than 10% of the common stock, to file reports of ownership and changes in ownership with the SEC and the NYSE. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with all copies of Section 16(a) forms they file.

Based solely on our review of these forms and written representations from the officers and directors received by us, we believe that during the fiscal year ended December 31, 2015, all filing requirements were complied with in a timely fashion, except, due to an administrative error, with respect to Jonathan Chadwick, our then Chief Financial Officer, Chief Operating Officer and Executive Vice President. On November 1, 2015, Mr. Chadwick forfeited 1,032 shares for tax withholdings upon the vesting of an RSU award. A Form 4 reporting this transaction was filed on December 3, 2015.

10-K REPORT

A copy of VMware’s Annual Report on Form 10-K, including the financial statements and schedules thereto, required to be filed with the SEC for VMware’s most recently completed fiscal year, may be found on the Investor Relations page of our website at http://ir.vmware.com. In addition, VMware will provide each beneficial owner of its securities with a copy of the Annual Report on Form 10-K without charge, upon the written request of any such person. Such requests should be sent to Investor Relations, VMware, Inc., 3401 Hillview Avenue, Palo Alto, California 94304.

By order of the Board of Directors

/s/ S. Dawn Smith
S. DAWN SMITH
Senior Vice President, Chief Legal Counsel, Chief Compliance Officer and Secretary

Palo Alto, California

April 13, 2016

Appendix A: Reconciliation of GAAP to Non-GAAP Data

RECONCILIATION OF GAAP TO NON-GAAP OPERATING MARGIN

For the Year Ended December 31, 2015

(amounts in millions)

(unaudited)

	GAAP	Stock-Based Compensation	Employer Payroll Taxes on Employee Stock Transactions	Intangible Amortization	Realignment Charges	Acquisition and Other Related Items	GSA Settlement	Certain Litigation and Other Contingencies	Tax Adjustment(1)	Non-GAAP, as adjusted(2)
Revenues:
GSA settlement	$(76)	—	—	—	—	—	76	—	—	$—
Total revenues	$6,571	—	—	—	—	—	76	—	—	$6,647
Operating expenses:
Cost of license revenues	$186	(2)	—	(107)	—	—	—	—	—	$77
Cost of services revenues	$832	(44)	(1)	(3)	—	—	—	—	—	$784
Research and development	$1,300	(226)	(3)	—	—	—	—	—	—	$1,072
Sales and marketing	$2,267	(168)	(5)	(28)	—	—	—	—	—	$2,066
General and administrative	$766	(64)	(2)	(3)	—	(158)	6	(11)	—	$534
Realignment charges	$23	—	—	—	(23)	—	—	—	—	$—
Operating income	$1,197	504	11	141	23	158	70	11	—	$2,114
Operating margin(2)	18.2%	7.7%	0.2%	2.1%	0.4%	2.4%	1.1%	0.2%	—	31.8%
Other income (expense), net	$(7)	—	—	—	—	(1)	—	—	—	$(7)
Income before income taxes	$1,213	504	11	141	23	158	70	11	—	$2,130
Income tax provision	$216								181	$398
Tax rate(2)	17.8%									18.7%
Net income	$997	504	11	141	23	158	70	11	(181)	$1,732
Net income per weighted-average share, basic for Class A and Class B(2)(3)	$2.35	$1.19	$0.03	$0.33	$0.05	$0.37	$0.17	$0.03	$(0.43)	$4.09
Net income per weighted-average share, diluted for Class A and Class B(2)(4)	$2.34	$1.18	$0.03	$0.33	$0.05	$0.37	$0.16	$0.03	$(0.42)	$4.06

(1)	Non-GAAP financial information for the quarter is adjusted for a tax rate equal to our annual estimated tax rate on non-GAAP income. This rate is based on our estimated annual GAAP income tax rate forecast, adjusted to account for items excluded from GAAP income in calculating the non-GAAP financial measures presented above as well as significant tax adjustments. Our estimated tax rate on non-GAAP income is determined annually and may be adjusted during the year to take into account events or trends that we believe materially impact the estimated annual rate including, but not limited to, significant changes resulting from tax legislation, material changes in the geographic mix of revenues and expenses and other significant events. Due to the differences in the tax treatment of items excluded from non-GAAP earnings, as well as the methodology applied to our estimated annual tax rates as described above, our estimated tax rate on non-GAAP income may differ from our GAAP tax rate and from our actual tax liabilities.
(2)	Totals may not sum, due to rounding. Operating margin, tax rate and net income per weighted average share information are calculated based upon the respective underlying, non-rounded data.
(3)	Calculated based upon 424,003 basic weighted-average shares for Class A and Class B.
(4)	Calculated based upon 426,547 diluted weighted-average shares for Class A and Class B.

A-1

VMware, Inc.

RECONCILIATION OF GAAP TO NON-GAAP OPERATING MARGIN

For the Year Ended December 31, 2014

(amounts in millions)

(unaudited)

	GAAP	Stock-Based Compensation	Employer Payroll Taxes on Employee Stock Transactions	Intangible Amortization	Realignment Charges	Acquisition and Other Related Items	Certain Litigation and Other Contingencies	Tax Adjustment(1)	Non-GAAP, as adjusted(2)
Operating expenses:
Cost of license revenues	$192	(2)	—	(107)	—	—	—	—	$83
Cost of services revenues	$725	(42)	(1)	(3)	—	—	—	—	$679
Research and development	$1,239	(244)	(4)	—	—	—	—	—	$991
Sales and marketing	$2,141	(172)	(5)	(24)	—	—	—	—	$1,940
General and administrative	$695	(69)	(1)	(2)	—	(149)	(11)	—	$463
Realignment charges	$16	—	—	—	(16)	—	—	—	$—
Operating income	$1,027	529	11	136	16	149	11	—	$1,879
Operating margin(2)	17.0%	8.8%	0.2%	2.3%	0.3%	2.5%	0.2%	—	31.1%
Other income (expense), net	$7	—	—	—	—	(6)	—	—	$2
Income before income taxes	$1,048	529	11	136	16	143	11	—	$1,895
Income tax provision	$162							188	$351
Tax rate(2)	15.5%								18.5%
Net income	$886	529	11	136	16	143	11	(188)	$1,544
Net income per weighted-average share, basic for Class A and Class B(2)(3)	$2.06	$1.23	$0.03	$0.32	$0.04	$0.33	$0.02	$(0.44)	$3.59
Net income per weighted-average share, diluted for Class A and Class B(2)(4)	$2.04	$1.22	$0.03	$0.31	$0.04	$0.33	$0.02	$(0.43)	$3.56

(1)	Non-GAAP financial information for the quarter is adjusted for a tax rate equal to our annual estimated tax rate on non-GAAP income. This rate is based on our estimated annual GAAP income tax rate forecast, adjusted to account for items excluded from GAAP income in calculating the non-GAAP financial measures presented above as well as significant tax adjustments. Our estimated tax rate on non-GAAP income is determined annually and may be adjusted during the year to take into account events or trends that we believe materially impact the estimated annual rate including, but not limited to, significant changes resulting from tax legislation, material changes in the geographic mix of revenues and expenses and other significant events. Due to the differences in the tax treatment of items excluded from non-GAAP earnings, as well as the methodology applied to our estimated annual tax rates as described above, our estimated tax rate on non-GAAP income may differ from our GAAP tax rate and from our actual tax liabilities.
(2)	Totals may not sum, due to rounding. Operating margin, tax rate and net income per weighted average share information are calculated based upon the respective underlying, non-rounded data.
(3)	Calculated based upon 430,355 basic weighted-average shares for Class A and Class B.
(4)	Calculated based upon 434,513 diluted weighted-average shares for Class A and Class B.

A-2

vmware® VMWARE, INC. 3401 Hillview Ave Palo Alto, CA 94304 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR proposals 2. and 3. For Against Abstain 2. To approve, on an advisory basis, the compensation of VMware’s named executive officers as described in VMware’s Proxy Statement. 3. To ratify the selection by the Audit Committee of VMware’s Board of Directors of PricewaterhouseCoopers LLP as VMware’s independent auditor for the fiscal year ending December 31, 2016. NOTE: The proposals to be voted on may also include such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com . ANNUAL MEETING OF STOCKHOLDERS, MAY 26, 2016 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS The undersigned hereby appoints Zane Rowe, VMware’s Chief Financial Officer and Executive Vice President, and S. Dawn Smith, VMware’s Senior Vice President, Chief Legal Officer, Chief Compliance Officer and Secretary, and each of them, as proxies, each with full power of substitution, to represent and to vote at the Annual Meeting of Stockholders of VMware, Inc., a Delaware corporation, to be held on May 26, 2016, at 9:00 a.m., Pacific time, at VMware’s offices at 3425 Hillview Ave, Palo Alto, California 94304 and at any adjournments thereof, all the shares of Class A common stock, par value $.01 per share, of VMware that the undersigned would be entitled to vote if personally present. The undersigned instructs such proxies or their substitutes to act on the following matters as specified by the undersigned, and to vote in such manner as such proxies or their substitutes may determine on any other matters that may properly come before the meeting. THE PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED. IF NO CHOICE IS SPECIFIED, THEN THIS PROXY WILL BE VOTED “FOR” NAMED EXECUTIVE OFFICER COMPENSATION AS DESCRIBED IN VMWARE’S PROXY STATEMENT (PROPOSAL 2) AND “FOR” RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS VMWARE’S INDEPENDENT AUDITORS FOR 2016 (PROPOSAL 3) IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS THEREOF. PLEASE MARK, DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. Continued on reverse side